As filed with the Securities and Exchange Commission on February 18, 2020
Registration No. 333-236314

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The First Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Mississippi (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	64-0862173 (I.R.S. Employer Identification No.)
6480 U.S. Hwy. 98 West, Suite A
Hattiesburg, Mississippi 39402
(601) 268-8998
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Donna T. (Dee Dee) Lowery
Chief Financial Officer
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Mark C. Kanaly William W. Hooper Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	James W. Stevens Brad R. Resweber Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 3000 Atlanta, Georgia 30308 (404) 885-3000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and is subject to change. The First Bancshares, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED FEBRUARY 18, 2020
Proxy Statement/Prospectus

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Southwest Georgia Financial Corporation:
The boards of directors of The First Bancshares, Inc., or First Bancshares, and Southwest Georgia Financial Corporation, or SGB, have each unanimously approved the acquisition of SGB by First Bancshares. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of December 18, 2019, which we refer to as the merger agreement, by and between First Bancshares and SGB, whereby SGB will be merged with and into First Bancshares, which we refer to as the merger. Immediately following the merger of SGB with and into First Bancshares, Southwest Georgia Bank, a wholly owned bank subsidiary of SGB, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, A National Banking Association, or The First, with The First as the surviving bank, which we refer to as the bank merger.
If the merger is completed, each share of SGB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00, or the exchange ratio, of a share of First Bancshares common stock, which we refer to as the merger consideration.
Although the number of shares of First Bancshares common stock that SGB shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of First Bancshares common stock and will not be known at the time SGB shareholders vote on the merger. First Bancshares common stock is currently quoted on the NASDAQ Global Market. On December 17, 2019, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of First Bancshares common stock of  $34.50 per share, the exchange ratio represented $34.50 in value for each share of SGB common stock to be converted into First Bancshares common stock. Based on the most recent reported closing sale price of First Bancshares common stock on February 14, 2020 of  $34.88 per share, the exchange ratio represented $34.88 in value for each share of SGB common stock to be converted into First Bancshares common stock. Based on the exchange ratio and the number of shares of SGB common stock outstanding, the maximum number of shares of First Bancshares common stock offered by First Bancshares and issuable in the merger is 2,548,510. We urge you to obtain current market quotations for the price of First Bancshares common stock (trading symbol “FBMS”) and SGB common stock (trading symbol “SGB”).
SGB will hold a special meeting of its shareholders, referred to as the SGB special meeting, where SGB shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement, (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that DeWitt Drew may receive in connection with merger pursuant to the termination of his existing agreement with SGB (which we refer to as the compensation proposal) and (3) a proposal to adjourn the SGB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
The SGB special meeting will be held at SGB’s office located at Southwest Georgia Bank Administrative Services Building, located at 205 Second Street, S.E., Moultrie, Georgia 31768, on March 27, 2020, at 10:00 a.m., Eastern Time, subject to any adjournment or postponement thereof.
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, a U.S. holder (as defined below) that exchanges its shares of SGB common stock solely for shares of First Bancshares common stock pursuant to the merger generally will not recognize any gain or loss upon the exchange of shares of SGB common stock for shares of First Bancshares common stock.
Your vote is important. Completion of the merger is subject to the approval of the merger agreement by the shareholders of SGB. Regardless of whether or not you plan to attend the SGB special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to approve the merger agreement, “FOR” the compensation proposal and “FOR” the proposal to adjourn the SGB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement. The failure to vote by submitting your proxy or attending the special meeting and voting in person will have the same effect as a vote against approval of the merger agreement. Submitting a proxy now will not prevent you from being able to vote in person at the SGB special meeting. If you hold your shares in “street name,” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.
The board of directors of SGB has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the shareholders of SGB, has unanimously approved the merger agreement and the merger and unanimously recommends that the shareholders of SGB vote “FOR” the proposal to approve the merger agreement, “FOR” the compensation proposal and “FOR” the proposal to adjourn the SGB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This proxy statement/prospectus describes the SGB special meeting, the merger, the merger agreement, other documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 21, for a discussion of the risks relating to the proposed merger and owning First Bancshares common stock after the merger. You also can obtain information about First Bancshares and SGB from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.
If you have any questions concerning the merger, please contact DeWitt Drew, President and Chief Executive Officer, at (229) 985-1120. We look forward to seeing you at the meeting.
By order of the Board of Directors,
DeWitt Drew
President and Chief Executive Officer
Southwest Georgia Financial Corporation
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First Bancshares or SGB, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is February 18, 2020, and it is first being mailed or otherwise delivered to the SGB shareholders on or about February 21, 2020.

SOUTHWEST GEORGIA FINANCIAL CORPORATION
P.O. Box 3488
201 First Street, S.E.
Moultrie, Georgia 31768

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on March 27, 2020
To the Shareholders of Southwest Georgia Financial Corporation:
A special meeting of the shareholders of Southwest Georgia Financial Corporation, or SGB, will be held at the Southwest Georgia Bank Administrative Services Building, located at 205 Second Street, S.E., Moultrie, Georgia 31768, at 10:00 a.m., Eastern Time, subject to any adjournment or postponement thereof, for the following purposes:
1.
To consider and vote upon a proposal, which we refer to as the merger proposal, to approve the Agreement and Plan of Merger, dated as of December 18, 2019, which we refer to as the merger agreement, by and between SGB and The First Bancshares, Inc., or First Bancshares, which provides for the merger of SGB with and into First Bancshares with First Bancshares as the surviving company, which is referred to herein as the merger;

2.
To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation that SGB’s named executive officers may receive in connection with the merger from SGB, which we refer to as the compensation proposal; and

3.
To consider and vote upon a proposal to adjourn the special meeting, referred to herein as the SGB special meeting, to a later date or dates if the board of directors of SGB determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the SGB special meeting to approve the merger, which we refer to as the adjournment proposal.

No other business may be conducted at the SGB special meeting. All holders of shares of common stock of SGB of record as of the close of business as of 5:00 p.m., Eastern Time, on February 12, 2020 will be entitled to notice of and to vote at the SGB special meeting and any adjournments thereof. The SGB special meeting may be adjourned from time to time upon approval of holders of SGB common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.
If you have any questions concerning the merger agreement, the merger, the SGB special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of SGB common stock, please contact DeWitt Drew, President and Chief Executive Officer, at (229) 985-1120.
By Order of the Board of Directors,
DeWitt Drew
President and Chief Executive Officer
Moultrie, Georgia
February 18, 2020
The SGB board of directors unanimously recommends that holders of SGB common stock entitled to vote at the SGB special meeting vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your Vote is Very Important
A proxy card is enclosed. Whether or not you plan to attend the SGB special meeting, if you are a holder of shares of SGB common stock, please vote by completing, signing and dating the proxy card and promptly mailing it in the enclosed envelope. You may also vote via the Internet or telephone by following the instructions on the proxy card. You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it is exercised. If you are a holder of shares of SGB common stock and attend the SGB special meeting, you may vote in person if you desire, even if you have previously returned your proxy card.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about First Bancshares and SGB from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Bancshares and SGB at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting First Bancshares or SGB at the contact information set forth below:
The First Bancshares, Inc. 6480 U.S. Hwy, 98 West Hattiesburg, Mississippi 39402 Attention: Secretary Telephone: (601) 268-8998	Southwest Georgia Financial Corporation P.O. Box 3488 Moultrie, Georgia 31776-3488 Attention: Steve Johnson, Vice President and Secretary Telephone: (229) 985-1120
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or March 20, 2020.
You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated February 18, 2020, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document. Neither the mailing of this document to SGB shareholders nor the issuance by First Bancshares of shares of First Bancshares common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding SGB has been provided by SGB and information contained in this document regarding First Bancshares has been provided by First Bancshares. See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to some questions that SGB shareholders may have regarding the proposed transaction between First Bancshares and SGB and the proposals being considered at the SGB special meeting. First Bancshares and SGB urge you to read carefully this entire proxy statement/prospectus, including the annexes, and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.
Unless the context otherwise requires, references in this proxy statement/prospectus to: (1) “First Bancshares” refer to The First Bancshares, Inc., a Mississippi corporation, and its affiliates; (2) “The First” refer to The First, A National Banking Association, a national banking association and the wholly owned bank subsidiary of First Bancshares; (3) “SGB” refer to Southwest Georgia Financial Corporation, a Georgia corporation, and its affiliates; and (4) “Southwest Georgia Bank” refer to Southwest Georgia Bank, a Georgia state-chartered bank and the wholly owned bank subsidiary of SGB.
Q:
Why am I receiving this proxy statement/prospectus?

A:
First Bancshares and SGB have entered into an Agreement and Plan of Merger, dated as of December 18, 2019, which we refer to as the merger agreement. Pursuant to the merger agreement, SGB will merge with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Southwest Georgia Bank, a wholly owned bank subsidiary of SGB, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, with The First as the surviving bank, which we refer to as the bank merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the majority of the outstanding shares of SGB common stock entitled to vote at the SGB special meeting vote in favor of the proposal to approve the merger agreement, which we refer to as the merger proposal.
SGB is also soliciting proxies from its shareholders with respect to a proposal to approve, on an advisory (non-binding) basis, the compensation that SGB’s named executive officers may receive in connection with the merger.
In addition, SGB is soliciting proxies from its shareholders with respect to a proposal to approve one or more adjournments of the SGB special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the merger proposal, which we refer to as the adjournment proposal.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the SGB special meeting, and you should read it carefully. This is a proxy statement/prospectus because (1) SGB is soliciting proxies from the SGB shareholders and the proxy statement provides important information about the SGB special meeting to vote on the merger proposal, the compensation proposal and the adjournment proposal, and (2) First Bancshares will issue shares of First Bancshares common stock to holders of SGB common stock in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow SGB shareholders to authorize a proxy to vote their shares without attending the SGB special meeting.
Your vote is important. We encourage you to authorize your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, each share of SGB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00, or the exchange ratio, share of First Bancshares common stock. To the extent that any shares of SGB common stock are subject to vesting restrictions, the same terms and conditions currently applicable to such shares of SGB common stock will continue to apply to the converted shares First Bancshares common stock received in connection with the merger, with certain exceptions where the holder of the shares of restricted stock is terminated as an employee of First Bancshares within one year of the completion of the merger (other than for cause, death, disability, normal retirement or voluntary resignation), in which case the converted restricted shares shall immediately vest upon such termination.
SGB may terminate the merger agreement if  (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.86, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $33.58) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $108.51); provided, however, that First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of merger agreement.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. The value of the merger consideration may fluctuate based upon the market value for First Bancshares common stock between the date of this proxy statement/prospectus and the completion of the merger. SGB shareholders will receive 1.00 share of First Bancshares common stock for each share of SGB common stock they hold. Any fluctuation in the market price of First Bancshares common stock after the date of this proxy statement/prospectus will change the value of the shares of First Bancshares common stock that SGB shareholders may receive.

Q:
How does SGB’s board of directors recommend that I vote at the special meeting?

A:
SGB’s board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:
When and where is the SGB special meeting?

A:
The SGB special meeting will be held at the Southwest Georgia Bank Administrative Services Building, located at 205 Second Street, S.E., Moultrie, Georgia 31768, on March 27, 2020, at 10:00 a.m., Eastern Time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card so that your shares are represented and voted at the SGB special meeting. If you are a registered shareholder, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you are a registered shareholder, you may also vote via the Internet or telephone by following the instructions on the proxy card. If you hold your shares in “street name”, through a bank, broker or other holder of record, you must direct your bank, broker or other holder of record how to vote in accordance with the instructions you have received from your bank, broker or other holder of record. A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee who desires to attend the SGB special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker. Submitting your proxy by mail, voting via the Internet or telephone or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the SGB special meeting. Your proxy card must be received prior to the special meeting on March 27, 2020, in order to be counted.

Q:
What constitutes a quorum for the SGB special meeting?

A:
Holders representing at least a majority of the issued and outstanding shares of SGB common stock entitled to vote at the SGB special meeting must be present, in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the SGB special meeting will be postponed until the holders of the number of shares of SGB common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of SGB common stock will be counted for purposes of determining whether a quorum is present at the SGB special meeting. If additional votes must be solicited to approve the merger proposal, it is expected that the SGB special meeting will be adjourned to solicit additional proxies.
Q:
What is the vote required to approve each proposal?

A:
The merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of SGB common stock entitled to vote at the SGB special meeting. The compensation proposal requires the affirmative vote of a majority of votes cast on the matter. The adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter.

Q:
What would happen if the adjournment proposal does not get approved by SGB shareholders?

A:
The completion of the merger is not conditioned upon shareholder approval of the adjournment proposal. If a quorum is present at the SGB special meeting and the adjournment proposal is not approved and there are not sufficient votes at the time of the SGB special meeting to approve the merger proposal, then the SGB board of directors will not have the ability to adjourn to solicit additional votes and the merger proposal will not be approved.

Q:
Who may solicit proxies on SGB’s behalf?

A:
In addition to solicitation of proxies by SGB by mail, proxies may also be solicited by SGB’s directors and employees personally, and by telephone, facsimile or other means.

SGB has also made arrangements with Alliance Advisors to assist it in soliciting proxies. For more information on solicitation of proxies in connection with the SGB special meeting, see “SGB Special Meeting — Solicitation of Proxies” beginning on page 32.
Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for SGB to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the merger proposal. The merger proposal must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of SGB common stock. SGB’s board of directors unanimously recommends that you vote “FOR” the merger proposal.

Q:
How many votes do I have?

A:
SGB shareholders are entitled to one vote on each proposal to be considered at the special meeting for each share of SGB common stock owned as of the close of business February 12, 2020, which is the record date for the SGB special meeting.

Q:
If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker, or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Under the rules of the NYSE American Stock Exchange, if your bank or broker holds your shares (i.e., in “street name”) and delivers this proxy statement/prospectus to you, the bank or broker generally has authority to vote the shares on “routine” matters, even if the broker does not receive instructions from you. However, here, all of the proposals are matters we believe will be considered “non-routine”; therefore, the bank or broker is not entitled to vote your shares without instructions. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in “street name” by returning a proxy card directly to SGB, or by voting in person at the SGB special meeting, unless you provide a legal proxy, which you must obtain from your broker, bank, or other holder of record. If you are a SGB “street name” shareholder, failure to instruct your bank, broker, or other holder of record how to vote will have the same effect as a vote “AGAINST” the merger proposal.
Q:
How do I vote?

A:
If you are a shareholder of record, you may have your shares of SGB common stock voted on the matters to be presented at the SGB special meeting in any of the following ways:

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

•
You may vote by telephone.   If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included with the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

•
You may vote on the Internet.   If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included with the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

•
You may vote in person at the meeting.   You may vote by attending the special meeting and casting your vote in person.

If you are a beneficial owner (i.e., your shares are held in “street name”), please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.
Q:
Do SGB directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the SGB board of directors with respect to the merger agreement, you should be aware that SGB’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of SGB’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of SGB’s shareholders include but are not limited to the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement, conversion of restricted stock awards issued to executive officers and directors, cash payments to be made to one executive officer and a new employment agreement between one executive officer and The First. See “The Merger — Interests of SGB Directors and Executive Officers in the Merger” for a more detailed description of the interests.

Q:
What if I abstain from voting, fail to authorize a proxy or fail to vote in person?

A:
If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy or fail to vote in person at the SGB special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the merger proposal and no effect on the compensation proposal or the adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All SGB shareholders as of the record date, including shareholders of record and shareholders who hold their shares through any other holder of record, are invited to attend the SGB special meeting. Holders of record of SGB common stock can vote in person at the SGB special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the SGB special meeting. If you plan to attend the SGB special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. SGB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the SGB special meeting is prohibited without express written consent. Even if you plan to attend the special meeting, SGB encourages you to vote by proxy through the mail so your vote will be counted if you later decide not to attend the special meeting.
Q:
Can I change my vote?

A:
Yes. If you are a holder of record of SGB common stock, you may revoke your proxy at any time prior to the SGB special meeting by: (1) delivering written notice of revocation to Steve Johnson, Vice President and Secretary, Southwest Georgia Financial Corporation, P.O. Box 3488, Moultrie, Georgia 31776-3488, (2) by returning a duly executed proxy card bearing a later date than the date with which your original proxy card was dated, (3) voting by telephone or on the Internet (your latest telephone or Internet vote will be counted) or (4) by attending the SGB special meeting and voting in person. Your attendance at the SGB special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot in person at the special meeting or deliver a written revocation to the SGB Corporate Secretary prior to the voting of such proxy. If your shares are held in “street name”, you must contact your bank, broker or other nominee and follow its procedures for changing your vote.

Q:
Will SGB be required to submit the merger proposal to its shareholders even if SGB’s board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the SGB special meeting, SGB is required to submit the merger proposal to its shareholders even if SGB’s board of directors has withdrawn, modified or qualified its recommendation.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of SGB common stock?

A:
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the merger agreement will constitute a “plan or reorganization” as such term is used in Sections 354 and 361 of the Code. Accordingly, a U.S. holder (as defined below) of SGB common stock that receives only shares of First Bancshares common stock in the merger generally will not recognize gain or loss on the exchange of such holder’s SGB common stock. However, holders of SGB common stock will recognize gain or loss on any cash received in lieu of a fractional share of First Bancshares common stock.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences.”
The U.S. federal income tax consequences described above may not apply to all holders of SGB common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:
Are SGB shareholders entitled to exercise dissenters’ rights?

A:
No. Holders of record of SGB common stock are not entitled to exercise dissenters’ rights in connection with the merger. For further information, see “The Merger — Dissenters’ Rights.”

Q:
Should I send my SGB stock certificates with my proxy card for the SGB special meeting?

A:
No. You should NOT send your SGB stock certificates with your proxy card. First Bancshares, through its appointed exchange agent, will send SGB shareholders separate instructions for exchanging SGB stock certificates and SGB common stock held in book-entry form for the merger consideration.

Q:
What should I do if I hold my shares of SGB common stock in book-entry form?

A:
You are not required to take any specific actions to exchange your shares of SGB common stock if your shares are held in book-entry form. After the completion of the merger, shares of SGB common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of First Bancshares common stock in book-entry form, and any cash to be paid in lieu of fractional shares in the merger.

Q:
How do I vote if I own shares through the Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation?

A:
Participants in the Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation as of the record date of the SGB special meeting have the right to participate in directing the voting of SGB common stock held in their plan accounts as of that date, but do not have the right to vote those shares personally at the SGB special meeting. Such participants should refer to the voting instructions provided by the plan fiduciaries for information on how to direct the voting of such shares.

Q:
What happens if I sell or transfer ownership of shares of SGB common stock after the record date for the SGB special meeting?

A:
The record date for the SGB special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of SGB common stock after the record date for the SGB special meeting, but prior to completion of the merger, you will retain the right to vote at the SGB special meeting, but the right to receive the merger consideration will transfer with the shares of SGB common stock.

Q:
Whom may I contact if I cannot locate my SGB stock certificate(s)?

A:
If you are unable to locate your original SGB stock certificate(s), you should contact Steve Johnson, Vice President and Secretary at (229) 985-1120. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as First Bancshares or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
When do you expect to complete the merger?

A:
First Bancshares and SGB expect to complete the merger in the second quarter of 2020. However, neither First Bancshares nor SGB can assure you when or if the merger will occur. First Bancshares and SGB must first obtain the approval of SGB shareholders for the merger proposal, as well as the necessary regulatory approvals.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of SGB common stock will not receive any consideration for their shares of SGB common stock that otherwise would have been received in connection with the merger. Instead, SGB will remain an independent public company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of SGB common stock.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger agreement, the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of SGB common stock, please contact Steve Johnson, Vice President and Secretary at (229) 985-1120. You may also contact SGB’s proxy solicitor, Alliance Advisors toll-free at (800) 574-6108.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page 78)
The First Bancshares, Inc.
6480 U.S. Hwy, 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered financial holding company. As of September 30, 2019, First Bancshares had consolidated assets of approximately $3.5 billion, loans of  $2.3 billion, deposits of  $2.7 billion, and shareholders’ equity of  $478 million. As of September 30, 2019, First Bancshares operated 68 full service branches, one limited service drive-in facility, and three limited service administration offices in Mississippi, Alabama, Louisiana, Georgia and Florida. The First’s deposits are insured by the FDIC.
On October 31, 2019, First Bancshares completed its acquisition of First Florida Bancorp, Inc., or FFB, the holding company for First Florida Bank. Pursuant to the merger agreement, each share of FFB common stock was converted into the right to receive (i) $5.20 in cash and (ii) 0.257 of a share of First Bancshares common stock. As a result of the FFB acquisition, First Bancshares, as of November 1, 2019, had approximately $4.0 billion in total assets, $2.6 billion in total loans, $3.2 billion in total deposits and $535.9 million in shareholders’ equity. The First also has 78 locations across Mississippi, Louisiana, Alabama, Florida and Georgia as of November 1, 2019.
Additional information about First Bancshares and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”
Southwest Georgia Financial Corporation
201 First Street, S.E.
Moultrie, Georgia 31768
(229) 985-1120
SGB is a Georgia bank holding company organized in 1980, which, in 1981, acquired 100% of the outstanding shares of Southwest Georgia Bank. The Bank commenced operations as Moultrie National Bank in 1928. SGB’s results of operations are primarily dependent on the results of Southwest Georgia Bank. SGB is a registered bank holding company and, pursuant to the provisions of the Bank Holding Company Act, is subject to examination and comprehensive regulation by the FRB. As of September 30, 2019, SGB had consolidated total assets of  $548 million, loans of  $395 million, deposits of  $466 million and shareholders’ equity of  $48.0 million. Both SGB and Southwest Georgia Bank maintain their headquarters in Moultrie, Georgia.
Additional information about SGB and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”
The Merger
The Merger Agreement (page 60)
First Bancshares and SGB entered into an Agreement and Plan of Merger, dated as of December 18, 2019, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The Merger (page 34)
Pursuant to the merger agreement, SGB will merge with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Southwest Georgia Bank, a wholly owned banking subsidiary of SGB, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, with The First as the surviving bank, which we refer to as the bank merger.
Merger Consideration (page 61)
If the merger is completed, each share of SGB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00, or the exchange ratio, share of First Bancshares common stock.
To the extent that any shares of SGB common stock are subject to vesting restrictions, the same terms and conditions currently applicable to such shares of SGB common stock will continue to apply to the converted shares First Bancshares common stock received in connection with the merger, with certain exceptions where the holder of the shares of restricted stock is terminated as an employee of First Bancshares within one year of the completion of the merger (other than for cause, death, disability, normal retirement or voluntary resignation).
On December 17, 2019, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of First Bancshares common stock of  $34.50 per share, the exchange ratio represented $34.50 in value for each share of SGB common stock to be converted into First Bancshares common stock. Based on the most recent reported closing sale price of First Bancshares common stock on February 14, 2020 of  $34.88 per share, the exchange ratio represented $34.88 value for each share of SGB common stock to be converted into First Bancshares common stock. Based on the exchange ratio and the number of shares of SGB common stock outstanding, the maximum number of shares of First Bancshares common stock offered by First Bancshares and issuable in the merger is 2,548,510. We urge you to obtain current market quotations for the price of First Bancshares common stock (trading symbol “FBMS”) and SGB common stock (trading symbol “SGB”).
SGB may terminate the merger agreement if  (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.86, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $33.58) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $108.51); provided, however, that First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of merger agreement.
Procedures for Converting Shares of SGB Common Stock into Merger Consideration (page 61)
Promptly after the effective time of the merger, First Bancshares’ exchange agent will mail to each holder of record of SGB common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s SGB stock certificate(s) for the merger consideration (including cash in lieu of any fractional SGB shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Ancillary Agreements
Voting Agreements (page 76)
As a condition to First Bancshares entering into the merger agreement, all directors of SGB and Southwest Georgia Bank who have voting power over shares of SGB common stock entered into voting agreements in the form attached as Exhibit A to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed, among other things, to vote the shares of SGB common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of SGB in the merger agreement.
Non-Competition and Non-Disclosure Agreements (page 76)
In addition, as a condition to First Bancshares entering into the merger agreement, each director of SGB and Southwest Georgia Bank, other than Mr. Drew, entered into non-competition and non-disclosure agreements with First Bancshares in the form attached as Exhibit C to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of SGB for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with First Bancshares, including not soliciting employees and customers of SGB, and (3) for a period of two years following the closing of the merger, not serve as a director or management official of another financial institution in the counties in Georgia in which Southwest Georgia Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.
Claims Letters (page 77)
At the time of the execution of the merger agreement, each director of SGB and Southwest Georgia Bank executed a letter agreement with First Bancshares in the form attached as Exhibit D to the merger agreement attached as Annex A to this document, pursuant to which each such director released and discharged, effective upon the consummation of the merger, SGB and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including First Bancshares and The First), from any and all liabilities or claims that the director has or claims to have as of the effective time of the merger, with certain exceptions.
Risk Factors Related to the Merger (page 25)
Before voting at the SGB special meeting, you should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus.
The SGB Special Meeting (page 28)
The special meeting of SGB shareholders will be held on March 27, 2020, at 10:00 a.m., Eastern Time, at the Southwest Georgia Bank Administrative Services Building, located at 205 Second Street, S.E., Moultrie, Georgia 31768. At the special meeting, SGB shareholders will be asked to:
•
approve the merger proposal;

•
approve the compensation proposal; and

•
approve the adjournment proposal.

Only holders of record at the close of business on February 12, 2020, the SGB record date, will be entitled to vote at the SGB special meeting. Each outstanding share of SGB common stock is entitled to one vote on each proposal to be considered at the SGB special meeting. As of the SGB record date, there were 2,548,510 shares of SGB common stock entitled to vote at the SGB special meeting. All directors of SGB and Southwest Georgia Bank have entered into voting agreements with First Bancshares, pursuant to which they have agreed, solely in their capacity as SGB shareholders, to vote all of their shares of SGB common stock in favor of the proposals to be presented at the SGB special meeting. As of the SGB record date, the directors who are parties to the voting agreements owned and were entitled to vote an aggregate of approximately 244,520 shares of SGB common stock, which represented approximately 9.59% of the shares of SGB common stock outstanding on that date. As of the SGB record date, the directors and executive officers of SGB and their affiliates beneficially owned and were entitled to vote 294,214 shares of SGB common stock, which represented approximately 11.54% of the shares of SGB common stock outstanding on that date. As of the SGB record date, First Bancshares and its subsidiaries did not hold any shares of SGB common stock (other than shares held as fiduciary, custodian or agent), and none of its directors and executive officers nor any of their affiliates hold any shares of SGB common stock.
To approve the merger proposal, the holders of at least a majority of the outstanding shares of SGB common stock entitled to vote on the proposal must vote in favor of the proposal. Your failure to submit a proxy or vote in person at the SGB special meeting, failure to instruct your bank or broker how to vote, or abstention with respect to the merger proposal will have the same effect as a vote against the merger proposal.
The compensation proposal requires the affirmative vote of a majority of the votes cast on such matter.
The adjournment proposal requires the affirmative vote of a majority of the votes cast on such matter.
If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy and fail to vote in person at the SGB special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the merger proposal and no effect on the adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.
Recommendation of the SGB Board (page 29)
SGB’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of SGB and its shareholders and has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. SGB’s board of directors unanimously recommends that SGB shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For the factors considered by SGB’s board of directors in reaching its decision to approve the merger, see “The Merger — SGB’s Reasons for the Merger.”
Board Composition and Management of First Bancshares after the Merger (page 51)
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of First Bancshares.
Interests of SGB Directors and Executive Officers in the Merger (page 51)
SGB shareholders should be aware that SGB’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of SGB shareholders generally. These interests and arrangements may create potential conflicts of interest. SGB’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that SGB shareholders vote in favor of the merger proposal.
These interests include:
•
the conversion of the SGB restricted stock awards to First Bancshares restricted stock awards;

•
cash payments to be made to one executive officer who has employment agreement with SGB and Southwest Georgia Bank;

•
new employment agreement with First Bancshares and one executive officer of Southwest Georgia Bank; and

•
the right to continued indemnification and directors’ and officers’ liability insurance coverage.

For a more complete description of these interests, see “The Merger — Interests of SGB Directors and Executive Officers in the Merger” and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance.”
Dissenters’ Rights in the Merger (page 59)
Under Article 13 of the Georgia Business Corporations Code, or GBCC, the law under which SGB is incorporated, SGB shareholders will not be entitled to any dissenters’ rights in connection with the merger.
For further information, see “The Merger — Dissenters’ Rights.”
Conditions to Completion of the Merger (page 73)
Currently, First Bancshares and SGB expect to complete the merger in the second quarter of 2020. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the merger agreement by the holders of at least a majority of the outstanding shares of SGB common stock entitled to vote at the SGB special meeting;

•
the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods;

•
the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger;

•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•
each party’s receipt of a U.S. federal income tax opinion from its outside legal counsel, dated the closing date of the merger, confirming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Plan of Bank Merger in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
SGB obtaining an actuarial analysis demonstrating that (i) SGB’s approximate total liability in respect of its pension plan on a termination basis will not materially exceed $13.8 million and (ii) the difference between such liability and the market value of the assets of the pension plan will not be expected to materially exceed $3.85 million; and

•
the absence of the occurrence of a material adverse effect on SGB or First Bancshares.

Neither First Bancshares nor SGB can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Regulatory Approvals Required for the Merger (page 54)
Both First Bancshares and SGB have agreed to use their reasonable best efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Office of the Comptroller of the Currency, or the OCC, the Georgia Department of Banking and Finance, or the Georgia Department, and various securities and other regulatory authorities. The U.S. Department of Justice may also review the impact of the merger on competition. First Bancshares and SGB have submitted all applications, waiver requests and notifications to obtain the required regulatory approvals. Although neither First Bancshares nor SGB knows of any reason why these regulatory approvals cannot be obtained, First Bancshares and SGB cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

No Solicitation (page 70)
Under the merger agreement, SGB has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Bancshares) any information or data with respect to SGB or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SGB is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining SGB’s required shareholder approval, SGB may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). SGB must notify First Bancshares promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining SGB’s required shareholder approval, SGB may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that failure to take such actions more likely than not would cause it to violate its fiduciary duties to SGB’s shareholders under applicable law. However, SGB cannot take any of those actions in response to a superior proposal unless it provides First Bancshares with a five business day period to negotiate in good faith to enable First Bancshares to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 73)
The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:
•
if the merger is not consummated on or before June 30, 2020, subject to automatic extension to August 30, 2020 if the only outstanding condition to closing is the receipt of regulatory approvals;

•
if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
in the event that approval by the shareholders of SGB is not obtained at a meeting at which a vote was taken; or

•
in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within 30 days.

In addition, First Bancshares may terminate the merger agreement in the following circumstances:
•
if SGB fails to comply in all material respects with its obligations pursuant to the non-solicitation covenants;

•
if SGB withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
if SGB materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger agreement;

•
if SGB approves or recommends an acquisition proposal (other than the merger agreement proposal);

•
if SGB fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by First Bancshares; or

•
if SGB resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

In addition, SGB may terminate the merger agreement if:
•
SGB’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if SGB pays to First Bancshares a $3,750,000 termination fee; or

•
(i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.86, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $33.58) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $108.51); provided, however, that First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of merger agreement.

Termination Fee (page 74)
If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by SGB’s board of directors, SGB may be required to pay First Bancshares a termination fee of  $3,750,000. The termination fee could discourage other companies from seeking to acquire or merge with SGB.
Expenses (page 75)
Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences (page 55)
The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder (as defined below) of SGB common stock generally will not recognize gain or loss with respect to the receipt of First Bancshares common stock in the merger. However, holders of SGB common stock will recognize gain or loss on the receipt of cash received in lieu of a fractional share of First Bancshares common stock. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences.”
The U.S. federal income tax consequences described above may not apply to all holders of SGB common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Accounting Treatment of the Merger (page 59)
First Bancshares will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP.

The Rights of Holders of SGB Common Stock Will Change as a Result of the Merger (see page 82)
The rights of holders of SGB common stock are governed by Georgia law, as well as SGB’s Articles of Incorporation (which we refer to as the SGB Articles), and SGB’s Bylaws, as amended (which we refer to as the SGB Bylaws). After completion of the merger, the rights of former SGB shareholders will be governed by Mississippi law and by First Bancshares’ Amended and Restated Articles of Incorporation, as amended (which we refer to as the First Bancshares Articles), and First Bancshares’ Amended and Restated Bylaws (which we refer to as the First Bancshares Bylaws).
Material differences between the rights of shareholders of SGB and shareholders of First Bancshares include the process for determining the size of the board of directors, the process for removing directors, limitations of director liability, indemnification of officers, directors and employees, the ability of shareholders to act by written consent, and shareholder proposals and advance notice requirements. The material differences between the organizational documents and the rights of shareholders of SGB and shareholders of First Bancshares are explained in more detail under the section “Comparison of Rights of First Bancshares shareholders and SGB shareholders” beginning on page 82.
Opinion of SGB’s Financial Advisor (page 40 and Annex B)
BSP Securities, LLC which we refer to as BSP, SGB’s financial advisor, delivered its opinion, dated December 18, 2019, to SGB’s board of directors to the effect that, as of the date of the opinion and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the common shareholders of SGB.
The full text of the written opinion of SGB, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by BSP in connection with its opinion, is attached as Annex B to this proxy statement/prospectus. BSP’s opinion was for the information of, and directed to, SGB’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. BSP’s opinion is not a recommendation as to how any holder of SGB’s common stock should vote with respect to the proposal to approve the merger agreement or any other matter. It does not address the underlying business decision of SGB to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for SGB or the effect of any other transaction in which SGB might engage.
For further information, please see the section entitled “The Merger — Opinion of SGB’s Financial Advisor” beginning on page 40.
Closing and Effective Time of the Merger (see page 60)
The closing date is currently expected to occur in the second quarter of 2020. Simultaneously with the closing of the merger, First Bancshares will file the articles of merger with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Georgia. The merger will become effective at the later of the time the articles of merger are filed or such other time as may be specified in the articles of merger. Neither First Bancshares nor SGB can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and SGB’s shareholder approvals will be received.

Market Prices and Share Information (see page 20)
First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.” SGB common stock is traded on the NYSE American Stock Exchange, under the symbol “SGB.” The following table sets forth the closing sale prices of First Bancshares common stock as reported on the NASDAQ Global Market on December 17, 2019, the last full trading day before the public announcement of the merger agreement, and on February 14, 2020, the latest practicable trading date before the date of this proxy statement/prospectus.
	First Bancshares Common Stock	SGB Common Stock	Implied Value of One Share of SGB Common Stock to be Converted to First Bancshares Common Stock
December 17, 2019	$34.50	$21.68	$34.50
February 14, 2020	$34.88	$34.61	$34.88

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of First Bancshares, SGB and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to First Bancshares, SGB, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require SGB to pay a termination fee to First Bancshares;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of SGB shareholders;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of First Bancshares and SGB will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
First Bancshares’ ability to achieve the synergies and value creation contemplated by the proposed merger with SGB;

•
the expected growth opportunities or costs savings from the merger with SGB may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with First Bancshares’ integration of SGB, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against First Bancshares or SGB or their respective boards of directors;

•
general economic conditions, either globally, nationally, in the States of Mississippi or Georgia, or in the specific markets in which First Bancshares or SGB operate;

•
limitations placed on the ability of First Bancshares and SGB to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on First Bancshares’ and SGB’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
fluctuations in the market price of First Bancshares common stock and the related effect on the market value of the merger consideration that SGB shareholders will receive upon completion of the merger;

•
the introduction, withdrawal, success and timing of business initiatives;

•
significant increases in competition in the banking and financial services industry;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which First Bancshares or SGB are engaged, including potential changes resulting from currently proposed legislation;

•
credit risk of borrowers, including any increase in those risks due to changing economic conditions;

•
changes in consumer spending, borrowing, and savings habits;

•
competition among depository and other financial institutions;

•
liquidity risk affecting First Bancshares’ or SGB’s ability to meet their respective obligations when they become due;

•
interest rate risk involving the effect of a change in interest rates;

•
compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

•
strategic risk resulting from adverse business decisions or improper implementation of business decisions;

•
reputational risk that adversely affects earnings or capital arising from negative public opinion;

•
terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

•
other risks and uncertainties detailed from time to time in First Bancshares’ SEC filings.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. First Bancshares and SGB do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to First Bancshares, SGB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
OF FIRST BANCSHARES
The following selected consolidated financial information for the fiscal years ended December 31, 2014 through December 31, 2018 is derived from audited consolidated financial statements of First Bancshares. The consolidated financial information as of and for the nine months ended September 30, 2019 and 2018 is derived from unaudited consolidated financial statements and, in the opinion of First Bancshares’ management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The selected consolidated income data for the nine months ended September 30, 2019 is not necessarily indicative of the results that may be expected for the entire year ending December 31, 2019. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with First Bancshares’ consolidated financial statements and related notes thereto included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2018, and in First Bancshares’ Quarterly Report on Form 10-Q for the nine months ended September 30, 2019, each of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(unaudited)
	(in thousands, except ratios, share and per share data)
Selected Consolidated Operating Data:
Interest income	$108,085	$69,422	$99,978	$66,069	$44,604	$40,202	$36,371
Interest expense	19,723	9,803	15,091	6,909	4,315	3,208	2,973
Net interest income	88,362	59,619	84,887	59,160	40,289	36,994	33,398
Provision for loan losses	2,888	1,546	2,120	506	625	410	1,418
Net interest income after provision for loan losses	85,474	58,073	82,767	58,654	39,664	36,584	31,980
Noninterest income	19,373	14,164	20,561	14,363	11,247	7,588	7,803
Noninterest expense	63,609	54,064	76,311	55,446	36,862	32,160	30,734
Income before income tax expense	41,238	18,173	27,017	17,571	14,049	12,012	9,049
Income tax expense	9,348	3,809	5,792	6,955	3,930	3,213	2,435
Net income	31,890	14,364	21,225	10,616	10,119	8,799	6,614
Preferred dividends and stock accretion	—	—	—	—	453	343	363
Net income available to common shareholders	$31,890	$14,364	$21,225	$10,616	$9,666	$8,456	$6,251
Balance Sheet Data:
Securities available for sale	$612,002	$424,940	$492,224	$356,893	$243,206	$239,732	$254,746
Securities held to maturity	6,328	6,000	6,000	6,000	6,000	7,092	8,193
Loans, net of allowance for loan losses	2,348,047	1,742,987	2,055,195	1,221,808	865,424	769,742	700,540
Total assets	3,481,931	2,508,942	3,003,986	1,813,238	1,277,367	1,145,131	1,093,768
Deposits	2,761,345	2,046,446	2,457,459	1,470,565	1,039,191	916,695	892,775
Shareholders’ equity	478,088	288,798	363,254	222,468	154,527	103,436	96,216

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(unaudited)
	(in thousands, except ratios, share and per share data)
Per Share Data:
Earnings per common share, basic	$1.91	$1.14	$1.63	$1.12	$1.78	$1.57	$1.20
Earnings per common share, diluted	1.90	1.13	1.62	1.11	1.57	1.55	1.19
Cash dividends paid per common share	0.23	0.15	0.20	0.15	0.15	0.15	0.15
Weighted average common shares outstanding, basic	16,653,045	12,565,000	12,985,733	9,484,460	5,435,088	5,371,111	5,227,768
Weighted average common shares outstanding, diluted	16,789,918	12,684,752	13,092,245	9,561,260	6,259,333	5,442,050	5,270,669
Book value per common share	$27.92	$22.09	$24.49	$19.92	$17.19	$16.05	$14.88
Performance Ratios:
Return on average assets	1.27%	0.83%	0.87%	0.60%	0.79%	0.75%	0.61%
Return on average equity	9.69	7.58	7.60	6.20	8.00	8.60	7.10
Net interest margin	3.97	3.84	3.89	3.75	3.63	3.63	3.58
Net interest margin, fully tax equivalent basis(1)	4.01	3.89	3.94	3.83	3.71	3.72	3.70
	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(unaudited)
	(in thousands, except ratios, share and per share data)
Asset Quality Ratios:
Nonaccrual loans to total loans and other real estate	1.49%	0.77%	1.21%	0.46%	0.37%	0.95%	0.85%
Allowance for loan losses to total loans	0.55	0.56	0.49	0.67	0.86	0.87	0.86
Allowance for loan losses to nonaccrual loans	37.1	71.9	46.0	146.1	230.1	91.6	100.6
Net charge-offs to average total loans	(0.005)	0.006	0.01	(0.02)	(0.02)	(0.03)	0.17
Consolidated Capital Ratios:
Tier 1 leverage ratio	10.5%	10.1%	10.2%	11.7%	11.9%	8.7%	8.4%
Common equity Tier 1 capital ratio	13.0	12.1	11.5	14.2	13.8	8.1	—
Tier 1 risk-based capital ratio	13.6	12.7	12.2	14.9	14.7	11.1	11.5
Total risk-based capital ratio	16.6	16.6	15.6	15.5	15.5	11.9	12.3
Total shareholders’ equity to total assets	13.7	11.5	12.1	12.3	12.1	9.0	8.8

(1)
We report net interest margin on a fully tax equivalent basis, which calculation is not in accordance with GAAP. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 25.3% tax rate for 2019-2018 and 34.0% for 2017-2014. Management believes that it is a standard practice in the banking industry to present net interest margin on a fully tax equivalent basis, and believes it enhances the comparability of income and expenses arising from taxable and nontaxable sources. Net interest margin on a fully tax equivalent basis should not be viewed as a substitute for net interest margin provided in accordance with GAAP.

COMPARATIVE MARKET PRICES AND DIVIDENDS
First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.” SGB common stock is traded on the NYSE American Stock Exchange under the symbol “SGB.” As of February 14, 2020, the latest practicable date prior to this proxy statement/prospectus, there were 18,802,766 shares of First Bancshares common stock outstanding, which were held by approximately 2,615 holders of record. As of the record date for the SGB special meeting, there were 2,548,510 shares of SGB common stock outstanding, which were held by approximately 375 holders of record. The following table sets forth the high and low reported intra-day sales prices per share of First Bancshares common stock and SGB common stock, and the cash dividends declared per share for the periods indicated.
	First Bancshares Common Stock			SGB Common Stock
	Sale Price		Dividends Declared Per Share	Sale Price		Dividends Declared Per Share
	High	Low		High	Low
2017
First Quarter	$30.80	$26.00	$0.0375	$25.00	$18.50	$0.11
Second Quarter	28.75	26.75	0.0375	23.50	18.93	0.11
Third Quarter	30.85	26.35	0.0375	21.99	18.50	0.11
Fourth Quarter	34.70	27.99	0.0375	24.00	19.65	0.11
2018
First Quarter	$35.10	$30.95	$0.0500	$24.00	$19.39	$0.11
Second Quarter	36.60	31.35	0.0500	26.04	20.18	0.12
Third Quarter	43.53	34.80	0.0500	24.00	21.65	0.12
Fourth Quarter	39.49	28.16	0.0500	24.04	20.02	0.12
2019
First Quarter	$32.90	$29.78	$0.0700	$22.45	$19.40	$0.12
Second Quarter	31.65	29.16	0.0800	22.42	19.13	0.12
Third Quarter	33.95	29.85	0.0800	20.85	19.64	0.12
Fourth Quarter	35.52	31.02	0.0800	35.34	20.00	0.12
2020
First Quarter (through February 14, 2020)	$35.62	$33.09	$0.10	$35.14	$31.86	$0.00
On December 17, 2019, the last full trading day before the public announcement of the merger agreement, the closing sale price per share of First Bancshares common stock and SGB common stock was $34.50 and $21.68, respectively, and on February 14, 2020, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of First Bancshares common stock and SGB common stock was $34.88 and $34.61, respectively.
SGB shareholders are advised to obtain current market quotations for First Bancshares common stock and SGB common stock. The market price of First Bancshares common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of First Bancshares common stock before or after the effective date of the merger. Changes in the market price of First Bancshares common stock prior to the completion of the merger may affect the market value of the merger consideration that SGB shareholders will receive.
Dividends
The principal sources of funds to First Bancshares to pay dividends are the dividends received from The First. Consequently, dividends are dependent upon The First’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancshares’ regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years. See “Description of Capital Stock — Common Stock — Dividends.”

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because of the fixed exchange ratio and the fluctuation of the market price of First Bancshares common stock, SGB shareholders will not know at the time of the special meeting the market value of the merger consideration they will receive at the effective time of the merger.
Pursuant to the merger agreement, each share of SGB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00 share of First Bancshares common stock.
The market value of the merger consideration may vary from the market value on the date SGB and First Bancshares announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the SGB special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of First Bancshares common stock. Any fluctuation in the market price of First Bancshares common stock after the date of this proxy statement/prospectus will change the value of the shares of First Bancshares common stock that SGB shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of First Bancshares and SGB, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the SGB special meeting, SGB shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. In addition, SGB shareholders will not know the exact exchange ratio at the time of the SGB special meeting, as it may be adjusted as a result of the measurement price. SGB shareholders should obtain current sale prices for shares of First Bancshares common stock and SGB common stock before voting their shares at the SGB special meeting.
The merger and related transactions are subject to approval by SGB shareholders.
The merger cannot be completed unless the SGB shareholders approve the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of SGB’s common stock entitled to vote at the SGB special meeting.
Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of SGB.
If the merger is not completed, the ongoing business of SGB could be adversely affected and SGB will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•
SGB being required, under certain circumstances, to pay to First Bancshares a termination fee equal to $3,750,000;

•
substantial costs incurred by SGB in connection with the proposed merger, such as legal, accounting, financial advisor, printing and mailing fees;

•
the loss of key employees and customers;

•
the disruption of operations and business;

•
deposit attrition, customer loss and revenue loss;

•
unexpected problems with costs, operations, personnel, technology and credit;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the business, financial results and the value of SGB common stock.
SGB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on SGB. These uncertainties may impair SGB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with SGB to seek to change existing business relationships with SGB. Retention of certain employees by SGB may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with SGB or First Bancshares. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with SGB or First Bancshares, SGB’s business or the business assumed by First Bancshares following the merger could be harmed. In addition, SGB has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to SGB.
The merger agreement limits SGB’s ability to pursue an alternative acquisition proposal and requires SGB to pay a termination fee of  $3,750,000 under limited circumstances relating to alternative acquisition proposals.
Under the merger agreement, SGB has agreed not to initiate, solicit, induce or knowingly encourage, or take any action to facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See “The Merger Agreement — No Solicitation” on page 70. The merger agreement also provides for SGB to pay to First Bancshares a termination fee in the amount of  $3,750,000 in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee” on page 74. These provisions could discourage a potential competing acquirer that might have an interest in acquiring SGB from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
The merger agreement contains provisions granting both SGB and First Bancshares the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to June 30, 2020 (subject to automatic extension to August 31, 2020 if the only outstanding condition to closing is the receipt of regulatory approvals), and the right of SGB to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the SGB board of directors. Additionally, SGB may terminate the agreement if  (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.86, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $33.58) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $108.51); provided, however, that First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of merger agreement.
If the merger is not completed, the ongoing business of SGB could be adversely affected and SGB will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions.
The completion of the merger is subject to certain conditions, including, among others, the (1) approval of the merger agreement by the holders of at least a majority of the outstanding shares of SGB common stock entitled to vote at the SGB special meeting; (2) the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods; (3) the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger; (4) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (5) each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; (6) the Plan of Bank Merger in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered; (7) the absence of the occurrence of a material adverse effect on SGB or First Bancshares; (8) SGB obtaining an actuarial analysis demonstrating that (i) SGB’s approximate total liability in respect of its pension plan on a termination basis will not materially exceed $13.8 million and (ii) the difference between such liability and the market value of the assets of the pension plan will not be expected to materially exceed $3.85 million, and (9) other customary closing conditions set forth in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Merger” on page 73.
While it is currently anticipated that the merger will be completed during the second quarter of 2020, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the merger, whether the merger will be completed at all and when SGB shareholders will receive the merger consideration, if at all.
First Bancshares and SGB may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of First Bancshares and SGB to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of First Bancshares and SGB, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of First Bancshares and SGB may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. First Bancshares and SGB, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement may be completed, approvals or waivers must be obtained from various regulatory authorities, which include the Federal Reserve Board, the OCC, and other securities and regulatory authorities. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by First Bancshares and SGB, or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the merger or of imposing additional costs or limitations on the combined company following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger — Regulatory Approvals Required for the Merger” on page 54.
The directors and executive officers of SGB have interests in seeing the merger completed that are different from, or in addition to, those of the other SGB shareholders.
The directors and executive officers of SGB have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of SGB generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of SGB to support or approve the merger and the merger agreement. See “The Merger — Interests of SGB Directors and Executive Officers in the Merger” beginning on page 51.
The opinion of SGB’s financial advisor does not reflect changes in circumstances between the date of such opinion and the completion of the merger.
SGB’s board of directors received an opinion from its financial advisor to the effect that, as of December 18, 2019 and subject to the qualifications, assumptions and limitations set forth therein, the merger consideration was fair, from a financial point of view, to the holders of SGB common stock. Subsequent changes in the operations and prospects of SGB or First Bancshares, general market and economic conditions and other factors that may be beyond the control of SGB or First Bancshares, may significantly alter the value of SGB or First Bancshares or the price of the shares of First Bancshares common stock by the time the merger is completed. The opinion does not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. The opinion of SGB’s financial advisor is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “The Merger — Opinion of SGB’s Financial Advisor” on page 40.
The merger may be completed even if First Bancshares or SGB experiences adverse changes in its business.
In general, either First Bancshares or SGB may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to First Bancshares or SGB would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on First Bancshares or SGB, including the following:
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changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•
changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

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changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

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any failure by SGB of First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including the underlying causes thereof);

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changes in the trading price or trading volume of First Bancshares common stock (but not including the underlying causes thereof unless otherwise specifically excluded); however, SGB may terminate the merger agreement if  (i) the average closing price of First Bancshares common stock during a specified period prior to closing is less than $26.86 and (ii) First Bancshares common stock underperforms the KBW Regional Banking Index by more than 20%, unless First Bancshares elects to make a compensating adjustment to the exchange ratio; and; and

•
the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees, including the loss of personnel subsequent to the date of the merger agreement.

Litigation in transactions of this type are sometimes filed against the board of directors of either party that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that SGB shareholders may file putative class action lawsuits against the boards of directors of First Bancshares and/or SGB. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to First Bancshares and SGB. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.
Risks Related to the Combined Company Following the Merger
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and integrating the business and operations of SGB and First Bancshares. Although First Bancshares and SGB have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the merger.
Following the merger, the combined company may be unable to integrate SGB’s business with First Bancshares successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.
The merger involves the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process, including:
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the inability to successfully combine SGB’s business with First Bancshares in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

•
the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

•
potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•
performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
Following the merger, the combined company may be unable to retain key employees.
The success of the combined company after the merger will depend in part upon its ability to retain key employees. Simultaneous with the execution of the merger agreement, First Bancshares entered into employment agreements with certain key employees of SGB, the effectiveness of which is conditioned upon the completion of the merger. However, key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that SGB or First Bancshares or, following the merger, the combined company will be able to retain key employees.
The voting power of SGB shareholders will be diluted by the merger.
The merger will result in SGB shareholders having an ownership stake in the combined company that is smaller than their current stake in SGB. Upon completion of the merger of SGB with First Bancshares, we estimate that SGB shareholders will own approximately 13.55% of the issued and outstanding shares of common stock of the combined company. Consequently, SGB shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the merger than they currently exercise over the management and policies of SGB.
Future capital needs could result in dilution of shareholder investment.
First Bancshares’ board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of First Bancshares common stock. New investors may also have rights, preferences and privileges senior to First Bancshares’ shareholders which may adversely impact its shareholders.
Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of First Bancshares common stock before the merger.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting First Bancshares’ or SGB’s results of operations and the market prices of shares of First Bancshares common stock. Accordingly, the historical financial results of First Bancshares and SGB and the historical market prices of shares of First Bancshares common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of First Bancshares and SGB and certain risks to consider in connection with evaluating the proposals to be considered at the SGB special meeting, see the documents incorporated by reference by First Bancshares into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 94.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, First Bancshares and SGB shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current First Bancshares and SGB shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
After the merger is completed, SGB shareholders who receive shares of First Bancshares common stock in the merger will have different rights that may be less favorable than their current rights as SGB shareholders.
After the closing of the merger, SGB shareholders who receive shares of First Bancshares common stock in the merger will have different rights than they currently have as SGB shareholders, which may be less favorable than their current rights as SGB shareholders. For a detailed discussion of the significant differences between the current rights of a shareholder of SGB and the rights of a shareholder of the combined company following the merger, see “Comparison of Rights of First Bancshares shareholders and SGB Shareholders” beginning on page 82.

Risks Related to First Bancshares’ Business
There are certain risks relating to First Bancshares’ business.
You should read and consider risk factors specific to First Bancshares’ business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2018 and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 94 for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Related to SGB’s Business
There are certain risks relating to SGB’s business.
You should read and consider risk factors specific to SGB’s business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in SGB’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 94 for the location of information incorporated by reference into this proxy statement/prospectus.

THE SGB SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of SGB common stock as part of a solicitation of proxies by the SGB board of directors for use at the SGB special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides the holders of SGB common stock with information they need to know to be able to vote or instruct their vote to be cast at the SGB special meeting.
General
SGB is furnishing this proxy statement/prospectus to the holders of SGB common stock as of the record date for use at SGB’s special meeting and any adjournment or postponement of its special meeting.
Date, Time and Place
The SGB special meeting will be held at Southwest Georgia Bank Administrative Services Building, located at 205 Second Street, S.E., Moultrie, Georgia 31768, on March 27, 2020, at 10:00 a.m., Eastern Time, subject to any adjournment or postponement thereof.
Purpose of the SGB Special Meeting
At the SGB special meeting, SGB shareholders will be asked to consider and vote on the following:
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Proposal One: The Merger Proposal — To approve the merger agreement, which we refer to as the merger proposal;

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Proposal Two: The Compensation Proposal — To approve, on an advisory (non-binding) basis, the compensation that SGB’s named executive officers may receive in connection with the merger, which we refer to as the compensation proposal; and

•
Proposal Three: The Adjournment Proposal — To approve the adjournment of the SGB special meeting to a later date or dates, if the SGB board of directors determines it is necessary, among other things, to permit solicitation of additional proxies if there are not sufficient votes at the time of the SGB special meeting to approve the merger proposal.

Completion of the merger is conditioned on, among other things, the approval of the merger by the SGB shareholders.
No other matter can be brought up or voted upon at the SGB special meeting.
Proposals
Proposal One: Merger Proposal
SGB is asking its shareholders to approve the merger proposal. After careful consideration, SGB’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of SGB and SGB’s shareholders.
SGB shareholders should carefully read this document in its entirety, including the annexes and the documents incorporated by reference, for more detailed information concerning the merger agreement and the merger. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 60. In addition, SGB shareholders are directed to the merger agreement, a copy of which is attached as Annex A to this document and incorporated in this document by reference.
Proposal Two: Compensation Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, SGB is seeking non-binding, advisory approval from its shareholders of the compensation that SGB’s named executive officers may be entitled to receive from SGB that is based on or otherwise relates to the merger, as disclosed in table below and in further detail in “The

Merger — Interests of SGB’s Directors and Executive Officers in the Merger.” The proposal gives SGB shareholders the opportunity to express their views on the merger-related compensation that SGB’s named executive officers may be entitled to receive from SGB.
The following table presents information about compensation payable by SGB to its named executive officers that is based on or otherwise relates to the merger, assuming the merger occurred on February 5, 2020. SGB’s two other named executive officers — Mr. John J. Cole, Jr. and Mr. Jeffery E. Hanson — resigned effective December 31, 2018 and September 30, 2019, respectively, and are not receiving any compensation from SGB that is based on or otherwise relates to the merger. Pursuant to Exchange Act Rule 14a-21(c), compensation payable by First Bancshares to Mr. Drew pursuant to his new employment agreement is not subject to the non-binding advisory vote on executive compensation, and therefore is not included in the table below.
Name	Cash ($)(1)	Total ($)
DeWitt Drew	586,838	586,838

(1)
Reflects the lump sum payment that will be made to Mr. Drew by SGB at closing in connection with the termination of his employment agreement with SGB.

SGB is requesting its shareholders to adopt the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to SGB’s named executive officers in connection with the merger by SGB, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table above and in “The Merger — Interests of SGB’s Directors and Executive Officers in the Merger” are hereby APPROVED.”
Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on First Bancshares or SGB. If the merger is completed, the merger-related compensation may be paid to SGB’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if SGB’s shareholders fail to approve the advisory vote regarding merger-related compensation.
Proposal Three: Adjournment Proposal
If, at the SGB special meeting, the number of shares of SGB common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, SGB may move to adjourn the SGB special meeting in order to enable the SGB board of directors to solicit additional proxies for approval of the merger proposal. In that event, SGB’s shareholders will be asked to vote upon the adjournment proposal and not the merger proposal.
In the adjournment proposal, SGB is asking its shareholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the SGB board of directors to adjourn the SGB special meeting to another time and place for the purpose of soliciting additional proxies. If SGB’s shareholders approve the adjournment proposal, SGB could adjourn the SGB special meeting and any adjourned session of the SGB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from SGB shareholders who have previously voted. If a quorum is not present at the meeting, the meeting will not be convened to conduct business and neither the merger proposal nor the adjournment proposal will be considered. In the absence of a quorum, SGB may adjourn the meeting to a later date or time to solicit additional proxies.
Recommendation of the SGB Board of Directors
On December 18, 2019, the SGB board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of SGB and its shareholders, and it adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement.

Accordingly, the SGB board of directors unanimously recommends that SGB shareholders vote as follows:
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“FOR” Proposal One approving the merger agreement;

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“FOR” Proposal Two approving, on an advisory (non-binding) basis, the compensation that SGB’s named executive officers may receive in connection with the merger; and

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“FOR” Proposal Three approving the adjournment of the SGB special meeting if necessary to permit solicitation of additional proxies.

Holders of SGB common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement.
Record Date; Shareholders Entitled to Vote
The record date for the SGB special meeting is February 12, 2020, which we refer to herein as the SGB record date. Only record holders of shares of SGB common stock as of the close of business (5:00 p.m. Eastern Time), on the SGB record date are entitled to notice of, and to vote at, the SGB special meeting or any adjournment thereof. At the close of business on the SGB record date, the only outstanding securities of SGB with a right to vote on the proposals were SGB common stock, with 2,548,510 shares of SGB common stock issued and outstanding. Each share of SGB common stock outstanding on the SGB record date is entitled to one vote on each proposal.
Quorum and Adjournment
No business may be transacted at the SGB special meeting unless a quorum is present. Holders representing at least a majority of the issued and outstanding shares of SGB common stock entitled to vote at the SGB special meeting must be present, in person or represented by proxy, to constitute a quorum.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter. If the adjournment of the SGB special meeting is for a period of less than 30 days, no notice of an adjourned SGB special meeting need be given if the new date, time and place are announced at the special meeting before adjournment, and no new record date is required to be set. If the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, a new record date must be set and a new notice must be given to the shareholders as of the new record date. At any adjourned SGB special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the SGB special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned SGB special meeting.
All shares of SGB common stock represented at the SGB special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.
Vote Required for Approval; Abstentions; Failure to Vote
The required votes to approve the SGB proposals are as follows:
Proposal One: The Merger Proposal — Approving the merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of SGB common stock entitled to vote at the SGB special meeting. Failure to vote and abstentions will have the same effect as a vote “AGAINST” this proposal.
Proposal Two: The Compensation Proposal — Approving the compensation proposal requires the affirmative vote of a majority of the votes cast on the matter. Failure to vote and abstentions will have no effect on this proposal.
Proposal Three: The Adjournment Proposal — Approving the adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter. Failure to vote and abstentions will have no effect on this proposal.
If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.

Voting by SGB Directors and Executive Officers
At the close of business on the SGB record date, SGB directors and executive officers and their affiliates were entitled to vote 294,214 shares of SGB common stock, or approximately 11.54% of the shares of SGB common stock outstanding on that date. SGB expects that its directors and executive officers and their affiliates will vote their shares in favor of all three SGB proposals.
SGB Common Stock Subject to Voting Agreements
All directors of SGB and Southwest Georgia Bank, solely in their capacity as shareholders of SGB, have entered into voting agreements with First Bancshares pursuant to which they have agreed to vote their shares of SGB common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the SGB record date, 244,520 shares of SGB common stock, or approximately 9.59% of the outstanding shares of SGB common stock entitled to vote at the SGB special meeting, are bound by the voting agreements.
Voting on Proxies by Holders of Record; Incomplete Proxies
If you were a record holder of SGB common stock at the close of business on the SGB record date, a proxy card is enclosed for your use. SGB requests that you vote your shares as promptly as possible by submitting your SGB proxy card by mail using the enclosed return envelope. If you are a registered shareholder, you may also vote via the Internet or telephone by following the instructions on the proxy card. When the accompanying proxy card is returned properly executed or if you voted via the Internet or telephone, the shares of SGB common stock represented by it will be voted at the SGB special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.
If a record holder returns an executed proxy card without an indication as to how the shares of SGB common stock represented by it are to be voted with regard to a particular proposal, the shares of SGB common stock represented by the proxy will be voted in accordance with the recommendation of the SGB board of directors and, therefore, such shares will be voted:
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“FOR” Proposal One approving the merger agreement;

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“FOR” Proposal Two approving, on an advisory (non-binding) basis, the compensation that SGB’s named executive officers may receive in connection with the merger; and

•
“FOR” Proposal Three approving the adjournment of the SGB special meeting, if necessary to permit solicitation of additional proxies.

At the date hereof, the SGB board of directors has no knowledge of any business that will be presented for consideration at the SGB special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in SGB’s Notice of Special Meeting of Shareholders.
Your vote is important. Accordingly, if you were a record holder of SGB common stock on the SGB record date, please sign, date and return the enclosed proxy card or vote via the Internet or telephone whether or not you plan to attend the SGB special meeting in person.
Shares Held in “Street Name”
If your shares of SGB common stock are held in an account with a bank, broker or other nominee, which are referred to as shares held in “street name,” the bank, broker or other nominee is considered the shareholder of record with respect to these shares and you are the beneficial owner of these “street name” shares. If your shares are held in “street name” through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.
If your shares are held in “street name,” SGB recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee.

Banks, brokers and other nominees who hold shares of SGB common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. The merger proposal, the compensation proposal and the adjournment proposal are non-routine matters. Accordingly, if your broker, bank or other nominee holds your shares of SGB common stock in “street name,” your broker, bank or other nominee will vote your shares of SGB common stock with respect to the merger proposal, the compensation proposal and the adjournment proposal only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus. If you do not provide instructions to your broker, bank or other nominee with respect to either the merger proposal, the compensation proposal or the adjournment proposal, it will result in a failure to vote your shares on such proposal. Failure to vote has the same effect as a vote against the merger proposal.
Revocability of Proxies and Changes to an SGB Shareholder’s Vote
An SGB shareholder entitled to vote at the SGB special meeting may revoke a proxy at any time before such time that the proxy card for any such holders of SGB common stock must be received at the SGB special meeting by taking any of the following actions:
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delivering written notice of revocation to Secretary of the Corporation at Southwest Georgia Financial Corporation, P.O. Box 3488, Moultrie, Georgia 31776-3488;

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delivering a proxy card bearing a later date than the proxy that such shareholder desires to revoke;

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voting by telephone or on the Internet (your latest telephone or Internet vote will be counted); or

•
attending the SGB special meeting and voting in person.

Merely attending the SGB special meeting will not, by itself, revoke your proxy; an SGB shareholder must cast a subsequent vote at the SGB special meeting using forms provided for that purpose. The last valid vote that SGB receives before the polls close at the SGB special meeting is the vote that will be counted.
If you hold your shares in “street name” through a bank, broker or other nominee (referred to in this proxy statement/prospectus as a “beneficial owner”), you must contact such bank, broker or nominee if you desire to revoke your proxy as described above.
Solicitation of Proxies
The SGB board of directors is soliciting proxies for the SGB special meeting from holders of its SGB common stock entitled to vote at the SGB special meeting. In accordance with the merger agreement, SGB will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by SGB’s officers, directors and regular employees, without additional remuneration, in person, by telephone or other means of communication.
SGB or its proxy solicitor will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of SGB common stock. SGB may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
SGB has also made arrangements with Alliance Advisors to assist it in soliciting proxies and has agreed to pay Alliance Advisors approximately $6,000 plus reasonable expenses for these services.
Attending the SGB Special Meeting; Voting in Person
Only record holders of SGB common stock at the close of business on the record date, their duly appointed proxies, and invited guests may attend the SGB special meeting. However, only holders of SGB common stock will be entitled to vote.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee who desires to attend the SGB special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of SGB common stock who desires to attend the SGB special meeting in person must also bring the validly executed proxy naming such person as the proxy holder, signed by the SGB shareholder of record, and proof of the signing shareholder’s record ownership as of the record date.
Delivery of Proxy Materials to Shareholders Sharing an Address
As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to multiple shareholders of SGB sharing an address unless SGB has previously received contrary instructions from one or more such shareholders. This is referred to as “householding.” Shareholders who hold their shares in “street name” can request further information on householding through their banks, brokers, or other holders of record. On written or oral request to Alliance Advisors at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003 or toll-free at (800) 574-6108, SGB will deliver promptly a separate copy of this document to a shareholder at a shared address to which a single copy of the document was delivered.
Assistance
If you need assistance in completing your proxy card, have questions regarding the SGB special meeting or would like additional copies of this proxy statement/prospectus, please contact Steve Johnson, Vice President and Secretary at (229) 985-1120 or SGB’s proxy solicitor, Alliance Advisors at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003 or toll-free at (800) 574-6108.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of First Bancshares’ and SGB’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of SGB by First Bancshares pursuant to the merger of SGB with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Southwest Georgia Bank, a wholly owned bank subsidiary of SGB, will be merged with and into The First, a wholly owned bank subsidiary of First Bancshares, with The First as the surviving bank, which we refer to as the bank merger.
Purchase Price and Purchase Price Adjustments
At the effective time of the merger, each share of SGB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00, or the exchange ratio, share of First Bancshares common stock. To the extent that any shares of SGB common stock are subject to vesting restrictions, the same terms and conditions currently applicable to such shares of SGB common stock will continue to apply to the converted shares First Bancshares common stock received in connection with the merger, with certain exceptions where the holder of the shares of restricted stock is terminated as an employee of First Bancshares within one year of the completion of the merger (other than for cause, death, disability, normal retirement or voluntary resignation).
Before deciding how to vote, you should obtain more recent prices of First Bancshares common stock, which trades on the NASDAQ Global Market under the symbol “FBMS”.
The exchange ratio was arrived at through arm’s-length negotiations between SGB and First Bancshares. The merger agreement provides that if First Bancshares effects a stock dividend, reclassification, recapitalization, split, or combination of the shares of First Bancshares common stock, then an appropriate adjustment to the exchange ratio will be made.
SGB may terminate the merger agreement if  (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.86, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $33.58) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $108.51); provided, however, that First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of merger agreement.
SGB shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
SGB and Southwest Georgia Bank’s boards of directors have considered and regularly reviewed SGB’s strategic direction, business objectives and long-term prospects, as well as challenges that may affect SGB’s ability to grow or maintain its business and maximize shareholder value, as part of their continuous efforts to enhance value for shareholders and other constituencies. These considerations have focused on, among other things, growth opportunities, prospects and developments in the regulatory environment, conditions and ongoing consolidation in the financial services industry, and the economy generally and financial markets, both with respect to financial institutions generally and SGB in particular.

In June 2018, the board of directors of SGB considered options that SGB might pursue in order to maximize opportunities for the business and value for SGB’s shareholders including strategic alternatives, such as merging SGB with a larger financial institution. Jeff Adams of BSP met with DeWitt Drew, President and Chief Executive Officer of SGB, in late July 2018 to provide an update of SGB’s franchise value and a review of SGB’s most likely acquirers, one of which was First Bancshares. Such valuation updates were part of a multi-year relationship that had been built between BSP and SGB.
In July 2018, BSP approached First Bancshares to gauge its interest in meeting with representatives of SGB management to learn more about SGB and Southwest Georgia Bank as a potential strategic partner.
In September 2018, Mr. Drew in consultation with the joint board of directors of SGB and Southwest Georgia, met with M. Ray (Hoppy) Cole, Jr., President and Chief Executive Officer of First Bancshares’ to discuss First Bancshares’ potential interest in acquiring SGB. At this meeting, the parties discussed the potential strategic fit of the two companies and certain high-level diligence considerations.
In October 2018, representatives of SGB and First Bancshares management met again to discuss a potential combination at a high level and the complimentary aspects of each company.
In January 2019, SGB officially engaged BSP to serve as its financial advisor and to provide the joint board of directors of SGB and Southwest Georgia Bank with input and advice regarding its strategic partnership options including a potential strategic combination with First Bancshares and another third party.
On February 6, 2019, representatives of management of SGB and representatives of management First Bancshares met for a third time to continue discussions regarding a potential combination.
On March 13, 2019, at a regularly held meeting of the joint board of directors of SGB and Southwest Georgia Bank, representatives from BSP and Troutman Sanders LLP, SGB’s legal counsel, each presented to the board on matters related SGB’s contemplation of strategic alternatives. Specifically, a representative of BSP presented to the joint board of directors a broad review of the current operating environment for banks, observations regarding SGB, preliminary valuation analyses and potential acquisition partners, including First Bancshares. In addition, a representative of Troutman discussed SGB board of directors’ fiduciary duties in connection with its evaluation of strategic alternatives.
In April 2019, First Bancshares continued to express interest in acquiring SGB and, on April 29, 2019, executed a mutual nondisclosure agreement with SGB with respect to the parties’ discussions of a potential merger and due diligence.
On May 10, 2019, BSP distributed a Confidential Information Memorandum (“CIM”) relating to SGB and its business to First Bancshares.
On May 28, 2019, SGB received an unsolicited inquiry from a representative of another financial institution (“Company A”) expressing interest in a possible transaction with SGB. SGB then proceeded to enter into a mutual nondisclosure agreement with Company A on May 30, 2019 and provided Company A with the CIM relating to SGB.
On June 10, 2019, Company A verbally expressed interest to BSP in acquiring SGB, noting, however, that a competitive proposal would be difficult to make given the market conditions at that time.
On June 21, 2019, First Bancshares submitted a preliminary non-binding indication of interest with initial pricing terms to gauge SGB’s interest in continuing discussions of a potential merger. At a special meeting of the joint board of directors of SGB and Southwest Georgia Bank, the joint board determined First Bancshares initial proposal was too low and decided to discontinue formal discussions with First Bancshares with respect to a potential combination.
In August 2019, a third financial institution (“Company B”) expressed interest in a strategic combination with SGB. After speaking with representatives of SGB management and representatives of BSP, Company B submitted a non-binding indication of interest on August 26, 2019.
On August 23, 2019, Company A informed representatives of SGB and BSP that it would not be submitting a formal non-binding indication of interest, because it was pursuing other strategic matters. Also in August 2019, First Bancshares notified SGB that it would be discussing whether it would submit a revised non-binding indication of interest with a higher valuation of SGB at its board meeting on September 10, 2019.

In September 2019, SGB instructed BSP to inform both First Bancshares and Company B to improve their respective initial proposals to continue to be considered as a potential strategic partner of SGB. On September 10, 2019, Company B’s Chief Executive Officer submitted and presented its revised non-binding indication of interest to the joint board of directors of SGB and Southwest Georgia in Moultrie, GA. On September 11, 2019 First Bancshares submitted its revised non-bonding indication of interest. On September 18, 2019, at a special meeting of the joint board of directors of SGB and Southwest Georgia Bank, BSP presented the two revised proposals to the joint board of directors. After discussion and questions to BSP, the board decided to proceed with full due diligence with both First Bancshares and Company B. With the assistance of BSP, SGB responded to each party’s respective diligence request list.
First Bancshares and Company B were asked to provide final proposals by November 14, 2019. On November 13, 2019, First Bancshares presented its final non-binding indication of interest to the joint board of directors of SGB and Southwest Georgia Bank. Representatives of BSP also attended the meeting. On November 14, 2019, Company B submitted its final non-binding indication of interest.
On November 18, 2019, at a special meeting of the joint board of directors of SGB and Southwest Georgia Bank, BSP presented the two final non-binding indications of interest to the joint board of directors. A representative from Troutman also attended the meeting. Thereafter, on November 19, 2019, First Bancshares revised its final proposal to increase the offered exchange ratio range from 0.9885 to 1.00 and to include a non-binding intent to achieve dividend parity with SGB. After discussing First Bancshares revised proposal and Company’s B’s final proposal, the joint board of directors of SGB and Southwest Georgia Bank, decided to negotiate exclusively with First Bancshares and complete its reverse due diligence with respect to First Bancshares. SGB executed a letter of intent with First Bancshares on November 21, 2019.
Over the course of the remainder of November 2019 and during the first two weeks of December 2019, SGB continued to make additional due diligence materials available to First Bancshares and its representatives, and SGB’s management and its representatives participated in due diligence discussions with First Bancshares and its representatives.
On November 25, 2019, First Bancshares legal counsel, Alston & Bird LLP (“Alston & Bird”), circulated an initial draft of the merger agreement and ancillary documents, including forms of a voting agreement, a non-competition and non-disclosure agreement and a claims letter to be entered into by SGB’s and Southwest Georgia Bank’s directors. For the first two weeks of December 2019, the parties, with the assistance of legal counsel and financial advisors, negotiated the merger agreement and ancillary documents.
On December 16, 2019, a regular meeting of the joint board of directors of SGB and Southwest Georgia Bank was held and was attended by representatives of Troutman and BSP. At the meeting, and the transaction was considered generally and representatives of Troutman reviewed the final terms of the proposed transaction documents, including the merger agreement, with the joint board and discussed the board’s fiduciary duties in connection with SGB and Southwest Georgia Bank’s potential transaction with First Bancshares and The First.
On December 18, 2019, a special meeting of the joint board of directors of SGB and Southwest Georgia Bank was held, which was attended by representatives of Troutman and BSP. Representatives of BSP presented BSP’s financial analyses with respect to the per share merger consideration to be paid to the holders of SGB common stock pursuant to First Bancshares’ proposal. Representatives of BSP then rendered an oral opinion to the joint board of directors of SGB and Southwest Georgia Bank, which was confirmed by delivery of a written opinion, dated December 18, 2019, to the effect that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of SGB common stock.
After careful consideration and discussion, and taking into consideration the matters discussed during the December 18, 2019 meeting and prior meetings of the joint board of directors of SGB and Southwest Georgia Bank, including the factors described under “— SGB’s Reasons for the Merger; Recommendation of the SGB Board of Directors,” the joint board of directors of SGB and Southwest Georgia Bank unanimously approved the merger agreement and the transactions contemplated by the merger agreement, determined that the merger, on the terms and conditions set forth in the merger agreement, is in the best interests of SGB and Southwest Georgia Bank and directed that the merger agreement and the transactions contemplated thereby be submitted to SGB’s shareholders for approval at a meeting of such shareholders.
On the afternoon of December 18, 2019, the merger agreement and the voting agreements, non-competition and non-disclosure agreements and claims letters were executed and delivered by the parties thereto, and SGB and First Bancshares publicly announced their entry into the merger agreement via a joint press release.
First Bancshares’ Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as the merger consideration, the First Bancshares board of directors considered a number of factors, including the following material factors:
•
each of First Bancshares’ and SGB’s business, operations, financial condition, asset quality, earnings and prospects;

•
the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

•
the opportunity to strategically expand in the greater south Georgia market;

•
the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the potential efficiencies of scale resulting from the increased size of First Bancshares following the merger;

•
its understanding of the current and prospective environment in which First Bancshares and SGB operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on First Bancshares both with and without the proposed transaction;

•
its review and discussions with First Bancshares’ management concerning the due diligence investigation of SGB, including its review of SGB’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

•
the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•
the structure of the transaction as a combination in which the combined company would operate under the First Bancshares SGB and First Bancshares’ board of directors and management would have substantial participation in the combined company;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of SGB’s business between the date of the merger agreement and the date of completion of the merger.

First Bancshares’ board of directors also considered potential risks relating to the merger including the following:
•
First Bancshares management’s attention and First Bancshares resources may be diverted from the operation of First Bancshares’ business and towards the completion of the merger;

•
First Bancshares may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of SGB’s operations with First Bancshares;

•
the nature and amount of payments and other benefits to be received by SGB management in connection with the merger pursuant to existing SGB plans and compensation arrangements and the merger agreement;

•
the substantial costs that First Bancshares will incur in connection with the merger even if it is not consummated;

•
approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs; and

•
the possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the First Bancshares board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the First Bancshares board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as the merger consideration, the First Bancshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Bancshares board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.
The foregoing discussion of the information and factors considered by the First Bancshares board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”
SGB’s Reasons for the Merger
After careful consideration, SGB’s board of directors determined that it was advisable and in the best interests of SGB and its shareholders for SGB to enter into the merger agreement with First Bancshares. Accordingly, SGB’s board unanimously recommends that SGB’s shareholders vote “FOR” the approval of the merger agreement.
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger proposal, the SGB board of directors consulted with SGB management, as well as its financial advisors and legal counsel, and considered a number of factors, including the following factors, which are not presented in order of priority:
•
SGB’s financial and regulatory condition, earnings, business, operations, asset quality and prospects for enhancing shareholder value, both as an independent organization and as part of a combined company with First Bancshares;

•
First Bancshares’ financial and regulatory condition, earnings, business, operations, asset quality and prospects for enhancing shareholder value, taking into account the results of SGB’s due diligence investigation of First Bancshares;

•
the anticipated economies of scale for the combined company;

•
the anticipated pro forma impact of the merger on the combined company, including the expected impact on financial metrics, including cost synergies, earnings, dividends, return on equity, tangible book value dilution (and earn-back period), and regulatory capital levels;

•
the current and prospective business and regulatory environment in which SGB and First Bancshares operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally and SGB in particular and the likely effect of these factors on SGB both with and without the merger;

•
the benefits to SGB’s business of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•
the form of consideration and the fact that the merger consideration would be in stock and with a fixed exchange ratio, which would allow SGB’s shareholders to participate in the future performance of the combined company;

•
the expected tax treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code for United States federal income tax purposes;

•
the fact that the merger agreement provides that SGB may terminate the merger agreement if (i) the average closing price of First Bancshares common stock during a specified period prior to closing is less than $26.86 and (ii) First Bancshares common stock underperforms the KBW Regional Banking Index by more than 20%, unless First Bancshares elects to make a compensating adjustment to the exchange ratio;

•
the size of the termination fee in relation to the overall transaction size, and the requirement that SGB submit the proposal to adopt the merger agreement to its shareholders even if the SGB board of directors has withdrawn, modified or qualified its recommendation in favor of such proposal;

•
the complementary nature of the business strategies, customers, cultures, geographic areas and business lines of the two companies, which the SGB board of directors believes should provide the opportunity to mitigate integration risks and increase potential returns, including that the nature of the business strategies, customers and geographic areas of the two companies would enable the combined company to achieve goals SGB would have independently attempted to pursue in connection with its strategic plan (including greater cross-selling opportunities based on complementary product sets);

•
the written opinion of BSP, SGB’s financial advisor, dated as of December 18, 2019, delivered to the SGB board of directors to the effect that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid to the holders of SGB common stock in the merger was fair to such holders from a financial point of view, as more fully described under “Opinion of SGB’s Financial Advisor”;

•
the consideration being offered in the proposed transaction, in relation to the current and historical market price for SGB’s common stock and the current and historical market price for First Bancshares’ common stock, the liquidity for First Bancshares’ common stock in terms of average daily trading volume and the future cash dividends anticipated to be received by SGB’s shareholders;

•
the competence, experience, and integrity of First Bancshares and its management;

•
the review undertaken by the SGB board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to SGB, including:

•
the likelihood and timing of an alternative transaction, including with consideration to Company B; and

•
the challenges facing SGB as an independent organization, at the time and as expected in the future, to pursue various business and strategic initiatives, including actions relating to its management succession, its capital structure, and standalone growth opportunities;

•
the fact that the merger agreement provides that SGB may take certain actions in response to an unsolicited written bona fide acquisition proposal under specific circumstances, in the event that the SGB board of directors makes a good faith determination (in accordance with the merger agreement and after consultation with SGB’s legal counsel and financial advisor) that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law;

•
its review and discussions with SGB’s management concerning the reverse due diligence examination of First Bancshares; and

•
the regulatory and other approvals required in connection with the merger and the time required to obtain such approvals, consideration of the relevant factors expected to be assessed by the regulators for the approvals and the parties’ evaluations of those factors, the expected likelihood that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The SGB board of directors also considered as a part of its process potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following factors:
•
the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•
the provisions of the merger agreement restricting SGB’s solicitation of third-party acquisition proposals and providing for the payment of a termination fee in certain circumstances, which the SGB board of directors understood, while potentially limiting the willingness of a third party to propose a competing business combination transaction with SGB, were a condition to First Bancshares’s willingness to enter into the merger agreement;

•
the covenant in the merger agreement to begin to wind up Southwest Georgia Bank’s trust business;

•
the nature and amount of payments to be received by SGB’s management in connection with the merger, as disclosed in “The Merger — Interests of SGB’s Directors and Executive Officers in the Merger”;

•
the potential displacement of SGB’s employees and the adverse anticipated effect on those employees;

•
the potential risks associated with integrating SGB’s business, operations and workforce with those of First Bancshares, including the execution risk of data system conversion and the possible negative effect on customer relationships;

•
the possibility that the merger could be announced but not consummated, and the possibility that SGB could lose customers, business and employees as a result of announcing the transaction; and

•
the possibility that the required regulatory and other approvals might not be obtained.

The foregoing discussion of the information and factors considered by the SGB board of directors is not intended to be exhaustive, but includes the material factors considered by the SGB board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the SGB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SGB board of directors considered all these factors as a whole including discussions with SGB’s management and SGB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
The foregoing discussion of the information and factors considered by the SGB board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”
THE SGB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.
Opinion of SGB’s Financial Advisor
BSP was retained by SGB’s board of directors on an exclusive basis to render financial advisory and investment banking services and to render a written opinion to the board of directors of SGB as to the fairness, from a financial point of view, of the merger consideration to be paid under the terms of the merger agreement. BSP is an investment banking firm that specializes in providing financial advisory and investment banking services to financial institutions. BSP has been involved in many bank-related business combinations. No limitations were imposed by SGB upon BSP with respect to rendering its opinion.
The full text of BSP’s written opinion, dated December 18, 2019, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. SGB’s stockholders are urged to read the opinion in its entirety.
The opinion speaks only as of the date of the opinion. The opinion was directed to SGB’s board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to be paid. It does not address the underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the merger or any other matter.
For purposes of this opinion and in connection with our review of the proposed merger, BSP has, among other things:
•
reviewed a draft, dated December 16th, of the merger agreement;

•
reviewed certain publicly available business and financial information relating to SGB, Southwest Georgia Bank, First Bancshares and The First;

•
reviewed certain other businesses, financial and operating information relating to SGB, Southwest Georgia Bank, First Bancshares and The First provided to us by the management of SGB and the management of First Bancshares, including financial forecasts for SGB for the 2019 – 2023 fiscal years ending December 31, and financial forecasts for First Bancshares for the 2019 to 2024 fiscal years ending December 31;

•
met with, either by phone or in person, certain members of the management of SGB and First Bancshares to discuss the business and prospects of SGB and First Bancshares and the proposed merger

•
reviewed and compared certain financial metrics of SGB with certain financial metrics of First Bancshares that BSP deemed relevant;

•
reviewed certain financial data of SGB and First Bancshares, and compared that data with similar data for companies with publicly traded equity securities that BSP deemed relevant;

•
reviewed certain financial terms of the proposed transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced;

•
considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as BSP deemed relevant.

In connection with its review, BSP has not independently verified any of the foregoing information and BSP has assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for SGB that BSP used in its analyses, the management of SGB has advised BSP, and it has assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SGB as to the future financial performance of SGB and BSP expresses no opinion with respect to such estimates or the assumptions on which they are based. BSP has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SGB and First Bancshares since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to BSP that would be material to its analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by BSP incomplete or misleading. BSP has also assumed, with SGB’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SGB, First Bancshares or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to BSP’s analyses or its opinion. BSP has assumed, with SGB’s consent, that the merger agreement, when executed by the parties thereto, conformed to the draft reviewed by BSP in all respects material to its analyses.
BSP’s opinion only addresses the fairness, from a financial point of view, of the merger consideration to the holders of SGB common stock in the manner set forth in the full text of its opinion, which is included as Annex B, and the opinion does not address any other aspect or implication of the merger or any agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise.
The issuance of BSP’s opinion was approved by an authorized internal committee of BSP.
BSP’s opinion was necessarily based upon information made available to it as of the date the opinion was delivered of December 18, 2019, and financial, economic, market and other conditions as they existed and could be evaluated on the date the opinion was delivered. BSP has no obligation to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date the opinion was delivered. BSP’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to SGB, nor does it address the underlying business decision of SGB or the Board to approve, recommend or proceed with the merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, BSP has relied on, with SGB’s consent, advice of the outside counsel and the independent accountants of SGB, and on the assumptions of the management of SGB, as to all legal, regulatory, accounting, insurance and tax matters with respect to SGB, First Bancshares, and the merger.
Based upon and subject to the foregoing and based on BSP’s experience as investment bankers, BSP’s activities as described above, and other factors deemed relevant, BSP rendered its opinion that, as of December 18, 2019, the merger consideration to be paid is fair to the holders of SGB common stock, from a financial point of view.
The following is a summary of material analyses performed by BSP in connection with its opinion to the SGB board of directors on December 18, 2019. The summary does not purport to be a complete description of the analyses performed by BSP but summarizes the material analyses performed and presented in connection with such opinion.
Financial Analysis
In rendering its opinion, BSP performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying BSP’s opinion or the presentation made by BSP to the SGB board of directors, but is a summary of the material analyses performed and presented by BSP. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. BSP believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in the comparative analyses described below is identical to SGB or First Bancshares and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of SGB and First Bancshares and the companies to which they are being compared.

In arriving at its opinion, BSP did not attribute any particular weight to any analysis or factor that it considered. Rather, BSP made qualitative judgments as to the significance and relevance of each analysis and factor. BSP did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, BSP made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all of the analyses taken as a whole.
In performing its analysis, BSP also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of SGB, First Bancshares and BSP. The analyses performed by BSP are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. BSP prepared its analyses solely for purposes of rendering its opinion and presented such analyses to the SGB board of directors at its December 18, 2019 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, BSP’s analysis does not necessarily reflect the value of SGB’s or First Bancshares’ common stock or the prices at which SGB’s common stock or First Bancshares’ common stock may be sold at any time. BSP’s analysis was among a number of factors taken into consideration by SGB’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of SGB’s board of directors or management with respect to the fairness of the merger.
Summary of Merger Consideration and Implied Transaction Metrics
First Bancshares Comparable Companies Analysis
As part of its analysis, BSP compared selected financial and market trading information for First Bancshares to corresponding financial and market trading information of two groups: (i) financial institutions in the Southeast and (ii) financial institutions in the United States, based on publicly available information. The Southeast group had 10 financial institutions selected by BSP which (i) were banks with common stock listed on the NASDAQ and over-the-counter exchanges; (ii) were headquartered in the Southeast, U.S. (“Southeast” is defined as Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Missouri, North Carolina, South Carolina, Tennessee, Virginia and West Virginia); and (iii) had total assets between $2.0 billion and $5.0 billion. These 10 financial institutions are as follows:
City Holding Company	Southern National Bancorp of Virginia, Inc.
Carter Bank & Trust	Atlantic Capital Bancshares, Inc.
Franklin Financial Network, Inc.	SmartFinancial, Inc.
HomeTrust Bancshares, Inc.	Summit Financial Group, Inc.
Capital City Bank Group, Inc.	First Community Bankshares, Inc.
The analysis compared publicly available financial and market trading information for First Bancshares and the data for the 10 financial institutions identified above as of and for the last-twelve-months (“LTM”) period ended September 30, 2019. The table below compares the data for First Bancshares and the 10 financial institutions identified above, with pricing data as of December 17, 2019.

First Bancshares (Southeast) Comparable Company Analysis
	First Bancshares	First Bancshares Peer Group Median	First Bancshares Peer Group 25th Percentile	First Bancshares Peer Group 75th Percentile
Total Assets ($ millions)	3,481	2,816	2,395	3,775
Non-Performing Assets (“NPAs”)/Assets (%)	1.51	0.91	1.13	0.39
Tangible Common Equity/Tangible Assets (%)	9.95	10.37	9.93	10.86
LTM Core Return on Average Assets (“ROAA”) (%)	1.44	1.13	0.89	1.35
LTM Core Return on Average Equity (“ROAE”) (%)	11.27	9.50	8.31	10.62
LTM Net Interest Margin (%)	4.02	3.62	3.41	3.79
Efficiency Ratio (%)	53.4	57.1	64.3	54.0
Market Capitalization ($ millions)	648.9	478.6	406.2	516.8
Average Daily Volume (“ADV”) (shares)	63,165	47,699	40,132	61,621
Price/LTM Earnings Per Share (x)	14.6	14.9	12.5	17.5
Price/2019 Estimated Earnings Per Share (x)	12.3	15.8	14.3	17.2
Price/2020 Estimated Earnings Per Share (x)	11.2	14.8	12.8	16.2
Price/Tangible Book Value (%)	177.9	149.3	138.8	190.0
Price/2020 Estimated Tangible Book Value (%)	157.6	135.1	129.2	183.0
Price/Assets (%)	17.0	14.9	14.0	17.5
Current Dividend Yield (%)	0.93	1.37	0.72	2.18
The national group had 18 financial institutions selected by BSP which (i) were banks with common stock listed on the NASDAQ and over-the-counter exchanges; (ii) were headquartered in the U.S.; (iii) had total assets between $2.5 billion and $5.0 billion; (iv) had a Core ROAA between 1.25% and 1.75%; and (v) had a tangible common equity ratio between 8.0% and 12.0%. These 18 financial institutions are as follows:
Great Southern BanCorp., Inc.	Independent Bank Corp.
Lakeland Financial Corp.	First Defiance Financial Corp.
BanCorp., Inc.	Heritage Commerce Corp.
Bryn Mawr Bank Corp.	Nicolet Bankshares, Inc.
Camden National Corp.	RBB BanCorp.
Peoples BanCorp. Inc.	Southern National BanCorp. of Virginia, Inc.
German American BanCorp., Inc.	Sierra BanCorp.
First Mid Bancshares, Inc.	Old Second BanCorp., Inc.
Mercantile Bank Corp.	Bank of Marin BanCorp.
The analysis compared publicly available financial and market trading information for First Bancshares and the data for 18 financial institutions identified above as of and for the last-twelve-months period ended September 30, 2019. The table below compares the data for First Bancshares and the data for the 18 financial institutions identified above, with pricing data as of December 17, 2019.

First Bancshares (U.S.) Comparable Company Analysis
	First Bancshares	First Bancshares Peer Group Median	First Bancshares Peer Group 25th Percentile	First Bancshares Peer Group 75th Percentile
Total Assets ($ millions)	3,481	3,630	2,891	4,489
NPAs/Assets (%)	1.51	0.46	0.72	0.32
Tangible Common Equity/Tangible Assets (%)	9.95	9.93	9.67	10.47
LTM Core ROAA (%)	1.44	1.40	1.34	1.53
LTM Core ROAE (%)	11.27	12.38	11.05	13.34
LTM Net Interest Margin (%)	4.02	3.85	3.67	4.04
Efficiency Ratio (%)	53.4	56.4	59.6	53.2
Market Capitalization ($ millions)	648.9	659.8	533.3	780.7
ADV (shares)	63,165	51,315	36,023	69,735
Price/LTM Earnings Per Share (x)	14.6	12.9	12.6	13.5
Price/2019 Estimated Earnings Per Share (x)	12.3	12.6	12.0	13.5
Price/2020 Estimated Earnings Per Share (x)	11.2	13.0	12.1	14.5
Price/Tangible Book Value (%)	177.9	171.9	156.3	204.5
Price/2020 Estimated Tangible Book Value (%)	157.6	159.4	139.1	182.0
Price/Assets (%)	17.0	16.6	15.3	18.4
Current Dividend Yield (%)	0.93	2.33	1.90	2.77
BSP used publicly available information to perform a similar analysis for SGB by comparing selected financial information for SGB with a group of financial institutions selected by BSP. BSP selected 14 financial institutions which (i) were banks with common stock listed on the NASDAQ and over-the-counter exchanges; (ii) were headquartered in the U.S.; (iii) had total assets between $250.0 million and $750.0 million; (iv) had a Core ROAA between 0.75% and 1.10%; (v) had a NPAs/Assets less than 1.00%; and (vi) had an ADV greater than 500. These 14 financial institutions are as follows:
Fauquier Bankshares, Inc.	Jonestown Bank and Trust Co.
Bank of the James Financial Group, Inc.	Consumers Bancorp, Inc.
American Riviera Bank.	US Metro Bank
Summit State Bank	Community Bank of the Bay
Juniata Valley Financial Corp.	Farmers and Merchants Bancshares, Inc.
ChoiceOne Financial Services, Inc.	River Valley Community Bancorp
Virginia National Bankshares Corp.	Quaint Oak Bancorp, Inc.

SGB Comparable Company Analysis
	Southwest Georgia	Southwest Georgia Peer Group Median	Southwest Georgia Peer Group 25th Percentile	Southwest Georgia Peer Group 75th Percentile
Total Assets ($ millions)	547	645	495	677
NPAs/Assets (%)	0.38	0.47	0.76	0.16
Tangible Common Equity/Tangible Assets (%)	8.84	9.58	9.08	11.05
LTM Core ROAA (%)	0.86	0.96	0.89	1.04
LTM Core ROAE (%)	10.35	9.21	8.86	10.02
LTM Net Interest Margin (%)	3.98	3.69	3.62	3.81
Efficiency Ratio (%)	72.4	68.1	71.7	64.4
Market Capitalization ($ millions)	55.2	62.8	55.1	92.8
ADV (shares)	1,181	1,717	1,262	3,213
Price/LTM Earnings Per Share (x)	10.9	12.3	11.6	15.1
Price/Tangible Book Value (%)	114.0	116.2	109.1	132.7
Price/Assets (%)	10.1	11.6	9.7	14.3
Current Dividend Yield (%)	2.21	2.53	0.00	3.15
Precedent Transactions Analysis
BSP reviewed two sets of comparable merger and acquisition transaction. The sets of mergers and acquisitions included: (1) Southeast Transactions and (2) U.S. Transactions.
“Southeast Transactions” included 12 transactions where:
•
The transaction was announced on or after January 1, 2019; and

•
The transaction involved selling banks and thrifts headquartered in the Southeast; and

•
The target’s assets were between $200.0 million and $1.0 billion; and

•
The target’s LTM ROAA were greater than 0.50%.

“U.S. Transactions” included 20 transactions where:
•
The transaction was announced on or after January 1, 2019; and

•
The transaction involved selling banks and thrifts headquartered in the U.S.; and

•
The target’s total assets were between $350.0 million and $750.0 million as of announcement; and

•
The target’s LTM ROAA were greater than 0.50% as of announcement.

The following tables set forth the transactions included in (1) Southeast Transactions and (2) U.S. Transactions. Using the latest publicly available information prior to the announcement of the relevant transaction, BSP reviewed the transaction metrics for the precedent transaction groups: transaction price to last-twelve-months earnings, transaction price to tangible book value, transaction price to total assets and tangible book premium to core deposits. BSP calculated an implied value of the merger $87.9 million, based on the closing price of First Bancshares common stock on December 17, 2019, and used such implied value to calculate transaction multiples for the merger. BSP compared the indicated transaction multiples for the merger to the median multiples of the precedent transaction groups. Transactions involving investors, investor groups and troubled bank sellers were excluded from the precedent transaction analysis.

Southeast Transactions
Acquiror	Target	Announcement
SmartFinancial, Inc.	Progressive Financial Group, Inc.	10/29/19
Reliant Bancorp, Inc.	First Advantage Bancorp	10/23/19
Banco de Credito e Inversiones SA	Executive Banking Corp.	09/25/19
Reliant Bancorp, Inc.	Tennessee Community Bank Holdings, Inc.	09/16/19
First Community Bankshares, Inc.	Highlands Bankshares, Inc.	09/11/19
Community First Bancshares, Inc. (MHC)	ABB Financial Group, Inc.	08/20/19
First Financial Banc Corp.	First National Corp. of Wynne	07/25/19
First Bancshares, Inc.	First Florida Bancorp, Inc.	07/22/19
Carolina Financial Corp.	Carolina Trust BancShares, Inc.	07/15/19
Blue Ridge Bankshares, Inc.	Virginia Community Bankshares, Inc.	05/14/19
BancorpSouth Bank	Summit Financial Enterprises, Inc.	03/05/19
United Community Banks, Inc.	First Madison Bank & Trust	02/05/19
	First Bancshares/ Southwest Georgia	Precedent Southeast M&A Transactions
		Median	25th Percentile	75th Percentile
Transaction Price/LTM Earnings Per Share (x)	17.3	17.6	14.8	21.9
Transaction Price/Tangible Book Value Per Share (%)	181.5	160.2	153.5	173.9
Core Deposits Premium(1) (%)	9.0	9.6	8.6	10.2
Transaction Price/Assets (%)	16.0	16.6	15.3	18.5

(1)
Core deposits are defined as total deposits less time deposits > $250,000.

U.S. Transactions
Acquiror	Target	Announcement
Reliant Bancorp, Inc.	First Advantage Bancorp	10/23/19
Centerville Bank	PB Bancorp, Inc.	10/22/19
Community Bank System, Inc.	Steuben Trust Corp.	10/21/19
Glacier Bancorp, Inc.	State Bank Corp.	09/30/19
Banco de Credito e Inversiones SA	Executive Banking Corp.	09/25/19
First Financial Bankshares, Inc.	TB&T Bancshares, Inc.	09/19/19
First Community Bankshares, Inc.	Highlands Bankshares, Inc.	09/11/19
Associated Banc-Corp	First Staunton Bancshares, Inc.	07/25/19
Wintrust Financial Corp.	SBC, Inc.	07/25/19
South Plains Financial, Inc.	West Texas State Bank	07/25/19
First Bancshares, Inc.	First Florida Bancorp, Inc.	07/22/19
Carolina Financial Corp.	Carolina Trust BancShares, Inc.	07/15/19
ACNB Corp.	Frederick County Bancorp, Inc.	07/02/19
Nicolet Bankshares, Inc.	Choice Bancorp, Inc.	06/27/19
BancFirst Corp.	Pegasus Bank	04/24/19
ChoiceOne Financial Services, Inc.	County Bank Corp	03/25/19
Liberty bank	SBT Bancorp, Inc.	03/21/19
BancorpSouth Bank	Summit Financial Enterprises, Inc.	03/05/19
German American Bancorp, Inc.	Citizens First Corp.	02/21/19
Community Bank System, Inc.	Kinderhook Bank Corp.	01/22/19

	First Bancshares/ Southwest Georgia	Precedent U.S. M&A Transactions
		Median	25th Percentile	75th Percentile
Transaction Price/LTM Earnings Per Share (x)	17.3	17.1	15.1	20.0
Transaction Price/Tangible Book Value Per Share (%)	181.5	172.7	151.8	188.6
Core Deposits Premium(1) (%)	9.0	9.5	7.6	11.5
Transaction Price/Assets (%)	16.0	16.6	14.9	19.0

(1)
Core deposits defined as total deposits less time deposits > $250,000.

Relative Contribution Analysis
BSP reviewed the relative contributions of SGB and First Bancshares to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on projected March 31, 2020 financials for both parties. BSP then compared these contributions to the pro forma implied stock ownership interests of SGB and First Bancshares shareholders based on the merger agreement’s exchange ratio.
The following table shows SGB’s percentage contributions to the pro forma combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:
Southwest Georgia Contribution
Total Assets	12.4%
Total Loans	13.0%
Total Deposits	13.0%
Tangible Common Equity	12.5%
LTM Net Income	11.6%
2019 Estimated Net Income	11.4%
2020 Estimated Net Income	11.7%
SGB Pro Forma Ownership	11.9%
Merger Premium Analysis
BSP reviewed the one-day announcement merger premium of certain U.S. transactions announced since in January 1, 2019. The list of 36 transactions included all transactions announced with selling banks and thrifts with total assets greater than $1.0 billion and with common stock listed on the NASDAQ and over-the-counter exchanges at the time of announcement.
One-Day Merger Premium
First Bancshares / SGB	59.1
Median	35.1
25th Percentile	17.8
75th Percentile	45.6
Net Present Value Analysis of SGB
BSP also performed an analysis that estimated the net present value per share of SGB common stock on a standalone basis assuming SGB performed in accordance with management guidance for 2020 – 2022. For purposes of this analysis, it was assumed that SGB would earn $2.95 per share in 2020, $3.27 per share in 2021, and $3.61 per share in 2022. To approximate the terminal trading value of a share of SGB common stock at December 31, 2022, BSP applied price to 2022 earnings per share multiples ranging from 10.0x to

13.0x and price to December 31, 2022 tangible book value per share multiples ranging from 100% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 13.0% to 17.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of SGB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of SGB common stock of  $24.21 to $34.27 when applying multiples of earnings per share and $18.96 to $26.70 when applying multiples of tangible book value per share.
	Terminal Trading Earnings Multiples
Discount Rates	10.0	11.0	12.0	13.0
13%	$26.77	$29.27	$31.77	$34.27
14%	$26.10	$28.53	$30.97	$33.40
15%	$25.45	$27.82	$30.19	$32.56
16%	$24.82	$27.13	$29.44	$31.75
17%	$24.21	$26.46	$28.71	$30.97
	Terminal Trading Tangible Book Multiples
Discount Rates	100%	110%	120%	130%
13%	$20.94	$22.86	$24.78	$26.70
14%	$20.42	$22.29	$24.16	$26.02
15%	$19.92	$21.74	$23.56	$25.38
16%	$19.43	$21.20	$22.98	$24.75
17%	$18.96	$20.69	$22.41	$24.14
Net Present Value Analysis of First Bancshares
BSP performed an analysis that estimated the net present value per share of First Bancshares common stock on a standalone basis assuming First Bancshares performed in accordance with mean analyst operating income estimates for 2020 and 2021 and BSP projections for 2022. For purposes of this analysis, BSP assumed that First Bancshares would earn $3.01 per share in 2020, $3.15 per share in 2021 and $3.31 per share in 2022. To approximate the terminal trading value of a share of First Bancshares common stock at December 31, 2022, BSP applied price to 2022 earnings per share multiples ranging from 13.0x to 16.0x and price to December 31, 2022 tangible book value per share multiples ranging from 150% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bancshares common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Bancshares common stock of  $30.09 to $40.90 when applying multiples of earnings per share and $28.75 to $38.11 when applying multiples of tangible book value per share.
	Terminal Trading Earnings Multiples
Discount Rates	13.0	14.0	15.0	16.0
10%	$33.44	$35.93	$38.41	$40.90
11%	$32.56	$34.98	$37.40	$39.81
12%	$31.71	$34.06	$36.42	$38.77
13%	$30.89	$33.18	$35.47	$37.76
14%	$30.09	$32.33	$34.56	$36.79

	Terminal Trading Tangible Book Multiples
Discount Rates	150%	160%	170%	180%
10%	$31.95	$34.00	$36.05	$38.11
11%	$31.10	$33.10	$35.10	$37.10
12%	$30.29	$32.24	$34.18	$36.13
13%	$29.51	$31.40	$33.30	$35.19
14%	$28.75	$30.60	$32.44	$34.29
Net Present Value Analysis of Pro Forma First Bancshares
BSP performed an analysis that estimated the net present value per share of First Bancshares common stock on a pro forma basis. For purposes of this analysis, BSP prepared projections for the pro forma combined company based on (i) mean analyst estimates for First Bancshares on a standalone basis for 2020 and 2021, (ii) BSP’s projections for First Bancshares on a standalone basis for 2022, (iii) SGB management guidance for SGB on a standalone basis for 2020-2022, and (iv) BSP estimated impact of cost savings and other merger-related adjustments for 2020 through 2022. For purposes of this analysis, BSP assumed that the pro forma combined company would earn $3.07 per share in 2020, $3.31 per share in 2021 and $3.50 per share in 2022. To approximate the terminal trading value of a share of the pro forma combined company, at December 31, 2022, BSP applied price to 2022 earnings per share multiples ranging from 13.0x to 16.0x and price to December 31, 2022 tangible book value per share multiples ranging from 150% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bancshares common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Bancshares common stock of  $30.92 to $42.30 when applying multiples of earnings per share and $28.13 to $37.51 when applying multiples of tangible book value per share.
	Terminal Trading Earnings Multiples
Discount Rates	13.0	14.0	15.0	16.0
10%	$34.40	$37.03	$39.67	$42.30
11%	$33.49	$36.05	$38.61	$41.17
12%	$32.60	$35.09	$37.59	$40.08
13%	$31.75	$34.18	$36.60	$39.03
14%	$30.92	$33.29	$35.65	$38.02
	Terminal Trading Tangible Book Multiples
Discount Rates	150%	160%	170%	180%
10%	$31.29	$33.36	$35.44	$37.51
11%	$30.46	$32.48	$34.49	$36.51
12%	$29.65	$31.62	$33.58	$35.55
13%	$28.88	$30.79	$32.70	$34.62
14%	$28.13	$29.99	$31.86	$33.72
Conclusion
Based on the results of the various analyses described above, BSP concluded that the merger consideration to be paid under the terms of the merger agreement was fair, from a financial point of view, to the holders of SGB common stock.
The opinion expressed by BSP was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of SGB or First Bancshares, could materially affect the assumptions used in preparing the opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by the SGB board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP assumed that:
•
the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct,

•
each party to all such agreements will perform all of the covenants and agreements required to be performed by such party,

•
all conditions to the consummation of the merger will be satisfied without waiver thereof, and

•
the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement, without any amendments or modifications thereto or any adjustments to the consideration.

BSP cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party.
Compensation to BSP
BSP was engaged as financial advisor to SGB in connection with the merger. Pursuant to the terms of the engagement agreement, SGB agreed to pay BSP certain fees in conjunction with this transaction, $20,000 of which was paid upon signing of the engagement letter, $75,000 of which was paid upon the signing of a merger agreement (the “Progress Fee”) and $25,000 which was paid upon BSP’s delivery of the written opinion to SGB. Upon closing of the transaction, BSP will be paid a fee calculated as 1.00% of total consideration (the “Success Fee”), which is currently estimated to be $813,920. The Progress Fee will be credited toward the Success Fee. In addition, SGB has agreed to indemnify BSP and its directors, officers and employees from liability in connection with the transaction, and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s acts or decisions made in good faith and in the best interest of SGB. During the two years preceding the current engagement associated with the merger, BSP did not provide advisory services to SGB and/or its affiliates where compensation was received. During the two years preceding SGB’s current engagement of BSP associated with the merger, BSP’s affiliate, Performance Trust Capital Partners, LLC, has provided certain investment banking services and received a success fee of  $405,000 from First Bancshares in connection with a transaction which closed in April 2018 and a retainer of  $25,000 from First Bancshares for a transaction that was never completed in June 2018.
Board Composition and Management of First Bancshares after the Merger
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the First Bancshares Articles and First Bancshares Bylaws.
Interests of SGB Directors and Executive Officers in the Merger
In considering the recommendations of the SGB board of directors that SGB shareholders vote in favor of the merger proposal, you should be aware that SGB’s directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of SGB. The SGB board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.
Treatment of SGB Equity Awards
At the Effective Time, each share of SGB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00, or the exchange ratio, share of First Bancshares common stock. To the extent that any shares of SGB common stock are subject to vesting restrictions, the same terms and conditions currently applicable to such shares of SGB common stock will continue to apply to the converted shares First Bancshares common stock received in connection with the merger, except vesting shall be accelerated if the holder is terminated as an employee of First Bancshares within one year of the completion of the merger (other than for cause, death, disability, normal retirement or voluntary resignation). Mrs. Donna S. Lott and Messrs. Ross K. Dekle and Jeffrey (Jud) Moritz each hold 1,558, 5,737 and 5,825 unvested restricted stock awards, respectively.
Change of Control Payments and Benefits under Current SGB Employment Agreements.
SGB currently maintains an employment agreement with DeWitt Drew, its Chief Executive Officer. For the purposes of the employment agreement, the merger will constitute a “change in control.” Under the terms of the employment agreement, if Mr. Drew’s employment is terminated within six months prior to or eighteen months following a “change in control” (i) by SGB without “cause” (as defined in the agreement), or (ii) by Mr. Drew for “good reason” (as defined in the agreement), Mr. Drew will be entitled to receive his normal, current salary for the remainder of the employment term (as defined in the agreement) and paid insurance continuation rights under COBRA for the term. Under the employment agreement, “good reason” occurs when any of the following conditions exist, without Mr. Drew’s consent: the substantial adverse change in Mr. Drew’s responsibilities from those in effect immediately prior to the change in control or, after the change in control date, a reduction in Mr. Drew’s normal, current salary; a reduction in his incentive compensation resulting from a change in the incentive plan or the failure to continue to provide Mr. Drew with benefits substantially similar to those enjoyed by Mr. Drew under any of the employer’s pension, deferred compensation, life insurance, medical, or disability plans in which Mr. Drew was participating at the change in control date; the taking of any action which would directly or indirectly reduce any of such benefits or deprive Mr. Drew of any material fringe benefit enjoyed by Mr. Drew at the change in control date.
The employment agreement provides that amounts payable and benefits provided thereunder on account of a change in control shall be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible as an “excess parachute payment” under Section 280G of the Internal Revenue Code. The employment agreement also contains non-competition and non-solicitation covenants that apply for two years following the executive’s termination of employment.
SGB and First Bancshares have agreed to terminate Mr. Drew’s employment agreement, with such termination to be effective at the effective time of the merger, and Mr. Drew will receive a lump sum payment of  $586,838 net of applicable tax withholdings.
Employment Following the Merger
First Bancshares has entered into an employment agreement with Mr. Drew that will be effective as of the effective time of the merger and will terminate the later of  (i) two weeks following operational conversion and integration of SGB with and into First Bancshares, and Southwest Georgia Bank with and into The First, which conversion and integration is anticipated to end no earlier than June 2020, and (ii) June 30, 2020. Pursuant to this agreement, Mr. Drew will receive base salary payments at the rate of $200,000 annually and continue to participate in his current split dollar plan. Under Mr. Drew’s agreement with First Bancshares, if his employment with First Bancshares is terminated by First Bancshares without cause (as defined in the agreement), Mr. Drew will be entitled to receive continuation of his base salary through the end of the employment agreement’s term. The agreement contains certain restrictive covenants, including a perpetual nondisclosure covenant with regard to trade secrets and a two-year nondisclosure covenant with regard to other confidential information. The agreement also contains covenants concerning noncompetition and nonsolicitation of employees and customers, each of which apply for two years following Mr. Drew’s termination of employment within the territory specified in the agreement.
To incentivize Mr. Drew to remain employed with First Bancshares following the merger, the agreement also provides that Mr. Drew will receive a lump-sum payment in the amount of  $61,500 (less applicable tax withholdings), if he remains employed on the last day of the employment term or, if earlier, Mr. Drew’s employment is terminated by First Bancshares without cause.

Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the merger agreement, directors and executive officers of SGB will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For additional information, see “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance”.
Merger-Related Compensation for SGB’s Named Executive Officers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of SGB’s named executive officers that is based on or otherwise relates to the merger. Mr. Drew is the only named executive officer receiving compensation that is based on or otherwise relates to the merger. SGB’s two other named executive officers — Mr. John J. Cole, Jr. and Mr. Jeffery E. Hanson — resigned effective December 31, 2018 and September 30, 2019, respectively, and are not receiving any compensation that is based on or otherwise relates to the merger.
The merger-related compensation payable to Mr. Drew by SGB is subject to a non-binding advisory vote of SGB’s shareholders, as described above in “SGB Proposals — Proposal Two: Compensation Proposal” and “—  Interests of SGB’s Directors and Executive Officers in the Merger.”
The table below sets forth the approximate dollar value of the compensation for Mr. Drew that is based on or otherwise relates to the merger, assuming that the merger was completed and Mr. Drew experienced a qualifying termination on February 5, 2020. For additional details regarding the terms of the payments described below, see the discussion under the caption “—  Interests of SGB’s Directors and Executive Officers in the Merger.”
Name	Cash ($)(1)	Total ($)
DeWitt Drew	630,338	630,338

(1)
Reflects (i) the lump sum payment that will be made to Mr. Drew by SGB at closing in connection with the termination of his employment agreement with SGB ($568,838), which payment is a single trigger payment and (ii) the lump sum payment payable to Mr. Drew by First Bancshares if he remains employed with First Bancshares on the last day of the employment term or he experiences a qualifying termination prior to the end of the employment term, which is a single trigger payment ($61,500).

Beneficial Ownership of SGB Common Stock by Management and Principal Shareholders of SGB
The following table sets forth information with respect to the beneficial ownership of shares of SGB common stock by the SGB directors, the SGB executive officers and the SGB directors and executive officers as a group, as well as information regarding each other person that SGB believes owns in excess of 5% of the outstanding shares of SGB common stock.
The percentages of beneficial ownership in the following table are calculated based upon 2,548,510 shares of SGB common stock issued and outstanding as of February 5, 2020. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with convertible securities exercisable or convertible within 60 days of the record date for the special meeting.
Unless otherwise indicated, and subject to the voting agreements entered into with SGB in connection with entering into the merger agreement, to SGB’s best knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Class+
The Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation 201 First Street, S.E., Moultrie, Georgia 31768	251,119	9.85%
Cecil H. Barber	39,227	1.54%
DeWitt Drew	35,509(2)	1.39%
Richard L. Moss	37,296	1.46%
Roy H. Reeves	39,290	1.54%
Johnny R. Slocumb	63,608	2.50%
M. Lane Wear	13,075	*
Marcus R. Wells	16,515	*
Danny E. Singley	17,568(3)	*
Donna S. Lott	6,733(4)	*
Ross K. Dekle	12,174(5)	*
Jeffery (Jud) Moritz	13,219(6)	*
All Directors and Executive Officers as a Group (11 persons)	294,214	11.54%

*
Indicates less than 1%

+
Based on 2,548,510 shares outstanding as of February 5, 2020. There were no outstanding stock options as of February 5, 2020.

(1)
Shares held by the Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation, which we refer to as the ESOP, that are beneficially owned by directors and executive officers have been allocated to each such director and executive officer who beneficially owns such shares and has the power to direct the voting of such shares in the amounts indicated in the footnotes to this table. Southwest Georgia Bank, as Trustee for the ESOP, exercises voting rights with respect to shares held in the ESOP in accordance with the instructions of the ESOP Committee that serves as the Plan Administrator for the ESOP.

(2)
Includes 14,921 shares allocated to the account of Mr. Drew held in the ESOP, over which shares Mr. Drew exercises voting power.

(3)
Includes 4,670 shares allocated to the account of Mr. Singley held in the ESOP, over which shares Mr. Singley exercises voting power.

(4)
Includes 3,280 shares allocated to the account of Mrs. Lott held in the ESOP, and 1,558 unvested restricted stock awards, over which shares Mrs. Lott exercises voting power.

(5)
Includes 3,637 shares allocated to the account of Mr. Dekle held in the ESOP, and 5,737 unvested restricted stock awards, over which shares Mr. Dekle exercises voting power.

(6)
Includes 4,232 shares allocated to the account of Mr. Moritz held in the ESOP, and 5,825 unvested restricted stock awards, over which shares Mr. Moritz exercises voting power.

Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, SGB and First Bancshares have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals or waivers required or advisable to complete the transactions contemplated by the merger agreement. These approvals and waivers include, among others, a waiver from the Federal Reserve Board and an approval from the OCC. First Bancshares and/or SGB have filed applications, waiver requests and notifications to obtain the required regulatory approvals or waivers.

Federal Reserve Board
The merger of SGB with First Bancshares must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. First Bancshares filed a written request that the Federal Reserve Board waive the application requirements of the BHC Act with regard to its acquisition of SGB on January 30, 2020.
Office of the Comptroller of the Currency
The merger of Southwest Georgia Bank with and into The First must be approved by the OCC under the National Bank Consolidation and Merger Act, 12 U.S.C. Section 215a. An application for approval of the bank merger was filed with the OCC on January 30, 2020. In evaluating such a merger application, the OCC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or merger; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.
First Bancshares and SGB believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither First Bancshares nor SGB can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that First Bancshares will not be required, and SGB and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on First Bancshares and its subsidiaries or SGB and its subsidiaries as of and following the completion of the merger.
The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. First Bancshares and SGB will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.
Neither First Bancshares nor SGB is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Material U.S. Federal Income Tax Consequences
Subject to the limitations, assumptions and qualifications described herein, in the opinion of each of Alston & Bird LLP and Troutman Sanders LLP, the following discussion summarizes the material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of

SGB common stock that exchange their shares of SGB stock for shares of First Bancshares common stock, cash, or a combination thereof in the merger. The opinions of Alston & Bird LLP and Troutman Sanders LLP, tax counsel for each of First Bancshares and SGB, respectively, are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this document is a part.
This discussion is based upon the Code, its legislative history, the Treasury Regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus, and all of which are subject to change, potentially retroactively, which could affect the accuracy of the statements and conclusions set forth in this discussion. The opinions described herein will not be binding on the Internal Revenue Service (the “IRS”) or any court. First Bancshares and SGB have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SGB common stock that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) a trust if  (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds SGB common stock, the tax treatment of a partner in the partnership generally will depend on the status of such partner and the activities of the partnership. Any entity that is treated as a partnership for U.S. federal income tax purposes that holds SGB common stock and any partners in such partnerships should consult their tax advisors.
The discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, published positions of the IRS, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion addresses only those U.S. holders of SGB common stock that hold their shares of SGB common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:
•
a bank or other financial institution;

•
a tax-exempt organization;

•
a regulated investment company;

•
a real estate investment trust;

•
a mutual fund;

•
an S corporation, partnership or other pass-through entity (or an investor in an S corporation, partnership or other pass-through entity);

•
a retirement plan, individual retirement account or other tax-deferred account;

•
an insurance company;

•
a dealer or broker in stocks and securities, or currencies;

•
a trader in securities that elects to use the mark-to-market method of accounting;

•
a holder of SGB common stock subject to the alternative minimum tax provisions of the Code;

•
a holder of SGB common stock that received SGB common stock through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•
a holder of SGB common stock that has a functional currency other than the U.S. dollar;

•
a holder of SGB common stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•
a holder required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to First Bancshares common stock as a result of such item being taken into account in an applicable financial statement;

•
a person that is not a U.S. holder; or

•
a U.S. expatriate or former citizen or resident of the United States.

This discussion does not address any tax consequences arising under the laws of any U.S. state, local or foreign jurisdiction, the Medicare contribution tax, or under any U.S. federal laws other than those pertaining to the income tax(such as estate or gift tax laws), nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). Determining the actual tax consequences of the merger to a U.S. holder is complex and can depend, in part, on the U.S. holder’s specific situation. Each U.S. holder should consult its own independent tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Tax Consequences of the Merger Generally
Subject to the limitations, assumptions and qualifications described herein, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by First Bancshares and SGB of opinions from Alston & Bird LLP and Troutman Sanders LLP, respectively, dated the closing date of the merger, to the effect that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.
These opinions of Alston & Bird LLP and Troutman Sanders LLP provided to First Bancshares and SGB, respectively, will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Alston & Bird LLP and Troutman Sanders LLP will rely upon representations and covenants of First Bancshares and SGB, including those representations contained in certificates of officers of First Bancshares and SGB, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but will not be binding on the IRS or any court, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues described herein. In addition, neither SGB nor First Bancshares has requested nor does either of them intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or described in the tax opinions.
The remainder of this discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders that Exchange SGB Common Stock for First Bancshares Common Stock
Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges all of its SGB common stock solely for shares of First Bancshares common stock generally:
•
will not recognize any gain or loss upon the exchange of shares of SGB common stock for shares of First Bancshares common stock in the merger;

•
will have a tax basis in the First Bancshares common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) equal to the tax basis of the SGB common stock surrendered in exchange therefor; and

•
will have a holding period for shares of First Bancshares common stock received in the merger that includes its holding period for its shares of SGB common stock surrendered in exchange therefor.

Cash In Lieu of a Fractional Share
If a U.S. holder receives cash in lieu of a fractional share of First Bancshares common stock, the U.S. holder generally will be treated as having received the fractional share of First Bancshares common stock in the merger and then as having sold the fractional share of First Bancshares common stock for cash. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate tax basis allocable to the fractional share of First Bancshares common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held its shares of SGB common stock for more than one year as of the effective time of the merger. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses may be subject to limitations.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to holders of SGB common Stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
If a U.S. holder that receives First Bancshares common stock in the merger is considered a “significant holder,” such U.S. holder generally will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the SGB common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any SGB Shareholder that, immediately before the merger, (y) owned at least 5% (by vote or value) of the outstanding stock of SGB or (z) owned SGB securities with a tax basis of  $1.0 million or more.
This discussion of material U.S. federal income tax consequences does not purport to be a complete analysis or discussion of all the potential tax consequences of the merger. It is for general information only purposes and is not tax advice. Holders of SGB common stock are urged to consult their own independent tax advisors as to the U.S. federal income tax consequences, in light of their particular situations, of the merger (or exercise of dissenters’ rights), as well as the applicability of any other U.S. federal tax laws and any state, local, and foreign tax laws.

Accounting Treatment
The merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under this method, SGB’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for SGB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by First Bancshares in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of First Bancshares issued after the merger will reflect the results attributable to the acquired operations of SGB beginning on the date of completion of the merger.
Dissenters’ Rights
The merger agreement contemplates dissenters’ rights, however, under Article 13 of the GBCC, SGB shareholders will not be entitled to dissenters’ rights in connection with the merger if, on the record date for the SGB special meeting, their shares are listed on a national securities exchange or held of record by more than 2,000 shareholders, and they accept as consideration for their shares the shares of the surviving corporation or another publicly held corporation which at the effective date of the merger are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for cash paid in lieu of fractional shares. The SGB common stock is currently listed on NYSE American, a national securities exchange, and is expected to continue to be so listed on the record date for the SGB special meeting. The SGB shareholders will receive shares of First Bancshares common stock as merger consideration, which are currently listed on NASDAQ, and are expected to continue to be so listed at the effective date of the merger. Accordingly, the SGB shareholders will not be entitled to any dissenters’ rights in connection with the merger.
Exchange of Shares in the Merger
The conversion of SGB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of SGB common stock for the merger consideration to be received pursuant to the terms of the merger agreement. For more information regarding the procedures for exchanging your shares of SGB common stock for the merger consideration, see “The Merger Agreement — Procedures for Converting Shares of SGB Common Stock into Merger Consideration” below.
Listing of First Bancshares Common Stock
First Bancshares has agreed to use its commercially reasonable efforts to cause the shares of First Bancshares common stock issuable in connection with the merger be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, prior to the effective time of the merger.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of First Bancshares and SGB have each unanimously approved the merger agreement, which provides for the merger of SGB with and into First Bancshares, with First Bancshares as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, Southwest Georgia Bank, which is a Georgia state-chartered bank and a direct wholly owned subsidiary of SGB, will merge with and into The First, a direct wholly owned subsidiary of First Bancshares, with The First as the surviving bank of such merger. The terms and conditions of the merger of The First and Southwest Georgia Bank are set forth in a separate merger agreement and plan of merger, referred to as the bank merger agreement, the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of The First and Southwest Georgia Bank may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of The First and Southwest Georgia Bank as the bank merger.
The merger agreement allows First Bancshares to change the structure of the merger at any time and without the approval of SGB if and to the extent that First Bancshares reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount or kind of merger consideration to be provided under the merger agreement, (ii) materially impede or delay consummation of the merger, (iii) adversely affect the federal income tax treatment of SGB shareholders in connection with the merger, or (iv) require submission to or the approval of SGB shareholders after the merger proposal has already been approved by SGB’s shareholders.
Closing and Effective Time of the Merger
The closing will take place immediately prior to the effective time of the merger. The effective time of the merger will be the later of  (i) the date and time of filing of the articles of merger with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Georgia by First Bancshares or (ii) the date and time when the merger becomes effective as set forth in such articles of merger, which will be no later than three business days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with their terms.
We currently expect that the merger will be completed in the second quarter of 2020, subject to obtaining the requisite approvals from the shareholders of SGB, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, First Bancshares and SGB will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”
Organizational Documents of the Surviving Company
At the effective time of the merger, the First Bancshares Articles and the First Bancshares Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.
Board Composition and Management of Surviving Company
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the First Bancshares Articles and the First Bancshares Bylaws.
Merger Consideration
Under the terms of the merger agreement, each share of SGB common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.00, or the exchange ratio, share of First Bancshares common stock. To the extent that any shares of SGB common stock are subject to vesting restrictions, the same terms and conditions currently applicable to such shares of SGB common stock will continue to apply to the converted shares First Bancshares common stock received in connection with the merger, with certain exceptions where the holder of the shares of restricted stock is terminated as an employee of First Bancshares within one year of the completion of the merger (other than for cause, death, disability, normal retirement or voluntary resignation).
If First Bancshares or SGB change the number of shares of First Bancshares common stock or SGB common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to First Bancshares common stock or SGB common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give SGB shareholders the same economic effect as contemplated by the merger agreement prior to any such event.
The value of the shares of First Bancshares common stock to be issued to SGB shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the First Bancshares common stock.
Procedures for Converting Shares of SGB Common Stock into Merger Consideration
Exchange Agent
First Bancshares will designate a third party to act as the exchange agent in connection with the merger. The exchange agent shall also act as the agent for SGB shareholders for the purpose of receiving their SGB stock certificates and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, First Bancshares will deposit, or cause to be deposited, with the exchange agent the aggregate merger consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate merger consideration payable.
Transmittal Materials and Procedures
Promptly (but not more than three business days) after the effective time of the merger, First Bancshares will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of SGB common stock (other than excluded shares) providing instructions on how to effect the delivery of certificates or book-entry shares of SGB common stock in exchange for the merger consideration. After the effective time of the merger, when a SGB shareholder surrenders his or her stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of SGB common stock will be entitled to receive, (i) the merger consideration and (ii) any cash in lieu of fractional shares to which the holder is entitled.
Surrender of SGB Stock Certificates
The exchange agent will mail to each holder of record of SGB common stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates or book-entry shares representing the shares of SGB common stock held by the shareholder.

Following the effective time of the merger, upon the surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of SGB common stock, accompanied by a properly completed letter of transmittal, a SGB shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate or book-entry share will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares), and any dividends to which such holder is entitled pursuant to the merger agreement.
No dividends or other distributions with respect to First Bancshares common stock after completion of the merger will be paid to the holder of any unsurrendered SGB stock certificates or book-entry shares with respect to the shares of SGB common stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered SGB stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of First Bancshares common stock represented by that certificate or book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of First Bancshares common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of First Bancshares common stock issuable in exchange for that certificate or book-entry shares.
None of First Bancshares, the exchange agent or any other person will be liable to any former SGB shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
In the event any SGB stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by First Bancshares or the exchange agent, post a bond in such amount as First Bancshares or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
First Bancshares and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any SGB shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of SGB other than to settle transfers of SGB common stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of SGB common stock. The shares of First Bancshares common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of SGB common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of SGB common stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of First Bancshares that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of First Bancshares common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Representations and Warranties
The merger agreement contains customary representations and warranties of First Bancshares and SGB relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of First Bancshares and SGB have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by First Bancshares and SGB to each other primarily relate to:
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corporate organization, existence, power and authority;

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capitalization;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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regulatory approvals and consents required in connection with the merger and the bank merger;

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the accuracy of financial statements and effectiveness of internal controls;

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absence of material adverse effect on each party since December 31, 2017;

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litigation and legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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fees paid to financial advisors;

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tax matters; and

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

SGB has also made representations and warranties to First Bancshares with respect to:
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material contracts;

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receipt of fairness opinion;

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employee benefit plans;

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labor and employee relations;

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environmental matters;

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investment portfolio;

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derivative transactions;

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loan portfolio;

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adequacy of allowances for loan losses;

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investment management and related activities;

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repurchase agreements;

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deposit insurance;

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regulatory compliance and information security;

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transactions with affiliates;

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real and personal property matters;

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intellectual properties;

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insurance policies;

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absence of state takeover laws applicability; and

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transaction costs.

Definition of  “Material Adverse Effect”
Certain representations and warranties of First Bancshares and SGB are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either First Bancshares or SGB, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of  “material adverse effect” excludes the following:
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changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

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changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

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changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

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public disclosure of the transactions contemplated or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

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any failure by SGB or First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

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changes in the trading price or trading volume of First Bancshares common stock; and

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the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel;

except, with respect to the first three bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

Covenants and Agreements
Pursuant to the merger agreement, First Bancshares and SGB have agreed to certain restrictions on their activities until the effective time of the merger. First Bancshares has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. SGB has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, SGB has agreed that it will use commercially reasonable efforts to:
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preserve its business organization and assets intact;

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keep available to itself and First Bancshares the present services of the current officers and employees of SGB and its subsidiaries;

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preserve for itself and First Bancshares the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

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continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans

First Bancshares has also agreed that until the effective time of the merger, it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:
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prevent, delay or impair First Bancshares’ ability to consummate the merger or the transactions contemplated by the merger agreement;

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agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement;

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result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

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take any action that is likely to materially impair First Bancshares’ ability to perform any of its obligations under the merger agreement or The First to perform any of its obligations under the bank plan of merger; or

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agree or commit to do any of the foregoing.

SGB has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of First Bancshares, except as previously agreed to by the parties:
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(i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the SGB stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as permitted in the merger agreement, accelerate the vesting of any existing warrants, options or other rights, or (iii) except as permitted in the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time;

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make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except (i) regular quarterly cash dividends by SGB at a rate not to exceed $0.12 per share of SGB common stock payable in the ordinary course of business, and (ii) dividends from wholly owned subsidiaries to SGB;

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enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of SGB or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of SGB or its subsidiaries, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, or (iv) as previously disclosed to First Bancshares;
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hire any person as an employee of SGB or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $80,000;

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enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with First Bancshares, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to First Bancshares, (iii) as previously disclosed to First Bancshares, or (iv) as may be required pursuant to the terms of the merger agreement) any SGB benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SGB or any of its subsidiaries;

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take action to accelerate the vesting of any shares of restricted SGB common stock (except as previously disclosed to FBMS);

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pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors except in certain circumstances;

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except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to SGB or any of its subsidiaries;

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acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any substantial portion of the assets, debt, business, deposits or properties of all other entity or person, except for purchases specifically approved by First Bancshares;

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make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that First Bancsharesshall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) business days of its receipt of a written request from SGB;

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amend the SGB Articles or the SGB Bylaws or any equivalent documents of SGB’s subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

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except as previously disclosed to First Bancshares, enter into, amend, modify, terminate, extend, or waive any material provision of, any SGB material contract (or any contract that would be an SGB material contract if it were in effect on the date of the agreement), material lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than amendments, modifications, terminations, extensions, waivers or changes not materially adverse to SGB or any of its subsidiaries, except, in all such cases, as reasonably requested by First Bancshares;

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other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SGB or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by SGB or any of its subsidiaries of an amount not covered or paid by an insurer or third party which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of SGB or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations;

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(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

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enter into any derivative transaction;

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incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

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(i) other than in accordance with SGB’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, or (ii) change the classification method for any of the SGB investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in specified accounting literature;

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make any material changes to deposit pricing other than such changes made in the ordinary course of business;

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except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to First Bancshares, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SGB or any of its subsidiaries to such borrower or its affiliates, would be in excess of  $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of  $500,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of  $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with SGB’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SGB or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $1,000,000, (ii) sell any loan or loan pools in excess of  $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where SGB or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SGB or its subsidiaries;

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except as required by applicable law or in the ordinary course of business, make or change any tax election, file any amended tax return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local law) with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

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commit any act or omission which constitutes a material breach or default by SGB or any of its subsidiaries under any agreement with any governmental authority or under any SGB material contract, material lease or material license to which SGB or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;

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foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;

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take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair SGB’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

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directly or indirectly repurchase, redeem or otherwise acquire any shares of SGB capital stock or any securities convertible into or exercisable for any shares of SGB capital stock, except that SGB may repurchase, redeem or otherwise acquire shares of SGB common stock in connection with the payment of the withholding taxes owed by a holder of a SGB restricted share upon the vesting of a SGB restricted share;

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except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by First Bancshares;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries; or

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(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law.

SGB has also agreed to cause to be delivered to First Bancshares resignations of all the directors of SGB and its subsidiaries to be effective as of the effective time of the merger.
Regulatory Matters
First Bancshares and SGB agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing.

First Bancshares has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
First Bancshares and SGB and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation, to effect all filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations; provided, however, that nothing contained in the merger agreement will require First Bancshares or any of its subsidiaries or SGB or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to SGB) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of First Bancshares, SGB, the surviving entity or the surviving bank, after giving effect to the merger (a “burdensome condition”).
First Bancshares and SGB will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of First Bancshares or SGB to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, First Bancshares and SGB agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.
NASDAQ Listing
First Bancshares has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
General
Following the effective time of the merger, First Bancshares must maintain employee benefit plans and compensation opportunities for those persons who are full-time employees of SGB and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of First Bancshares or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of First Bancshares or its subsidiaries). First Bancshares shall give the covered employees credit for their prior service with SGB and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by First Bancshares in which covered employees may be eligible to participate.
With respect to any First Bancshares health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year in which the covered employee is first eligible to participate, First Bancshares or its applicable subsidiary must use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the SGB benefit plan in which the covered employee participated immediately prior to the effective time of the merger and (2) recognize any health, dental, vision or other welfare expenses incurred by such covered employee and his or her covered dependents in the year that includes the closing date (or, if later, the year in which such covered employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out of pocket expense requirements under any such health, dental, vision or other welfare plan.
Employees of SGB (other than those who will enter into termination agreements with First Bancshares and/or The First in connection with the transaction) who (i) become employees of The First Bancshares or The First at the effective time of the merger and (ii) is terminated within one year following the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation based on the number of years of service with SGB and the employees’ weekly rate of pay.
Prior to the effective time of the merger, SGB will effectuate the termination or discontinuation of certain benefits plans maintained by SGB, as requested by First Bancshares.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provides that, for a period of six years after the effective time of the merger, First Bancshares shall indemnify and hold harmless the present and former directors and officers of SGB and its subsidiaries against all costs or expenses, judgments, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for SGB or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of SGB in effect as of the date of the merger agreement to the extent permitted by applicable law. First Bancshares will also advance expenses in connection with such indemnification.
For a period of six years after the effective time of the merger, First Bancshares will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of SGB or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by SGB; provided, however, that: (i) if First Bancshares is unable to obtain or maintain the directors’ and officers’ liability insurance, then First Bancshares will provide as much comparable insurance as is reasonably available, and (ii) officers and directors of SGB or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. First Bancshares will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by SGB for director and officer insurance in effect as of the date of this Agreement.
First Bancshares has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of First Bancshares and its subsidiaries will assume the obligations of indemnification under the merger agreement.
No Solicitation
SGB has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of SGB or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Bancshares) any information or data with respect to SGB or any of its subsidiaries in connection with a potential acquisition proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SGB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SGB or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of SGB or any of its subsidiaries, constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of SGB; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of SGB or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of SGB or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
However, at any time prior to SGB special meeting, SGB may take any of the actions described in the first paragraph of this “— No Solicitation” section if, but only if  (i) SGB receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, and (ii) the SGB board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable law, (iii) SGB has provided First Bancshares with at least two business days prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to SGB or any of its subsidiaries or otherwise relating to an acquisition proposal, SGB receives from such person a confidentiality agreement with terms no less favorable to SGB than those contained in the confidentiality agreement with First Bancshares. SGB must promptly provide to First Bancshares any non-public information regarding SGB or any of its subsidiaries provided to any other person which was not previously provided to First Bancshares, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and SGB or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding SGB common stock or more than 50% of the assets of SGB and its subsidiaries (measured as a percentage of the fair value of the consolidated assets of SGB), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of SGB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by First Bancshares in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of SGB from a financial point of view than the merger.
SGB must promptly (and in any event within 24 hours) notify First Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SGB or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SGB has agreed that it will keep First Bancshares informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of SGB nor any committee thereof shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to First Bancshares or publicly propose to withdraw, modify, or qualify in any manner adverse to First Bancshares) the SGB recommendation, or the determination of the advisability to its shareholders of the approval of the merger agreement and the transactions contemplated by the merger agreement (including the merger); (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable any acquisition proposal; (iii) fail to include the SGB recommendation in whole or in part in the proxy statement prospectus or any filing or amendment or supplement relating thereto; (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within five business days after it is announced; (v) fail to reaffirm the SGB recommendation within three business days following a request by First Bancshares, or make any statement, filing or release, in connection with the SGB meeting or otherwise, inconsistent with the SGB recommendation; or (vi) resolve to do any of the foregoing.
Notwithstanding the foregoing, prior to the receipt of the requisite SGB shareholder approval, the board of directors of SGB may withdraw, qualify, amend or modify the SGB recommendation (“SGB subsequent determination”) or cause or permit SGB to terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal after the fifth business day following First Bancshares’ receipt of a notice (the “notice of superior proposal”) from SGB advising First Bancshares that the board of directors of SGB has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of SGB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to SGB’s shareholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by First Bancshares (the “notice period”), SGB and the board of directors of SGB shall have cooperated and negotiated in good faith with First Bancshares to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable SGB to proceed with the SGB recommendation in favor of the merger with First Bancshares without a SGB subsequent determination; provided, however, that First Bancshares does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Bancshares since its receipt of such notice of superior proposal, the board of directors of SGB has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, SGB is required to deliver a new notice of superior proposal to First Bancshares and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.
Notwithstanding any SGB subsequent determination, the merger agreement will be submitted to SGB’s shareholders at the SGB special meeting for the purpose of voting on the approval of the merger proposal and nothing contained in the merger agreement will be deemed to relieve SGB of such obligation; provided, however, that if the board of directors of SGB makes a SGB subsequent determination with respect to a superior proposal, then the board of directors of SGB may recommend approval of such superior proposal by the shareholders of SGB and may submit the merger proposal to SGB’s shareholders without recommendation, in which event the board of directors of SGB will communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger proposal to SGB’s shareholders in an appropriate amendment or supplement to this proxy statement/prospectus.

Conditions to Completion of the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
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the required approval by the shareholders of SGB;

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the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions (as such term is defined in the merger agreement);

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the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act, and the approval for listing on NASDAQ of the First Bancshares’ common shares stock to be issued in connection with the transactions contemplated in the merger agreement;

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the receipt by First Bancshares and SGB from their respective tax counsel of a U.S. federal income tax opinion, dated the closing date of the merger, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the accuracy, subject to varying degrees of materiality, of First Bancshares’ and SGB’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

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performance in all material respects by First Bancshares and SGB of their respective obligations under the merger agreement;

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the Plan of Bank Merger is executed and delivered;

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SGB obtaining an actuarial analysis demonstrating that (i) SGB’s approximate total liability in respect of its pension plan on a termination basis will not materially exceed $13.8 million and (ii) the difference between such liability and the market value of the assets of the pension plan will not be expected to materially exceed $3.85 million; and

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the absence of any event which has resulted in a material adverse effect on the other party, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other party.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger:
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by mutual written consent of First Bancshares and SGB;

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by First Bancshares or SGB if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

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by First Bancshares or SGB if the approval of the shareholders of SGB is not obtained;

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by First Bancshares or SGB in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured prior to the earlier of thirty days of notice of the breach or two business days prior to the expiration date of the merger agreement and the terminating party is not itself in material breach;

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by First Bancshares or SGB if the merger is not consummated on or before June 30, 2020, subject to automatic extension to August 31, 2020 if the only outstanding condition to closing is the receipt of regulatory approvals, which we refer to as the expiration date;

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by First Bancshares if SGB materially breaches its covenant not to solicit other offers;

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by First Bancshares if SGB withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

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by First Bancshares if SGB fails to properly call, give notice of, and commence a meeting of shareholders to vote on the merger;

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by First Bancshares if SGB approves or recommends an acquisition proposal;

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by First Bancshares if SGB fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by First Bancshares;

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by SGB if  (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $26.86, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $33.58) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $108.51); provided, however, that First Bancshares has the option, but not the obligation, to adjust the per share cash consideration or the per share stock consideration to prevent the termination of merger agreement; or

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by SGB if SGB’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if SGB pays to First Bancshares the $3,750,000 termination fee.

Termination Fee
SGB will pay First Bancshares a termination fee equal to $3,750,000 in the event of any of the following:
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First Bancshares terminates the merger agreement because: (i) SGB materially breached its covenant not to solicit other offers; (ii) SGB withdrew, qualified, amended, modified or withheld its recommendation to its shareholders to approve the merger and the merger agreement to its shareholders, or made any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation); (iii) SGB failed to properly call, give notice of, and commence a meeting of shareholders to vote on the merger; (iv) SGB approved or recommended an acquisition proposal; (v) SGB failed to publicly recommend against a publicly announced acquisition proposal within five (5) business days of being requested to do so by First Bancshares or failed to publicly reconfirm its recommendation to its shareholders within (3) business days of being requested to do so by First Bancshares; or (vi) SGB resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions;

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in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of SGB or has been made directly to SGB’s shareholders generally or an acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated by (A) First

Bancshares or SGB because the requisite SGB shareholder approval was not obtained or (B) First Bancshares because of SGB’s material breach of its representations and warranties or covenants in the merger agreement, and (ii) prior to the date within 12 months of such termination, SGB enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above);
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SGB terminates the merger agreement after following the requisite procedures in the merger agreement for the purpose of entering into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

Effect of Termination
A termination of the merger agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement giving rise to such termination or resulting from fraud or any willful and material breach. Notwithstanding the foregoing, the parties have agreed that if SGB pays or causes to be paid to First Bancshares the termination fee in accordance with the merger agreement, SGB (or any successor in interest of SGB) will not have any further obligations or liabilities to First Bancshares with respect to the merger agreement or the transactions contemplated by it.
Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the SGB special meeting no amendment may be made which by law requires further approval by the shareholders of First Bancshares or SGB without obtaining such approval.
Expenses
All expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby, including fees and expenses of financial consultants, accountants and counsel, will be paid by the party incurring the expenses. Nothing in the merger agreement limits either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

ANCILLARY AGREEMENTS
Voting Agreements
In connection with, and as a condition to, entering into the merger agreement, each of the directors of SGB and Southwest Georgia Bank entered into a voting agreement with First Bancshares. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A to the merger agreement attached as Annex A to this document.
Pursuant to the voting agreements, each party to a voting agreement has agreed to appear at the SGB special meeting (in person or by proxy) and to vote his or her shares of SGB common stock:
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in favor of adoption and approval of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

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in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the merger agreement and the merger;

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against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SGB contained in the merger agreement;

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against any acquisition proposal other than the merger; and

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against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each shareholder party to a voting agreement will not:
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directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shareholder’s shares of SGB common stock; and

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take any actions that SGB is prohibited from taking by the non-solicitation provisions in the merger agreement.

The voting agreements will automatically terminate upon the earlier of  (i) the effective date of the merger, (ii) the amendment of the merger agreement in any manner that materially and adversely affects any of the shareholder’s rights set forth in the merger agreement, (iii) termination of the merger agreement, or (iv) two years from the date the voting agreements are executed.
As of the record date, shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately 244,520 shares of SGB common stock, which represented approximately 9.59% of the shares of SGB common stock outstanding on that date.
Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to First Bancshares entering into the merger agreement, each of the directors of SGB and Southwest Georgia Bank entered into a non-competition and non-disclosure agreements with First Bancshares. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form of non-competition and non-disclosure agreement attached as Exhibit C to the merger agreement attached as Annex A to this document.
Each party to a non-competition and non-disclosure agreement has agreed to, among other things:
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from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of SGB for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

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for a period of two years following the closing the merger:

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not solicit or attempt to solicit any customers of First Bancshares, The First, SGB or Southwest Georgia Bank, including actively sought prospective customers of Southwest Georgia Bank as of the effective time of the merger;

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on such director’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit any employee (full-time or temporary) of First Bancshares, The First, SGB or Southwest Georgia Bank; and

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directly on the director’s own behalf or on behalf any other person, not act as a director, manager, officer, or employee of any banking business that is the same or essentially the same as the banking business conducted by First Bancshares, The First or SGB or Southwest Georgia Bank and that has a banking office located within any county in Georgia where Southwest Georgia Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of  (i) the termination of the merger agreement, (ii) two years after the effective date of the merger, or (iii) upon a change in control of First Bancshares.
Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, each director of SGB and Southwest Georgia Bank executed a claims letter with First Bancshares. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit D to the merger agreement attached as Annex A to this document.
Pursuant to the claims letter, each director of SGB and Southwest Georgia Bank released and discharged, effective upon the consummation of the merger, SGB and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including First Bancshares and The First), of and from any and all liabilities or claims that such director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of SGB or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation and related benefits for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of SGB or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by Southwest Georgia Bank, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of SGB or any of its subsidiaries, claims in his or her capacity of a shareholder of SGB and claims as a holder of any check issued by any other depositor of Southwest Georgia Bank; (iii) any claims that the director may have under the merger agreement; or (iv) any right to indemnification that the director may have under the SGB Articles of SGB Bylaws or similar documents or any of its subsidiaries, Georgia law or the merger agreement.

THE COMPANIES
The First Bancshares, Inc.
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered financial holding company. As of September 30, 2019, First Bancshares had consolidated assets of approximately $3.5 billion, loans of  $2.3 billion, deposits of  $2.7 billion, and shareholders’ equity of  $478 million. As of September 30, 2019, First Bancshares operated 68 full service branches, one limited service drive-in facility, and three limited service administration offices in Mississippi, Alabama, Louisiana, Georgia and Florida. The First’s deposits are insured by the FDIC.
On October 31, 2019, First Bancshares completed its acquisition of First Florida Bancorp, Inc., or FFB, the holding company for First Florida Bank. Pursuant to the merger agreement, each share of FFB common stock was converted into the right to receive (i) $5.20 in cash and (ii) 0.257 of a share of First Bancshares common stock. As a result of the FFB acquisition, First Bancshares, as of November 1, 2019, had approximately $4.0 billion in total assets, $2.6 billion in total loans, $3.2 billion in total deposits and $535.9 million in shareholders’ equity. The First also has 78 locations across Mississippi, Louisiana, Alabama, Florida and Georgia as of November 1, 2019.
First Bancshares is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.
First Bancshares and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board, the OCC and the Mississippi Department of Banking and Consumer Finance, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.
First Bancshares’ headquarters are located at 6480 U.S. Hwy, 98 West, Hattiesburg, Mississippi 39402, and its telephone number is (601) 268-8998. First Bancshares’ website can be found at www.thefirstbank.com. The contents of First Bancshares’ website are not incorporated into this proxy statement/prospectus.
For more information about First Bancshares’ business, see “Where You Can Find More Information” below.
Southwest Georgia Financial Corporation
SGB is a Georgia bank holding company organized in 1980, which, in 1981, acquired 100% of the outstanding shares of Southwest Georgia Bank. The Bank commenced operations as Moultrie National Bank in 1928. SGB’s results of operations are primarily dependent on the results of Southwest Georgia Bank. SGB is a registered bank holding company and, pursuant to the provisions of the Bank Holding Company Act, is subject to examination and comprehensive regulation by the FRB. As of September 30, 2019, SGB had consolidated total assets of  $548 million, loans of  $395 million, deposits of  $466 million and shareholders’ equity of  $48.0 million. Both SGB and Southwest Georgia Bank maintain their headquarters in Moultrie, Georgia.
For more information about SGB’s business, see “Where You Can Find More Information” below.

DESCRIPTION OF CAPITAL STOCK
As a result of the merger, SGB shareholders who receive shares of First Bancshares common stock in the merger will become shareholders of First Bancshares. Your rights as shareholders of First Bancshares will be governed by Mississippi law and the First Bancshares Articles and the First Bancshares Bylaws. The following briefly summarizes the material terms of First Bancshares common stock. We urge you to read the applicable provisions of the Mississippi Business Corporation Act, or the MBCA, the First Bancshares Articles and First Bancshares Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of First Bancshares’ governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.”
Common Stock
Authorized.   First Bancshares has 40,000,000 shares of authorized common stock, $1.00 par value. As of February 14, 2020, there were 18,802,766 shares of common stock issued and outstanding.
Voting Rights; Cumulative Voting.   Pursuant to the MBCA and the First Bancshares Bylaws, each outstanding share of the First Bancshares common stock is entitled to one vote on each matter submitted to a vote. Holders of the First Bancshares common stock do not have cumulative voting rights. Article 2.6 of the First Bancshares Bylaws provides that unless otherwise required by the MBCA or the articles of incorporation, all classes or series of First Bancshares shares entitled to vote generally on a matter shall for that purpose be considered a single voting group.
Classified Board of Directors.   Under Article 10 of the First Bancshares Articles, the board of directors of First Bancshares is divided into three classes —  Class I, Class II, and Class III as nearly equal in numbers of directors as possible. Article 3.2 of the bylaws establishes a minimum of nine directors, and a maximum of 25 directors. At present there are a total of ten directors divided as follows: three Class I directors, four Class II directors, and three Class III directors. The terms of the Class I directors will expire at the 2020 Annual Shareholders’ Meeting. The terms of the Class II directors will expire at the 2021 Annual Shareholders’ Meeting. The terms of the Class III directors will expire at the 2019 Annual Shareholders’ Meeting.
Dividends.   First Bancshares is a legal entity separate and distinct from The First. There are various restrictions that limit the ability of The First to finance, pay dividends or otherwise supply funds to First Bancshares or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.
The principal source of funds from which First Bancshares pays cash dividends are the dividends received from its bank subsidiary, The First. Consequently, dividends are dependent upon The First’s earnings, capital needs, and regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancshares’ regulators is required if the total of all dividends declared in any calendar year exceeds the total of its net income for that year combined with its retained net income of the preceding two years.
Under certain conditions, dividends paid to First Bancshares by The First are subject to approval by the OCC. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under the Federal Deposit Insurance Corporation Improvement Act, banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.

Preemptive Rights; Liquidation.   First Bancshares common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of First Bancshares common stock. In the event of liquidation, holders of First Bancshares common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of First Bancshares preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to First Bancshares common stock.
Preferred Stock
Under the terms of the First Bancshares Articles, First Bancshares has authorized the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share, any part or all of which shares may be established and designated from time to time by the First Bancshares board of directors by filing an amendment to the articles of incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the MBCA. First Bancshares Articles authorize First Bancshares’ board of directors to establish one or more series of preferred stock, and to establish such preferences, limitations and relative rights as may be applicable to each series of preferred stock. The issuance of preferred stock and the determination of the terms of preferred stock by the board, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of First Bancshares common stock.
Anti-Takeover Provisions
Supermajority Voting Requirements; Business Combinations or Control Share Acquisition.   The MBCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, of a corporation’s property requires approval by a majority of the shares entitled to vote on the transaction. The First Bancshares Articles do not provide for a greater than majority vote on such a transaction.
The First Bancshares Articles include a “control share acquisition” provision requiring any person who plans to acquire a control block of stock (generally defined as more than 10% of all voting power) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors (excluding any director who is proposing or who is a member of a group proposing a control share acquisition) in order to vote the control shares. If a control share acquisition is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.
Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.
Removal of Directors.   Article 11 of the First Bancshares Articles provide that no director of First Bancshares may be removed except by the shareholders for cause; provided that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause. Article 3.3 of the First Bancshares Bylaws provide further that removal action may only be taken at a shareholders’ meeting for which notice of the removal action has been given. A removed director’s successor may be elected at the same meeting to serve the unexpired term.
Vacancies in the Board of Directors.   Under the First Bancshares Bylaws, any vacancy may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors, provided that, if the vacant office was held by a director elected by a particular voting group, only the shares of that voting group or the remaining directors elected by that voting group shall be entitled to fill the vacancy; provided further, that if the vacant office was held by a director elected by a particular voting group, the other remaining directors or director (elected by another voting group or groups) may fill the vacancy during an interim period before the shareholders of the vacated director’s voting group act to fill the vacancy.
Amendment of the Articles of Incorporation or Bylaws.   Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes eligible to be cast on the alteration, amendment, or repeal.
Under the MBCA, amendments to the articles of incorporation that result in dissenters’ rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the articles of incorporation may be amended by a majority vote of the shares present at a meeting where a quorum is present.
Special Meetings of Shareholders.   Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the chairman of the board of directors, the chief executive officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.
Shareholder Proposals and Nominations.   The First Bancshares Bylaws provide procedures that must be followed to properly nominate candidates for election as directors. Director nominations, other than those made by or at the direction of the board of directors, may be made by any shareholder by delivering written notice to the corporate secretary of First Bancshares not less than 50 nor more than 90 days prior to the meeting at which directors are to be elected, provided that First Bancshares has mailed the first notice of the meeting at least 60 days prior to the meeting date. If First Bancshares has not given such notice, shareholder nominations must be submitted within ten days following the earlier of (i) the date that notice of the date of the meeting was first mailed to the shareholders or (ii) the day on which public disclosure of such date was made. The bylaws also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.
Limitations on Directors’ and Officers’ Liability.   Article 7 of the First Bancshares Articles provides that no director of First Bancshares shall be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any appropriation in violation of fiduciary duties of any business opportunity; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; under Section 79-4-8.33 of the MBCA; or for any transaction from which the director derived an improper personal benefit. Article 8 of the First Bancshares Bylaws also provides for indemnification of directors and officers.

COMPARISON OF RIGHTS OF
FIRST BANCSHARES SHAREHOLDERS AND SGB SHAREHOLDERS
If the merger is completed, shareholders of SGB will become shareholders of First Bancshares. The rights of SGB shareholders are currently governed by and subject to the provisions of the Georgia Business Corporation Code, as amended, or the GBCC, and the SGB Articles and SGB Bylaws. Upon completion of the merger, the rights of the former SGB shareholders who receive shares of First Bancshares common stock will be governed by the MBCA and the First Bancshares Articles and First Bancshares Bylaws, rather than the SGB Articles and SGB Bylaws.
The following is a summary of the material differences between the rights of holders of First Bancshares common stock and holders of SGB common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the First Bancshares common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Mississippi and Georgia law; (2) the First Bancshares Articles; (3) the SGB Articles; (4) the First Bancshares Bylaws; and (5) the SGB Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Mississippi and Georgia law, as well as the governing corporate instruments of each of First Bancshares and SGB, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders
Corporate Governance	First Bancshares is a Mississippi corporation. The rights of First Bancshares shareholders are governed by the MBCA, the First Bancshares Articles and the First Bancshares Bylaws.	SGB is a Georgia corporation. The rights of SGB shareholders are governed by the GBCC, the SGB Articles and the SGB Bylaws.
Authorized Capital Stock
First Bancshares’ authorized capital stock consists of 40,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.
The First Bancshares Articles authorize First Bancshares’ board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of First Bancshares preferred stock in each series.
As of February 14, 2020, there were 18,802,766 shares of First Bancshares common stock outstanding and no shares of First Bancshares preferred stock outstanding.

SGB’s authorized capital stock consists of 5,000,000 shares of common stock, par value $1.00 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share.
The SGB Articles authorize SGB’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions of the shares of SGB preferred stock in each series.
As of February 14, 2020, there were 2,548,510 shares of SGB common stock outstanding and no shares of SGB preferred stock outstanding.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders
Voting Rights
Each holder of shares of First Bancshares common stock is entitled to one vote for each share held on all questions submitted to holders of shares of First Bancshares common stock.
Election of First Bancshares directors requires the approval by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.
Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Mississippi law or the First Bancshares Articles) require the votes cast within a voting group (defined as all classes or series of the First Bancshares’ shares entitled to vote generally on a matter shall for that purpose be considered a single voting group) in favor of the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.

Each SGB shareholder is entitled to one vote for each share of the capital stock having voting power registered in his name on the books of the corporation on each matter submitted to a vote of the SGB shareholders.
Election of SGB directors requires the approval of a majority of shares entitled to vote in the election of directors and represented in person or by proxy at a shareholder meeting at which a quorum is present.
Other matters also require the approval of a majority of the shares represented at the shareholder meeting and entitled to vote on the subject matter at a shareholder meeting at which a quorum is present.

Size of the Board of Directors	The First Bancshares Bylaws provide for a board of directors consisting of between nine and 25 directors as fixed from time to time by First Bancshares’ board. Currently, there are ten directors on First Bancshares’ board of directors.	The SGB Bylaws provide for a board of directors consisting of between five and 25 directors as fixed from time to time by resolution of a majority of SGB’s board or by resolution of the SGB shareholders at any meeting thereof. Currently, there are seven directors on SGB’s board of directors.
Independent Directors	A majority of the First Bancshares board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.	A majority of the SGB board of directors must be comprised of independent directors as defined in the listing rules of NYSE American.
Term of Directors and Classified Board	First Bancshares Articles provide for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms. Directors elected to each class shall hold office until the expiration	Under the GBCC, the director’s term will expire at the next annual shareholders’ meeting following their election. The SGB Bylaws provide that each director will hold office until his successor is elected and

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders
	of the three-year term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in the First Bancshares Bylaws.	qualified or until his earlier resignation, removal from office or death.
Removal of Directors	The First Bancshares Bylaws provide that a director may only be removed for cause at a meeting of the shareholders for which notice of the removal action has been given.	The SGB Articles provide that a director may be removed only for cause and upon the affirmative vote of the holders of 80% of the issued and outstanding shares entitled to vote on such matter.
Filling Vacancies of Directors	Under First Bancshares Bylaws, if during the year a vacancy in the board of directors should occur, the remaining directors on First Bancshares’ board may appoint a First Bancshares shareholder to serve until the next annual meeting of shareholders; provided however, that if the vacant director was elected by a particular voting group, then only the remaining directors elected by the voting group, or if none, the voting group, may elect the new director.	Under the SGB Bylaws, a vacancy occurring on the board of directors, excluding vacancies resulting from removal from office by the shareholders, may be filled for the unexpired term, and until a successor is duly elected and qualified unless sooner displaced, by the affirmative vote of a majority of the directors remaining in office, though less than a quorum. If there are no directors in office, then vacancies will be filled by election of the shareholders.
Amendments to Articles	The MBCA provides that a corporation’s articles of incorporation may be amended by the board of directors without shareholder approval: (1) if the corporation has only one class of shares outstanding, (a) to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or (b) increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.
The SGB Articles provide that, except as otherwise provided by law, any amendment or repeal of any provision of the SGB Articles requires the affirmative vote of holders of 80% of the shares of capital stock of SGB then issued and outstanding and entitled to vote on such matters.
The GBCC provides that a corporation may amend its articles of incorporation at any time. The board of directors may adopt one or more amendments to the corporation’s articles of incorporation without shareholder action: (1) to extend the duration of the corporation if it was incorporated at a time when limited duration was required by law; (2) to delete the names and addresses of, (a) the initial directors, (b) the initial registered agent or registered office,

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders
(c) each incorporator, and (d) the initial principal office of the corporation; (3) if the corporation only has one class of shares outstanding, (y) to change each issued and unissued authorized share of the class into a greater number of whole shares, and (z) to change or eliminate the par value of each issued and unissued share of the class; (4) to change the corporate name; or (5) to make any other change expressly permitted by the GBCC to be made without shareholder action.
Bylaw Amendments	Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes entitled to be cast on the alteration, amendment, or repeal.	Under the SGB Bylaws and SGB Articles, the board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws by majority vote of all of the directors, but any bylaws adopted by the board may be altered, amended or repealed, and new bylaws adopted by the shareholders by an affirmative vote of holders of 80% of the shares of capital stock then issued and outstanding and entitled to vote on such matters.
Merger, Consolidations or Sales of Substantially All Assets; Anti-Takeover Provisions
Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of a Mississippi corporation’s assets, or its dissolution, is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction at a meeting of the shareholders of the corporation where a quorum is present and acting throughout, except approval of a merger by shareholders of the surviving corporation is not required in the instances specified in the MBCA.
The First Bancshares Articles do include a control share acquisition

Under the GBCC, a sale, lease, exchange or other disposal of all or substantially all of a Georgia corporation’s assets must be approved by a majority of all of the shareholder votes entitled to be cast on the transaction; except, approval by the shareholders is not required in instances where the corporation is insolvent, was incorporated for the purpose of liquidating such property and assets, or other instances specified in the GBCC.
Under the GBCC, for a plan of merger or share exchange to be authorized, it must be approved by (1) a majority of all the votes entitled

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders

provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.
Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.

to be cast on the plan by all shares entitled to vote on the plan, voting as a single voting group; and (2) a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group by the articles of incorporation, except approval of a merger by shareholders of the surviving corporation is not required in instances specified in the GBCC.
The SGB Articles impose an additional two-tier voting requirement for “business combinations” with an “interested shareholder,” as defined in the SGB Articles. Under the SGB Articles, in addition to any affirmative vote required by law, the approval of any business combination with an interested shareholder requires: (1) the affirmative vote of the holders of not less than 75% of the outstanding shares of common stock, and (2) the affirmative vote of the holders of not less than 75% of the outstanding shares of common stock other than those beneficially owned by a shareholder; except that the two-tier voting requirement will not apply if the business combination was approved by three-fourths of all directors.

Annual Meetings of the Shareholders	First Bancshares holds an annual meeting of shareholders, at a time determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting. The annual meeting may be combined	The SGB Bylaws state that an annual meeting of shareholders will be held on the fourth Tuesday of May each year or at such other time as the board may determine, for the purpose of electing directors and transacting any business that may properly come

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders
	with any other meeting of shareholders, whether annual or special.	before the meeting.
Special Meetings of the Shareholders	Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.	Under the SGB Bylaws, special meetings of the shareholders may be held upon call of the chairman of the board or the president and shall be called by the president or the secretary when so directed by the board of directors or at the request in writing of shareholders owning at least 50% of the issued and outstanding capital stock of SGB entitled to vote thereat. Any such request must state the purposes of the proposed special meeting.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings
The First Bancshares Bylaws set forth advance notice procedures for the nomination, other than by First Bancshares’ board of directors or one of its committees, of candidates for election as directors and for other shareholder proposals. The bylaws provide that, for any shareholder proposal to be presented in connection with an annual meeting, the shareholder must give timely written notice thereof to First Bancshares’ Secretary in compliance with the advance notice and eligibility requirements contained in First Bancshares Bylaws. To be timely, a shareholder’s notice must be delivered to or mailed to and received by the Secretary at First Bancshares’ corporate headquarters on or before the later to occur of (i) 60 days prior to the annual meeting or (ii) ten days after notice of the meeting is provided to the shareholders pursuant to the First Bancshares Bylaws.
The notice must contain the detailed information specified in the First Bancshares Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing

The SGB Bylaws set forth advance notice procedures for shareholder proposals, including, without limitation, nomination of directors or proposals to remove any director.
The SGB Bylaws require that notice of the shareholder proposal be delivered to the secretary of SGB at its principal executive office at least 15 days prior to the date of the meeting. The shareholder must also deliver to the board of directors the text of the shareholder proposal in writing and a letter which includes the following: (a) the purposes for which the proposal or resolution is desired; (b) the name, address, and number of shares held of record by said shareholder; (c) the number of shares, by class, that have been solicited with regard to the proposal and the number of shares, by class, the holders of which have agreed to vote in any specific fashion on said shareholder proposal; (d) a written statement by said shareholder that he intends to continue ownership of such voting shares through the date of the meeting at which said proposal is proposed to be addressed; and (e) if the shareholder proposal relates to the nomination of a director or slate of directors, detailed information about such nominees.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders
	provisions may be ruled out of order by the presiding officer or the chairman of the meeting.	The presiding person at the meeting will determine whether proper notice has been duly given and may direct that such proposals and nominees not be discussed or voted on if such notice has not been given.
Notice of Shareholder Meetings	First Bancshares must give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.	The SGB Bylaws require a written notice of each shareholders’ meeting stating the place, date and hour of the meeting to be delivered personally or by mail to each shareholder of record entitled to vote at such meeting not less than 10 days, nor more than 50 days before the date of the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the Financial Institutions Code of Georgia. The notice of a special meeting, however, must state the general nature of the business to be transacted at the meeting.
Liability and Indemnification of Directors and Officers	The First Bancshares Bylaws require First Bancshares to indemnify its directors (referred to in this subsection as the indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding an indemnitee is made a party to if he or she met the required standard of conduct. To meet the standard of conduct, the indemnitee must have conducted himself or herself in good faith, and he or she must have reasonably believed that any conduct was in First Bancshares’ best interests, or in any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Unless otherwise ordered by a court, First Bancshares is not obligated to indemnify an indemnitee in connection with (1) any appropriation, in violation of his duties, of any business opportunity of First Bancshares, (b) acts or omissions not in good faith or which involve intentional
The SGB Bylaws states that SGB may indemnify any person who is or was a director or officer of SGB or any other corporation of which he served as such at the request of SGB and of which SGB directly or indirectly is a shareholder or creditor, or in which SGB was interested in the stock, bonds, securities or other obligations, against liability and reasonable expenses incurred in connection with any claim, action, suit or proceeding, that such person is made a party to if he or she meets the required standard of conduct. To meet the standard of conduct, the director or officer must have conducted himself or herself in good faith, and he or she must have reasonably believed that any conduct was in SGB’s best interests, or in any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful.
The SGB Bylaws state that any director or officer that (i) meets the standard of conduct and other requirements stated above, and (ii) has been wholly successful, on the

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders

misconduct or a knowing violation of law, (c) under Section 79-4-8.33 of the MBCA, or (d) any transaction from which the director derived an improper personal benefit.
First Bancshares is allowed to extend its indemnification rights to any other officer, employee, or agent of the company upon a resolution of the board of directors to that effect.
An indemnitee may apply to the court conducting the proceeding, or to another court, for indemnification or advance for expenses. The court shall (1) order indemnification if the court determines that the indemnitee is entitled to mandatory indemnification under applicable provisions of the MBCA or (2) order indemnification or advance for expenses if the court determines that (a) the indemnitee is entitled to indemnification or advance for expenses under the First Bancshares Bylaws or (b) in view of all relevant circumstances it is fair and reasonable to indemnify or advance expenses to such indemnitee even if he or she has not met the standard of conduct described above. First Bancshares must indemnify an indemnitee who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the indemnitee was a party against reasonable expenses incurred in the proceeding. First Bancshares generally must advance funds to pay for or reimburse the reasonable expenses incurred by an indemnitee who is a party to a proceeding.

merits or otherwise, with respect to such claim, is entitled to indemnification as of right without further action or approval by the board of directors. All other indemnification decisions will be made at the discretion of SGB, but only if  (i) the board, acting by majority vote of a quorum consisting of directors who were not parties to such proceeding, find that the director or officer has met the standard of conduct, or (ii) if no such quorum of the board exists, independent legal counsel selected by a judge specified in the SGB Bylaws, at the request of either SGB or the person seeking indemnification, will deliver their written opinion on whether the director or officer has met such standards, or (iii) the holders of a majority of stock then entitled to vote for the election of directors will determine by affirmative vote that such director or officer has met such standards.
Notwithstanding the foregoing, no officer or director will be indemnified in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to SGB unless and except to the extent that the Court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.
Expenses incurred in defending any action referred to above may be paid by SGB in advance of the final disposition upon receipt of an undertaking by or on behalf of the recipient repay such amount unless it is ultimately determined that he is entitled to indemnification as provided above.

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders

Under the GBCC, a director may apply to the court conducting the proceeding, or to another court, for indemnification or advance for expenses. The court shall (1) order indemnification if the court determines that the indemnitee is entitled to indemnification or advance for expenses under applicable provisions of the GBCC, or (2) order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director even if he or she (i) has not met the standard of conduct described in the GBCC, (ii) failed to comply with the provisions of the GBCC, or (iii) was adjudged liable in a proceeding specified in the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.
The SGB Bylaws require that if any amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the corporation, SGB will, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within 15 months from the date of such payment, send by first class mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation on threatened litigation.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders
Limitation of Director Liability
The First Bancshares Articles provide that no director of First Bancshares will be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, unless he or she has (i) appropriated any business opportunity that rightly belonged to First Bancshares, (ii) acted or omitted to act not in good faith or which involves the intentional misconduct or a knowing violation of law, (iii) provided under Section 79-4-8.33 of the MBCA, or (iv) derived an improper personal benefit for any transaction.
Under Miss. Code Ann. Section 81-5-105(1), the duties of a director or officer of a bank or bank holding company to the bank or bank holding company and its shareholders are to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under Miss. Code Ann. Section 81-5-105(2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence. In addition, Miss. Code Ann. Section 81-5-105(4) provides that the provisions of Miss. Code Ann. Section 81-5-105 are the sole and exclusive law governing the relation and liability of directors and officers to their bank or bank holding company, or their successor, or to the shareholders thereof, or to any other person or entity.
If the MBCA were applicable in defining the fiduciary duties of officers and directors, Miss. Code

The SGB Articles provide that no director of SGB will be personally liable to SGB or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided, that such liability may only be limited to the extent permitted by the GBCC.
Under the GBCC, officers and directors will not be liable to the corporation or its shareholders for any action taken as a director, or any failure to take action, if they perform the duties of the office complying with the provisions of the GBCC. Directors and officers must perform their duties in good faith and with the degree of care an ordinary prudent person in a like position would exercise under similar circumstances. The business judgment rule generally precludes claims against directors and officers for actions amounting to ordinary negligence.

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders
Ann. Section 79-4-8.31 provides that a director is not liable to a corporation or its shareholders for any decision to take or not take action, or any failure to take any action, as a director, unless the party asserting liability proves certain matters. The party must show that (1) the director was a party to or had a direct or indirect financial interest in a transaction, which transaction was not otherwise approved in accordance with the MBCA, and (2) the challenged conduct consisted or was a result of (a) action not in good faith; (b) a decision which the director did not reasonably believe to be in the best interests of the corporation or as to which the director was not appropriately informed; (c) a lack of objectivity, due to familial, financial or business relationships, or a lack of independence, due to the director’s domination or control by another interested person, where such relationship, domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation, and after a reasonable expectation to such effect has been established, the director cannot demonstrate that he reasonably believed the challenged conduct to be in the best interests of the corporation; (d) the director’s sustained failure to stay informed about the corporation’s business and affairs or otherwise discharge his oversight functions; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duty to deal fairly with the corporation and its shareholders that is actionable under law.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of SGB Shareholders
Dividends	The MBCA prohibits a Mississippi corporation from making any distributions to its shareholders, including the payment of cash dividends that would render the corporation unable to pay its debts as they become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
Under the SGB Bylaws, the board of directors may declare dividends on upon the capital stock of the corporation at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of SGB’s capital stock.
The GBCC prohibits a Georgia corporation from making any distribution to its shareholders if, after giving it effect: (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Appraisal/Dissenters’ Rights	Under Section 79-4-13.02 of the MBCA, appraisal rights are available only in connection with specific transactions. However, appraisal rights are not available for shareholders if the shares are (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series has a market value of at least $20,000,000 (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares).	Under Section14-2-1302 of the GBCC, appraisal and dissenters’ rights are available for record shareholders only in connection with specific transactions. However, such rights are not available for shareholders if the shares are (i) listed on a national securities exchange, or (ii) held of record by more than 2,000 shareholders, unless the transaction meets certain requirements set out in the GBCC.

LEGAL MATTERS
The validity of the First Bancshares common stock to be issued in connection with the merger will be passed upon for First Bancshares by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First Bancshares and SGB by Alston & Bird LLP (Atlanta, Georgia) and Troutman Sanders LLP (Atlanta, Georgia), respectively.
EXPERTS
The consolidated financial statements of First Bancshares and its subsidiary as of December 31, 2018, and for the year then ended incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of First Bancshares and its subsidiary as of December 31, 2017, and for the year then ended incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of T.E. Lott & Company, PA, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of SGB and its subsidiary as of December 31, 2017 and December 31, 2018, and for the years then ended incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of TJS Deemer Dana LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
First Bancshares has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the First Bancshares common stock to be issued to shareholders of SGB in the merger. This proxy statement/prospectus constitutes the prospectus of First Bancshares, in addition to the proxy statement of SGB, filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.
In addition, First Bancshares (File No. 000-22507) and SGB (File No. 001-12053) each files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that First Bancshares and SGB files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, First Bancshares and SGB each files reports and other business and financial information with the SEC electronically, and the SEC maintains a website that contains First Bancshares’ and SGB’s SEC filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov. You will also be able to obtain these documents, free of charge, from First Bancshares’ website at www.thefirstbank.com under the “Investor Relations” link and then under the “SEC Filings” heading, and from SGB’s website at https://www.sgb.bank/investor-relations, respectively. The website addresses for the SEC and First Bancshares and SGB are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
The SEC allows First Bancshares and SGB to “incorporate by reference” information in this proxy statement/prospectus. This means that First Bancshares and SGB can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that First Bancshares and SGB incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that First Bancshares or SGB files with the SEC will automatically update and supersede the information First Bancshares or SGB, as applicable, included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that First Bancshares and SGB previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

First Bancshares
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Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 18, 2019;

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Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting, filed on April 3, 2019;

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Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed on May 10, 2019, August 9, 2019, and November 8, 2019 respectively;

•
Current Reports on Form 8-K, filed on March 4, 2019, March 29, 2019 (Item 8.01), May 6, 2019, May 21, 2019, July 23, 2019 (Item 1.01), July 29, 2019, October 21, 2019, November 1, 2019, December 18, 2019 and January 23, 2020; and

•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report filed for purposes of updating such description.

SGB
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Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 29, 2019;

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Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting, filed on April 18, 2019;

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Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed on May 14, 2019, August 13, 2019, and November 13, 2019 respectively; and

•
Current Reports on Form 8-K, filed on January 3, 2019, February 27, 2019, May 30, 2019, August 28, 2019, October 1, 2019, November 20, 2019, December 3, 2019, December 18, 2019, January 7, 2020, January 13, 2020, and January 15, 2020.

First Bancshares and SGB also incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and the date of the SGB special meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Documents incorporated by reference are available from First Bancshares and SGB without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Bancshares or SGB at the following address:
The First Bancshares, Inc. 6480 U.S. Highway 98 West Hattiesburg, Mississippi 39402 Attention: Secretary Telephone: (601) 268-8998	Southwest Georgia Financial Corporation P.O. Box 3488 Moultrie, Georgia 31776-3488 Attention: Steve Johnson, Vice President and Secretary Telephone: (229) 985-1120
To obtain timely delivery, you must make a written or oral request for a copy of such information by March 20, 2020. You will not be charged for any of these documents that you request. If you request any incorporated documents from First Bancshares or SGB, First Bancshares or SGB, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
You should rely only on the information contained in this proxy statement/prospectus. Neither First Bancshares nor SGB has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. SGB has supplied all of the information about SGB and its subsidiaries contained in this proxy statement/prospectus and First Bancshares has supplied all of the information contained in this proxy statement/prospectus about First Bancshares and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and between
THE FIRST BANCSHARES, INC.
and
SOUTHWEST GEORGIA FINANCIAL CORPORATION
Dated as of December 18, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of December 18, 2019, by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Southwest Georgia Financial Corporation, a Georgia corporation (“SWGB” and, together with FBMS, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which SWGB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FBMS (the “Merger”), with FBMS as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of FBMS to enter into this Agreement, certain directors of SWGB have entered into voting agreements (each a “SWGB Voting Agreement” and collectively, the “SWGB Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with FBMS, pursuant to which each such director has agreed, among other things, to vote certain of the SWGB Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the SWGB Voting Agreements;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Georgia Business Corporations Code (the “GBCC”), at the Effective Time, SWGB shall merge with and into FBMS pursuant to the terms of this Agreement. FBMS shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Mississippi. As of the Effective Time, the separate corporate existence of SWGB shall cease.
Section 1.02   Articles of Incorporation and Bylaws.   At the Effective Time, the articles of incorporation of FBMS in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of FBMS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
Section 1.03   Bank Merger.   Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Southwest Georgia Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of SWGB (“Southwest Georgia Bank”), shall be merged (the “Bank Merger”) with and into The First, A National Banking Association, a national banking association and a direct wholly owned subsidiary of FBMS (“The First”), in accordance with the provisions of applicable federal banking laws and regulations, and The First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and FBMS and SWGB, as the sole shareholders of The First and Southwest Georgia Bank, respectively, have approved a separate merger agreement (the “Bank Plan of Merger”) in the form attached hereto as Exhibit B, and have caused the Bank Plan of Merger to be executed and delivered by The First and Southwest Georgia Bank simultaneously with the execution and delivery of this Agreement. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Southwest Georgia Bank shall continue to operate under its name; provided that prior to any such election, FBMS shall (a) reasonably consult with SWGB and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04   Directors and Officers.   The directors and officers of FBMS immediately prior to the Effective Time shall, from and after the Effective Time, continue as the directors and officers of the Surviving Entity until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Entity. The directors and officers of The First immediately prior to the Effective Time of the Bank Merger shall, from and after the Effective Time, continue as the directors and officers of the Surviving Bank until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Bank.
Section 1.05   Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Georgia, as provided in the MBCA and GBCC, on the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Georgia, or at such later time as is agreed between the Parties and specified in the Articles of Merger in accordance with the relevant provisions of the MBCA and GBCC (such date and time is hereinafter referred to as the “Effective Time”).
(b)   The closing of the Merger contemplated by this Agreement (the “Closing”) shall take place on a date determined by FBMS and reasonably acceptable to SWGB (the “Closing Date”), which shall be on the first Business Day of the month that begins immediately following the satisfaction or waiver of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable Law) in accordance with the terms hereof, at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place, date and time as the Parties may mutually agree. At the Closing, there shall be delivered to FBMS and SWGB the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.06   Additional Actions.   If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section 1.07   Reservation of Right to Revise Structure.   FBMS may at any time, with the consent of SWGB (not to be unreasonably withheld, delayed, or conditioned), change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount, form, or timing of the consideration to be issued to Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, or require additional or different regulatory approval, (iii) adversely affect the Tax treatment of the Holders in connection with the Merger, or (iv) require submission to or approval of SWGB’s shareholders after the Plan of Merger has been approved by SWGB’s shareholders. In the event that FBMS elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of SWGB:
(a)   Each share of FBMS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of SWGB Common Stock owned directly by FBMS, SWGB or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “SWGB Cancelled Shares”).
(c)   Notwithstanding anything in this Agreement to the contrary, all shares of SWGB Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Title 14, Chapter 2, Article 13 of the GBCC, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the GBCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the GBCC and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of SWGB Stock under the applicable provisions of the GBCC. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the GBCC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. SWGB shall give FBMS (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of SWGB Stock, attempted withdrawals of such notices and any other instruments served pursuant to the GBCC and received by SWGB relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the GBCC. SWGB shall not, except with the prior written consent of FBMS, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of SWGB Stock for which dissenters’ rights have been perfected shall be returned to FBMS upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s Merger Consideration, such excess amount shall not reduce the amount of Merger Consideration paid to other Holders.
(d)   Each share of SWGB Common Stock (excluding Dissenting Shares and SWGB Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive one (1.00) share of FBMS Common Stock (the “Merger Consideration”).

Section 2.02   SWGB Stock-Based Awards.
(a)   At the Effective Time, each outstanding restricted stock award granted under the SWGB Stock Plans (a “SWGB Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted share of SWGB Common Stock and shall be converted into a number of restricted shares of FBMS Common Stock (each, a “Converted Restricted Share”) equal to the product (with the result rounded down to the nearest whole number) of  (i) the number of SWGB Restricted Shares subject to such award multiplied by (ii) one (1.00). Except as specifically provided above, following the Effective Time, each such Converted Restricted Share shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding SWGB Restricted Share immediately prior to the Effective Time, except that each Converted Restricted Share shall be amended to provide for vesting in full, to the extent not vested previously, if the holder’s employment with FBMS (or any of its Subsidiaries) is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntary resignation).
(b)   Prior to the Effective Time, SWGB, the board of directors of SWGB and the compensation committee of the board of directors of SWGB, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the SWGB Restricted Shares pursuant to Section 2.02(a). SWGB shall take all actions necessary to ensure that, from and after the Effective Time, neither FBMS nor any of its subsidiaries will be required to deliver shares of SWGB Common Stock or other capital stock of SWGB to any person pursuant to or in settlement of the SWGB Restricted Shares.
(c)   FBMS shall take all actions that are necessary for the treatment of the SWGB Restricted Shares pursuant to Section 2.02(a), including the reservation, issuance, securities registration (including on the Registration Statement or a registration statement on Form S-8) and listing of FBMS Common Stock as necessary to effect the transactions contemplated by this Section 2.02.
Section 2.03   Rights as Shareholders; Stock Transfers.   At the Effective Time, all shares of SWGB Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of SWGB Common Stock, the Merger Consideration and any cash in lieu of fractional shares of FBMS Common Stock in accordance with this Article II. At the Effective Time, holders of SWGB Common Stock shall cease to be, and shall have no rights as, shareholders of SWGB, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of SWGB shall be closed, and there shall be no registration of transfers on the stock transfer books of SWGB of shares of SWGB Common Stock.
Section 2.04   Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of FBMS Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, FBMS shall pay or cause to be paid to each Holder of a fractional share of FBMS Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in FBMS Common Stock to which such Holder would otherwise be entitled by the FBMS Average Stock Price.
Section 2.05   Plan of Reorganization.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
Section 2.06   Exchange Procedures.   FBMS shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise cause to be delivered to each Holder, appropriate and customary transmittal materials in form and substance mutually agreed upon by the Parties, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.07   Deposit and Delivery of Merger Consideration.
(a)   Prior to the Effective Time, FBMS shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of FBMS Common Stock to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and FBMS, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of SWGB Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by FBMS or the Exchange Agent.
(b)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of SWGB for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to FBMS. Any shareholders of SWGB who have not theretofore complied with this Section 2.07 shall thereafter look only to FBMS for the Merger Consideration, any cash in lieu of fractional shares of SWGB Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of SWGB Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of SWGB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FBMS Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of FBMS (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. FBMS and the Exchange Agent shall be entitled to rely upon the stock transfer books of SWGB to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of SWGB Common Stock represented by any Certificate or Book-Entry Share, FBMS and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)   FBMS or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as FBMS is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by FBMS or the Exchange Agent, as applicable.
Section 2.08   Rights of Certificate Holders after the Effective Time.
(a)   All shares of FBMS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by FBMS in respect of the FBMS Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of FBMS Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the FBMS Common Stock shall be paid to any Holder of any unsurrendered Certificate or

Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of FBMS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of FBMS Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of FBMS Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(b)   In the event of a transfer of ownership of a Certificate representing SWGB Common Stock that is not registered in the stock transfer records of SWGB, the proper amount of shares of FBMS Common Stock shall be issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such SWGB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of FBMS or the Exchange Agent that the Tax has been paid or is not applicable.
Section 2.09   Anti-Dilution Provisions.   If the number of shares of FBMS Common Stock or SWGB Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of SWGB Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SWGB
Except as (a) set forth in the disclosure schedule delivered by SWGB to FBMS prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “SWGB Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the SWGB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SWGB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SWGB and (ii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) disclosed in any SWGB Reports filed with or furnished to the SEC by SWGB after January 1, 2018 and prior to the date hereof  (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SWGB hereby represents and warrants to FBMS as follows:
Section 3.01   Organization and Standing.   Each of SWGB and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to SWGB. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in SWGB Disclosure Schedule 3.01.
Section 3.02   Capital Stock.
(a)   The authorized capital stock of SWGB consists of 5,000,000 shares of SWGB Common Stock and 3,000,000 shares of SWGB Preferred Stock. As of the date hereof, there are 2,548,510 shares of SWGB Common Stock issued and outstanding and no shares of SWGB Preferred Stock issued and outstanding. As of the date hereof, there are no SWGB Options and 19,467 SWGB Restricted Shares outstanding. There are no shares of SWGB Common Stock held by any of SWGB’s Subsidiaries. SWGB Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of SWGB, of each Holder, and the number of shares of SWGB Common Stock held by each such Holder. The issued and outstanding shares of SWGB Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any SWGB shareholder. All shares of SWGB’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(b)   SWGB Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of SWGB Restricted Shares or other outstanding Rights of SWGB the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of SWGB Common Stock, or any other security of SWGB, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the SWGB Stock Plan under which such award was granted, if applicable. Each SWGB Restricted Share and all other outstanding Rights of SWGB comply with or are exempt from Section 409A of the Code and qualify for the tax treatment afforded thereto in SWGB’s Tax Returns. Each grant of SWGB Restricted Shares or other outstanding Rights of SWGB was appropriately authorized by the board of directors of SWGB or the compensation committee thereof, was made in accordance with the terms of the SWGB Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of SWGB or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which SWGB or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of SWGB or any of SWGB’s Subsidiaries or obligating SWGB or any of SWGB’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, SWGB or any of SWGB’s Subsidiaries other than those listed in SWGB Disclosure Schedule 3.02(b). Except as set forth in SWGB Disclosure Schedule 3.02(b), there are no obligations, contingent or otherwise, of SWGB or any of SWGB’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of SWGB Common Stock or capital stock of any of SWGB’s Subsidiaries or any other securities of SWGB or any of SWGB’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the SWGB Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of SWGB’s capital stock and there are no agreements or arrangements under which SWGB is obligated to register the sale of any of its securities under the Securities Act.
Section 3.03   Subsidiaries.
(a)   SWGB Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of SWGB, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by SWGB. Except as set forth in SWGB Disclosure Schedule 3.03(a), (i) SWGB owns, directly or indirectly, all of the issued and outstanding equity securities of each SWGB Subsidiary, (ii) no equity securities of any of SWGB’s Subsidiaries are or may become required to be issued (other than to SWGB) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to SWGB or a wholly owned Subsidiary of SWGB), (iv) there are no contracts, commitments, understandings or arrangements relating to SWGB’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by SWGB, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by SWGB or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither SWGB nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)   Neither SWGB nor any of SWGB’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Southwest Georgia Bank. Except as set forth in SWGB Disclosure Schedule 3.03(b), neither SWGB nor any of SWGB’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04   Corporate Power; Minute Books.
(a)   SWGB and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and SWGB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite SWGB Shareholder Approval.
(b)   SWGB has made available to FBMS a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of SWGB and each of its Subsidiaries, the minute books of SWGB and each of its Subsidiaries (with confidential supervisory information redacted), and the stock ledgers and stock transfer books of SWGB and each of its Subsidiaries. Neither SWGB nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of SWGB and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of SWGB and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of SWGB and each of its Subsidiaries.
Section 3.05   Corporate Authority.   Subject only to the receipt of the Requisite SWGB Shareholder Approval at the SWGB Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SWGB and the board of directors of SWGB on or prior to the date hereof. The board of directors of SWGB has directed that this Agreement be submitted to SWGB’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite SWGB Shareholder Approval in accordance with the GBCC and SWGB’s articles of incorporation and bylaws, no other vote or action of the shareholders of SWGB is required by Law, the articles of incorporation or bylaws of SWGB or otherwise to approve this Agreement and the transactions contemplated hereby. SWGB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FBMS, this Agreement is a valid and legally binding obligation of SWGB, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”).
Section 3.06   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by SWGB or any of its Subsidiaries in connection with the execution, delivery or performance by SWGB of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the Office of the Comptroller of the Currency (the “OCC”), the Georgia Department of Banking and Finance (the “GDBF”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FRB, FDIC, the OCC or other applicable Governmental Authorities, and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite SWGB Shareholder Approval and as set forth on SWGB Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SWGB do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of SWGB or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SWGB or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on SWGB or could reasonably be expected to result in a financial obligation or penalty in excess of  $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of SWGB or any of its Subsidiaries or to which SWGB or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except as would not reasonably be expected to have a material adverse impact on SWGB or result in a material financial penalty.
(b)   As of the date hereof, SWGB has no Knowledge of any reason, with respect to SWGB, (i) why the Regulatory Approvals will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07   SEC Documents; Financial Statements.
(a)   SWGB has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file or furnish since January 1, 2016 (the “SWGB Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SWGB Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SWGB Reports, and none of the SWGB Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of SWGB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SWGB Reports.

(b)   The financial statements of SWGB and its Subsidiaries included (or incorporated by reference) in the SWGB Reports (including the related notes, where applicable) (the “Financial Statements”) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated balance sheets of SWGB and its Subsidiaries and the consolidated statements of income, other comprehensive income, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of SWGB and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)   SWGB (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of SWGB’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SWGB’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SWGB’s internal control over financial reporting. These disclosures were made in writing by management to SWGB’s auditors and audit committee. There is no reason to believe that SWGB’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
Section 3.08   Regulatory Reports.   Except as set forth on SWGB Disclosure Schedule 3.08, since January 1, 2016, SWGB and each of its Subsidiaries has timely filed with the SEC, FRB, FDIC, GDBF, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of SWGB and its Subsidiaries, no Governmental Authority has notified SWGB that it has initiated or has pending any proceeding or, to the Knowledge of SWGB threatened an investigation into the business or operations of SWGB or any of its Subsidiaries since January 1, 2016. There is no unresolved violation, criticism or material exceptions by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of SWGB or any of its Subsidiaries.
Section 3.09   Absence of Certain Changes or Events.   Except as set forth in SWGB Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since September 30, 2019, (a) SWGB and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to SWGB, and (c) neither SWGB nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(b)(i), Section 5.01(b)(ii), Section 5.01(b)(iii), Section 5.01(b)(v), Section 5.01(b)(viii), Section 5.01(b)(ix), Section 5.01(b)(xi), Section 5.01(b)(xii), Section 5.01(b)(xxii) or Section 5.01(b)(xxvi).
Section 3.10   Legal Proceedings.
(a)   There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of SWGB, threatened against SWGB or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which SWGB or any of its Subsidiaries or any of their current or former director or executive officer, in their capacities as such, is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature, that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment or decree or regulatory restriction imposed upon SWGB or any of its Subsidiaries, or the assets of SWGB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Entity or any of its Subsidiaries or Affiliates), and neither SWGB nor any of its Subsidiaries has any Knowledge of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of SWGB or any of SWGB’s Subsidiaries.
Section 3.11   Compliance With Laws.
(a)   SWGB and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.
(b)   SWGB and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SWGB’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither SWGB nor any of its Subsidiaries has received, since January 1, 2016, written or, to SWGB’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization, except, in either case, where the matters referenced in such notification would not be reasonably expected to result in a Material Adverse Effect in respect of SWGB or its Subsidiaries.
Section 3.12   SWGB Material Contracts; Defaults.
(a)   Other than the SWGB Benefit Plans, neither SWGB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of SWGB or any of its Subsidiaries to indemnification from SWGB or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of SWGB or its respective Subsidiaries; (iii) related to the borrowing by SWGB or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by SWGB or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of  $100,000 individually or $250,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $60,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by SWGB or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of SWGB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which SWGB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is listed in SWGB Disclosure Schedule 3.12(a) or filed as an exhibit to SWGB Reports, and is referred to herein as a “SWGB Material Contract.” To the extent a SWGB Material Contract has not been filed as an exhibit to SWGB Reports, SWGB has previously made available to FBMS true, complete and correct copies of each such SWGB Material Contract, including any and all amendments and modifications thereto.
(b)   Each SWGB Material Contract is valid and binding on SWGB and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its (assuming the due execution by each other party thereto, provided that SWGB hereby represents and warrants that, to its Knowledge, each SWGB Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to SWGB; and, to neither SWGB nor any of its Subsidiaries is in material default under any SWGB Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by SWGB or any of its Subsidiaries is currently outstanding.
(c)   SWGB Disclosure Schedule 3.12(c) sets forth a true and complete list of all SWGB Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by SWGB of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13   Agreements with Regulatory Agencies.   Neither SWGB nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “SWGB Regulatory Agreement”) that restricts, or by its terms will in the future restrict, in any material respect, the conduct of SWGB’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has SWGB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any SWGB Regulatory Agreement.
Section 3.14   Brokers; Fairness Opinion.   Neither SWGB nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that SWGB has engaged, and will pay a fee to BSP Securities, LLC (“SWGB Financial Advisor”), in accordance with the terms of a letter agreement between SWGB Financial Advisor and SWGB, a true, complete and correct copy of which has been previously delivered by SWGB to FBMS. SWGB has received the opinion of the SWGB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to FBMS) to the effect that, as of the date of this

Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of SWGB Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.15   Employee Benefit Plans.
(a)   SWGB Disclosure Schedule 3.15(a) sets forth a true and complete list of each SWGB Benefit Plan. For purposes of this Agreement, “SWGB Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or their beneficiaries and dependents of SWGB or any of its Subsidiaries (such current employees collectively, the “SWGB Employees”), (ii) covering current or former directors or their beneficiaries and dependents of SWGB or any of its Subsidiaries, or (iii) with respect to which SWGB or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)   With respect to each SWGB Benefit Plan, SWGB has provided to FBMS true and complete copies of current plan documents for such SWGB Benefit Plan, any trust instruments, insurance contracts or other funding arrangements forming a part of any SWGB Benefit Plan and all amendments thereto, all current summary plan descriptions and summary of material modifications, all current service contracts and fidelity bonds, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification or advisory letters, if applicable, with respect thereto and any material correspondence from any Governmental Authority during the last three (3) years. In addition, with respect to the SWGB Benefit Plans for the three (3) most recently completed plan years, all plan financial statements and accompanying accounting reports, any employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Code Sections 105(h), 125, 129, 401(k), and 401(m), as applicable, have been provided to FBMS.
(c)   All SWGB Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each SWGB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (an “SWGB 401(a) Plan”) has received a favorable opinion, determination or advisory letter from the IRS, and, to SWGB’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such SWGB 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to result in an SWGB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All SWGB Benefit Plans have been administered in material compliance with their terms. There is no pending or, to SWGB’s Knowledge, threatened litigation or regulatory action relating to the SWGB Benefit Plans. Neither SWGB nor any of its Subsidiaries has engaged in a transaction with respect to any SWGB Benefit Plan, including an SWGB 401(a) Plan, that could subject SWGB or any of its Subsidiaries to a material tax or penalty under any Law including Section 4975 of the Code or Section 502(i) of ERISA. No SWGB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to SWGB’s Knowledge, threatened by the IRS or the Department of Labor with respect to any SWGB Benefit Plan. To SWGB’s Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any SWGB Benefit Plan.
(d)   Except as set forth in SWGB Disclosure Schedule 3.15(d), no liability under Title IV of ERISA has been or is expected to be incurred by SWGB, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by SWGB, any of its Subsidiaries or any of SWGB’s related organizations described in Code Sections 414(b), (c) (m), or (o), or any entity which is considered one employer with SWGB, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”). Except as set forth in SWGB Disclosure Schedule 3.15(d), neither SWGB nor any ERISA Affiliate has ever maintained, sponsored, or contributed to, or been obligated to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code. None of SWGB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time. Except as set forth in SWGB Disclosure Schedule 3.15(d), neither SWGB nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Except as set forth in SWGB Disclosure Schedule 3.15(d), neither SWGB nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40). To SWGB’s Knowledge, no notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any SWGB Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)   All contributions required to be made with respect to all SWGB Benefit Plans have been timely made. Each SWGB Benefit Plan or single employer plan of an ERISA Affiliate has satisfied the applicable minimum funding standards under Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
(f)   Except as set forth in SWGB Disclosure Schedule 3.15(f), no SWGB Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any SWGB Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.
(g)   All SWGB Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred. Subject to any notice requirements under applicable Law, and except as set forth in SWGB Disclosure Schedule 3.15(g), SWGB may amend or terminate any such SWGB Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.
(h)   Except as otherwise provided for in this Agreement or as set forth in SWGB Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former SWGB Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former SWGB Employee to supplemental unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the SWGB Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the SWGB Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of SWGB or, after the consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries, to merge, amend or terminate any of the SWGB Benefit Plans.
(i)   Except as set forth in SWGB Disclosure Schedule 3.15(i), (i) each SWGB Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a SWGB Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither SWGB nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a SWGB

Benefit Plan for any interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) except as set forth in SWGB Disclosure Schedule 3.15(i), has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)   No SWGB Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither SWGB nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)   SWGB has made available to FBMS copies of Code Section 280G calculations with respect to the disqualified individuals referenced in such calculations in connection with the transactions contemplated by this Agreement.
(l)   SWGB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for SWGB or any of its Subsidiaries for purposes of each SWGB Benefit Plan, ERISA, and the Code.
Section 3.16   Labor Matters.   Neither SWGB nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to SWGB’s Knowledge threatened, asserting that SWGB or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SWGB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against SWGB pending or, to SWGB’s Knowledge, threatened, nor to SWGB’s Knowledge is there any activity involving SWGB Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, SWGB and its Subsidiaries have correctly classified all individuals who directly perform services for SWGB or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To SWGB’s Knowledge, no officer of SWGB or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.
Section 3.17   Environmental Matters.   (a) To its Knowledge, SWGB and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) to SWGB’s Knowledge, there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or threatened against SWGB or any of its Subsidiaries or any real property or facility presently owned, operated or leased by SWGB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither SWGB nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws with respect to the Owned Real Property or Leased Real Property, (d) to the Knowledge of SWGB, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by SWGB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to SWGB or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of SWGB, there are no underground storage tanks on, in or under any property currently owned, operated or leased by SWGB or any of its Subsidiaries.
Section 3.18   Tax Matters.
(a)   Each of SWGB and its Subsidiaries has timely filed (taking into account all applicable extensions) all income and other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by SWGB or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Since January 1, 2016, neither SWGB nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where SWGB or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of SWGB or any of its Subsidiaries.
(b)   SWGB and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.
(c)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of SWGB or any of its Subsidiaries. Neither SWGB nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where SWGB or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against SWGB or any of its Subsidiaries which has not been fully paid or settled.
(d)   SWGB has delivered or made available to FBMS true and complete copies of the foreign, federal, state or local Tax Returns filed with respect to SWGB or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by SWGB, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2015.
(e)   With respect to tax years open for audit as of the date hereof, neither SWGB nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)   Neither SWGB nor any of its Subsidiaries has been an United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither SWGB nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement (other than such an agreement (i) exclusively between or among SWGB and its Subsidiaries or (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes). SWGB (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SWGB), and (ii) has no liability for the Taxes of any Person (other than SWGB and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(g)   The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by SWGB and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2017, neither SWGB nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)   Neither SWGB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law) effected or created, as the case may be, on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)   Since January 1, 2016, neither SWGB nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)   Neither SWGB nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.
(k)   Neither SWGB nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States of America.
(l)   Neither SWGB nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of SWGB there is no fact or circumstance, that would be reasonably likely to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.19   Investment Securities.   SWGB Disclosure Schedule 3.19 sets forth as of November 30, 2019, the SWGB Investment Securities, as well as any purchases or sales of SWGB Investment Securities between September 30, 2019 to and including November 30, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any SWGB Investment Securities sold during such time period between September 30, 2019 to and including November 30, 2019. Neither SWGB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Southwest Georgia Bank.
Section 3.20   Derivative Transactions.
(a)   To SWGB’s Knowledge, all Derivative Transactions entered into by SWGB or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and published regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by SWGB or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. SWGB and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)   Each Derivative Transaction is listed in SWGB Disclosure Schedule 3.20(b), and the financial position of SWGB or its Subsidiaries under or with respect to each has been reflected in the books and records of SWGB or its Subsidiaries in accordance with GAAP, and no material open exposure of SWGB or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in SWGB Disclosure Schedule 3.20(b).
(c)   No Derivative Transaction, were it to be a Loan held by SWGB or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21   Regulatory Capitalization.   SWGB and Southwest Georgia Bank are “well-capitalized,” as such term is defined in the applicable state and federal banking rules and regulations.

Section 3.22   Loans; Nonperforming and Classified Assets.
(a)   SWGB Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which SWGB or any of its Subsidiaries is a creditor which, as of November 30, 2019, were over thirty (30) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or five percent (5%) or greater shareholder of SWGB or any of its Subsidiaries, or to the Knowledge of SWGB, any affiliate of any of the foregoing. Set forth in SWGB Disclosure Schedule 3.22(a) is a true, correct and complete list of  (A) all of the Loans of SWGB and its Subsidiaries that, as of November 30, 2019, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Southwest Georgia Bank, SWGB or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Southwest Georgia Bank as a Troubled Debt Restructuring as defined by GAAP.
(b)   SWGB Disclosure Schedule 3.22(b) identifies each asset of SWGB or any of its Subsidiaries that as of November 30, 2019 was classified as other real estate owned (“OREO”) and the book value thereof as of November 30, 2019 as well as any assets classified as OREO between September 30, 2019 and November 30, 2019 and any sales of OREO between September 30, 2019 and November 30, 2019, reflecting any gain or loss with respect to any OREO sold.
(c)   Each Loan held in SWGB’s or any of its Subsidiaries’ loan portfolio (each a “SWGB Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of SWGB and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
(d)   All currently outstanding SWGB Loans were solicited and originated, and have been administered, in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding SWGB Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the SWGB Loans that are not reflected in the written records of SWGB or its Subsidiary, as applicable. All such SWGB Loans are owned by SWGB or its Subsidiary free and clear of any Liens other than Liens on loans or commitments provided to the Subsidiary by the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any SWGB Loan have been asserted in writing against SWGB or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and SWGB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by SWGB from third parties that are described on SWGB Disclosure Schedule 3.22(d), no SWGB Loans are presently serviced by third parties and there is no obligation which could result in any SWGB Loan becoming subject to any third party servicing.
(e)   Neither SWGB nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates SWGB or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of SWGB or any of its Subsidiaries, unless there is a material breach of a representation or covenant by SWGB or any of its Subsidiaries, and none of the agreements pursuant to which SWGB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Neither SWGB nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.23   Allowance for Loan and Lease Losses.   SWGB’s allowance for loan and lease losses as reflected in each of  (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2018 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with SWGB’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authorities, the Financial Accounting Standards Board and GAAP.
Section 3.24   Investment Management and Related Activities.   Except as set forth in SWGB Disclosure Schedule 3.24, none of SWGB, any SWGB Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.25   Repurchase Agreements.   With respect to all agreements pursuant to which SWGB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SWGB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.26   Deposit Insurance.   The deposits of Southwest Georgia Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Southwest Georgia Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to SWGB’s Knowledge, threatened.
Section 3.27   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.   Neither SWGB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither SWGB nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause SWGB or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of SWGB and its Subsidiaries has implemented an anti-money laundering program that (x) contains adequate and appropriate customer identification and verification procedures and (y) meets the material requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.28   Transactions with Affiliates.   Except as set forth in SWGB Disclosure Schedule 3.28, there are no outstanding amounts payable to or receivable from, or advances by SWGB or any of its Subsidiaries to, and neither SWGB nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of SWGB or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with SWGB or any of its Subsidiaries and other than deposits held by Southwest Georgia Bank in the Ordinary Course of Business, or (b) any other Affiliate of SWGB or any of its Subsidiaries. Except as set forth in SWGB Disclosure Schedule 3.28, neither SWGB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Southwest Georgia Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

Section 3.29   Tangible Properties and Assets.
(a)   SWGB Disclosure Schedule 3.29(a) sets forth a true, correct and complete list of all real property owned by SWGB or each of its Subsidiaries. Except as set forth in SWGB Disclosure Schedule 3.29(a), SWGB or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), material to its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, including without limitation Taxes not yet due and payable or due and payable but not yet delinquent, (ii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’, or similar Liens arising in the Ordinary Course of Business, (iii) any Liens imposed by applicable Law, (iv) easements, rights of way, and other similar Liens of record, or (v) the rights to possession of certain space within the Owned Real Property as disclosed on SWGB Disclosure Schedule 3.29(a). There is no pending or, to SWGB’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that SWGB or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the Owned Real Property set forth in SWGB Disclosure Schedule 3.29(a) in SWGB’s or its Subsidiaries’ possession, and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject, in SWGB’s or its Subsidiaries’ possession, have been furnished or made available to FBMS.
(b)   SWGB Disclosure Schedule 3.29(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which SWGB or any of its Subsidiaries uses or occupies or has the right to use or occupy, nor or in the future, Real Property (a “Lease” or the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither SWGB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To SWGB’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a material breach by SWGB or any of its Subsidiaries of, or default by SWGB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To SWGB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. SWGB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing a leasehold interest in, or other rights to use, the properties listed in SWGB Disclosure Schedule 3.29(b), have been furnished or made available to FBMS.
(c)   To SWGB’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Owned Real Property or Leased Real Property are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of SWGB and its Subsidiaries.
Section 3.30   Intellectual Property.   SWGB Disclosure Schedule 3.30 sets forth a true, complete and correct list of all SWGB Intellectual Property that is owned by SWGB and registered with a Governmental Authority. SWGB or its Subsidiaries owns or has a valid license to use all material SWGB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to licensed Intellectual Property and Software). To the Knowledge of SWGB, the SWGB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of SWGB and its Subsidiaries as currently conducted. To the Knowledge of SWGB, the SWGB Intellectual Property owned by SWGB is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither SWGB nor any of its Subsidiaries has received notice challenging the validity or enforceability of

SWGB Intellectual Property. None of SWGB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by SWGB of its obligations hereunder, in material violation of any licenses, sublicenses and other agreements as to which SWGB or any of its Subsidiaries is a party and pursuant to which SWGB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither SWGB nor any of its Subsidiaries has received notice challenging SWGB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of SWGB or any of its Subsidiaries to own or use any of SWGB Intellectual Property.
Section 3.31   Insurance.
(a)   SWGB Disclosure Schedule 3.31(a) identifies all of the material insurance policies, binders or bonds currently maintained by SWGB and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $100,000. SWGB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of SWGB reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither SWGB nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither SWGB nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)   SWGB Disclosure Schedule 3.31(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by SWGB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by SWGB or its Subsidiaries, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under SWGB’s BOLI. Neither SWGB nor any of SWGB’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.32   Antitakeover Provisions.   No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.33   SWGB Information.   The information relating to SWGB and its Subsidiaries that is provided by or on behalf of SWGB for inclusion in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SWGB’s shareholders and as of the date of the SWGB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any answer or subsequent filing as of a later date shall be deemed to modify information as of an earlier date.
Section 3.34   Transaction Costs.   SWGB Disclosure Schedule 3.34 sets forth an estimate as of the date of this Agreement of attorneys’ fees, investment banking fees, accounting fees and other costs or fees of SWGB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement (the “SWGB Expenses”).
Section 3.35   Bank Holding Company.   SWGB is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.36   No Other Representations or Warranties.   Except for the representations and warranties made by SWGB in this Article III and for the disclosures contained in the SWGB Disclosure Schedule, neither SWGB nor any other person makes any express or implied representation or warranty with respect to SWGB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SWGB hereby disclaims any such other representations or warranties. SWGB acknowledges and agrees that neither FBMS nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the FBMS Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FBMS
Except as (a) set forth in the FBMS Reports or in the disclosure schedule delivered by FBMS to SWGB prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “FBMS Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the FBMS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FBMS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FBMS, and (ii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) disclosed in any FBMS Reports filed with or furnished to the SEC by SWGB after January 1, 2018 and prior to the date hereof  (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FBMS hereby represents and warrants to SWGB as follows:
Section 4.01   Organization and Standing.   Each of FBMS and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.02   Capital Stock.   The authorized capital stock of FBMS consists of 40,000,000 shares of FBMS Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, 18,793,266 shares of FBMS Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding, and there are no outstanding Rights of FBMS. The outstanding shares of FBMS Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any FBMS shareholder. The shares of FBMS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of FBMS’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
Section 4.03   Corporate Power.
(a)   FBMS and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FBMS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
(b)   FBMS has made available to SWGB a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of FBMS and each of its Subsidiaries. Neither FBMS nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04   Corporate Authority.   This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FBMS on or prior to the date hereof. FBMS has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by SWGB, this Agreement is a valid and legally binding obligation of FBMS, enforceable in accordance with its terms, subject to the Enforceability Exception. No approval of this Agreement or the transactions contemplated hereby by FBMS’s shareholders is required by its articles of corporation, it bylaws, or applicable Law or NASDAQ.
Section 4.05   SEC Documents; Financial Statements.
(a)   FBMS has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file or furnish since January 1, 2016 (the “FBMS Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the FBMS Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FBMS Reports, and none of the FBMS Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of FBMS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FBMS Reports. FBMS is eligible to use SEC Form S-3.
(b)   The consolidated financial statements of FBMS included (or incorporated by reference) in the FBMS Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated balance sheets of FBMS and its Subsidiaries and the consolidated statements of income, other comprehensive income, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of FBMS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)   FBMS (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of FBMS’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FBMS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FBMS’s internal control over financial reporting. These disclosures were made in writing by management to FBMS’s auditors and audit committee. There is no reason to believe that FBMS’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
Section 4.06   Regulatory Reports.   Except as set forth on FBMS Disclosure Schedule 4.06, since January 1, 2016, FBMS and each of its Subsidiaries has timely filed with the SEC, OCC, FRB, FDIC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to FBMS. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of FBMS and its Subsidiaries, no Governmental Authority has notified FBMS that it has initiated or has pending any proceeding or, to the Knowledge of FBMS threatened an investigation into the business or operations of FBMS or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of FBMS or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS.
Section 4.07   Regulatory Approvals; No Defaults.   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by FBMS or any of its Subsidiaries in connection with the execution, delivery or performance by FBMS of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement — Prospectus and the Registration Statement and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FRB, the OCC, applicable state banking agencies, and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FBMS do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of FBMS or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBMS or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FBMS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FBMS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order permit, license, credit agreements, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation except with regard to clauses (2) – (4), as would not reasonably be expected to have a Material Adverse Effect on FBMS. As of the date hereof, FBMS has no Knowledge of any reason, with respect to FBMS, (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08   FBMS Information.   The information relating to FBMS and its Subsidiaries that is supplied by or on behalf of FBMS for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SWGB shareholders and as of the date of the SWGB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any FBMS Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus not provided by or on behalf of SWGB for inclusion in the Proxy Statement-Prospectus will comply as to form in all material respects with the requirements of Form S-4.
Section 4.09   Absence of Certain Changes or Events.   Except as reflected or disclosed in FBMS’s Annual Report on Form 10-K for the year ended December 31, 2018 or in the FBMS Reports since December 31, 2018, as filed with the SEC, since September 30, 2019, (i) there has been no change or development with respect to FBMS and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to FBMS; and (ii) neither FBMS nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.02(b).
Section 4.10   Compliance with Laws.
(a)   FBMS and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.
(b)   FBMS and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FBMS’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   To FBMS’s Knowledge, neither FBMS nor any of its Subsidiaries has received, since January 1, 2016, written or oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.11   FBMS Regulatory Matters.
(a)   FBMS is regulated as a financial holding company under the Bank Holding Company Act of 1956, as amended.
(b)   The deposit accounts of The First are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to FBMS’s Knowledge, threatened. The First received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
(c)   Since January 1, 2016, neither FBMS nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither FBMS nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither FBMS nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
(d)   Except for examinations of FBMS and its Subsidiaries conducted by their respective primary functional regulators in the Ordinary Course of Business, no Governmental Authority has initiated, threatened, or has pending any proceeding or, to the Knowledge of FBMS, any inquiry or investigation into the business or operations of FBMS or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or to prevent the receipt of the Regulatory Approvals.
(e)   There is no unresolved SEC comment, or unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Governmental Authority in any report of examination, report of inspection, supervisory letter or other communication with FBMS or any of its Subsidiaries that (i) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or (ii) would reasonably be likely to prevent the receipt of the Regulatory Approvals or result in a Burdensome Condition.
Section 4.12   Legal Proceedings.
(a)   Neither FBMS nor any of its Subsidiaries is a party to any, and there are no pending or, to FBMS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBMS or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on FBMS, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon FBMS, any of its Subsidiaries or the assets of FBMS or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.13   Tax Matters.
(a)   Each of FBMS and its Subsidiaries has filed all income and other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by FBMS or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Since January 1, 2016, neither FBMS nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where FBMS or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of FBMS or any of its Subsidiaries.
(b)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of FBMS or any of its Subsidiaries. Neither FBMS nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where FBMS or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any taxing authority against FBMS or any of its Subsidiaries that has not been fully paid or settled.
(c)   Neither FBMS nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulation in any tax year for which the statute of limitations has not expired.
(d)   Neither FBMS nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.14   Regulatory Capitalization.   FBMS and each of its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal banking rules and regulations.
Section 4.15   No Other Representations or Warranties.   Except for the representations and warranties made by FBMS in this Article IV and for the disclosures contained in the FBMS Disclosure Schedule, neither FBMS nor any other person makes any express or implied representation or warranty with respect to FBMS, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FBMS hereby disclaims any such other representations or warranties. FBMS acknowledges and agrees that neither SWGB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the SWGB Disclosure Schedule.
ARTICLE V
COVENANTS
Section 5.01   Covenants of SWGB.
(a)   Affirmative Covenants.   During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the SWGB Disclosure Schedule), required by Law or with the prior written consent of FBMS (which consent shall not be unreasonably withheld, conditioned or delayed), SWGB shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, SWGB will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and FBMS the present services of the current officers and employees of SWGB and its Subsidiaries, (iii) preserve for itself and FBMS the goodwill of its customers, employees, lessors and others with whom business relationships exist and (iv) continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.
(b)   Negative Covenants.   Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in SWGB Disclosure Schedule 5.01(b), (y) as otherwise expressly permitted or required by this Agreement, or (z) consented to in writing by FBMS (which consent shall not be unreasonably withheld, conditioned or delayed, and FBMS shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of SWGB and Southwest Georgia Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of SWGB and its Subsidiaries), and FBMS shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of SWGB and Southwest Georgia Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of SWGB and its Subsidiaries), SWGB shall not and shall not permit its Subsidiaries to:
(i)   Stock.   Except as set forth on SWGB Disclosure Schedule 5.01(b)(i), (1) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the SWGB Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (2) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (3) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(ii)   Dividends; Other Distributions.   Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (1) dividends from wholly owned Subsidiaries to SWGB or (2) regular quarterly cash dividends by SWGB at a rate not in excess of $0.12 per share of SWGB Common Stock, any associated dividend equivalents for SWGB Restricted Shares.
(iii)   Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of SWGB or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (1) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than five present (5%) for any individual or three percent (3%) in the aggregate for all employees of SWGB or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in SWGB Disclosure Schedule 5.01(b)(iii), (2) as specifically provided for by this Agreement (including as contemplated by Section 5.11 of this Agreement), (3) as may be required by Law, or (4) as otherwise set forth in SWGB Disclosure Schedule 5.01(b)(iii).
(iv)   Hiring.   Hire any person as an employee or officer of SWGB or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $80,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(v)   Benefit Plans.   Enter into, establish, adopt, amend, modify or terminate (except (1) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with FBMS, (2) to satisfy contractual obligations existing as of the date hereof and set forth in SWGB Disclosure Schedule 5.01(b)(v), (3) as previously disclosed to FBMS and set forth in SWGB Disclosure Schedule 5.01(b)(v), or (4) as may be required pursuant to the terms of this Agreement) any SWGB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other material employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SWGB or any of its Subsidiaries.
(vi)   Acceleration of Vesting.   Take action to accelerate the vesting of any SWGB Restricted Share (except (1) to satisfy contractual obligations existing as of the date hereof and set forth in SWGB Disclosure Schedule 5.01(b)(vi), or (2) as previously disclosed to FBMS and set forth in SWGB Disclosure Schedule 5.01(b)(vi).

(vii)   Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in SWGB Disclosure Schedule 5.01(b)(vii), or making or renewing loans to officers directors, or any of their respective immediate family members or any Affiliates or Associates that are otherwise permitted by Section 5.1(b)(xx) and compliant with SWGB Regulation O, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(viii)   Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to SWGB or any of its Subsidiaries.
(ix)   Acquisitions.   Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any substantial portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by FBMS pursuant to any other applicable paragraph of this Section 5.01.
(x)   Capital Expenditures.   Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that FBMS shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from SWGB.
(xi)   Governing Documents.   Amend SWGB’s articles of incorporation or bylaws or any equivalent documents of SWGB’s Subsidiaries.
(xii)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(xiii)   Contracts.   Except as set forth in SWGB Disclosure Schedule 5.01(b)(xiii), enter into, amend, modify, terminate, extend or waive any material provision of, any SWGB Material Contract (or any contract that would be an SWGB Material Contract if it were in effect on the date of this Agreement), material Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than amendments, modifications, terminations, extensions, waivers, or changes not materially adverse to SWGB or any of its Subsidiaries, except, in all such cases, as reasonably requested by FBMS.
(xiv)   Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SWGB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves the payment by SWGB or any of its Subsidiaries of an amount not covered or paid by an insurer or third party which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of SWGB or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations.
(xv)   Banking Operations.   (1) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (2) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (3) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (4) incur any material liability or obligation relating to merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(xvi)   Derivative Transactions.   Enter into any Derivative Transaction.
(xvii)   Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(b)(xx).
(xviii)   Investment Securities.   (1) Other than in accordance with SWGB’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (2) change the classification method for any of the SWGB Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(xix)   Deposits.   Other than in the Ordinary Course of Business, make any material changes to deposit pricing.
(xx)   Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in SWGB Disclosure Schedule 5.01(b)(xx) (1) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SWGB or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of  $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of  $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of  $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with SWGB’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SWGB or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $1,000,000, (ii) sell any loan or loan pools in excess of  $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where SWGB or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(b)(xx) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First, which approval or rejection shall be given in writing within one (1) Business Day after the loan package is delivered to such individual.
(xxi)   Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SWGB or its Subsidiaries.
(xxii)   Taxes.   Except as required by applicable Law, make or change any Tax election, file any amended Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Law) with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(xxiii)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or material default by SWGB or any of its Subsidiaries under any agreement with any Governmental Authority or under any SWGB Material Contract, material Lease or material license to which SWGB or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(xxiv)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(xxv)   Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (1) prevent, delay or impair SWGB’s ability to consummate the Merger or the transactions contemplated by this Agreement or (2) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(xxvi)   Capital Stock Purchase.   Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that SWGB may repurchase, redeem or otherwise acquire shares of SWGB Common Stock in connection with the payment of the withholding taxes owed by a holder of SWGB Restricted Share upon the vesting of a SWGB Restricted Share.
(xxvii)   Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by FBMS.
(xxviii)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(xxix)   Commitments.   (1) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (2) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
Section 5.02   Covenants of FBMS.
(a)   Affirmative Covenants.   From the date hereof until the Effective Time, FBMS will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
(b)   Negative Covenants.   From the date hereof until the Effective Time, FBMS shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (x) prevent, delay or impair FBMS’s ability to consummate the Merger or the transactions contemplated by this Agreement without a Burdensome Condition or (y) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of SWGB during the period from the date of this Agreement to the Effective Time, SWGB shall not, and shall not permit any of its Subsidiaries to:

(i)   Take any action that is intended or is reasonably likely to result in the Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
(ii)   Take any action that is likely to materially impair FBMS’s ability to perform any of its obligations under this Agreement or The First to perform any of its obligations under the Bank Plan of Merger; or
(iii)   Agree or commit to do any of the foregoing.
Section 5.03   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   SWGB Shareholder Approval.
(a)   Following the execution of this Agreement, SWGB shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of SWGB, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and any other matters required to be approved by SWGB’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “SWGB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. SWGB shall use its reasonable best efforts to obtain the Requisite SWGB Shareholder Approval, and shall ensure that the SWGB Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by SWGB in connection with the SWGB Meeting are solicited in compliance in all material respects with the GBCC, the articles of incorporation and bylaws of SWGB, and all other applicable legal requirements. Except with the prior approval of FBMS, no other matters shall be submitted for the approval of SWGB shareholders at the SWGB Meeting.
(b)   Except to the extent SWGB has made an SWGB Subsequent Determination in accordance with Section 5.09, (i) the board of directors of SWGB shall at all times prior to and during the SWGB Meeting recommend approval of this Agreement by the shareholders of SWGB and any other matters required to be approved by SWGB’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “SWGB Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of FBMS or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the SWGB Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite SWGB Shareholder Approval, SWGB will not adjourn or postpone the SWGB Meeting unless SWGB is advised by counsel that failure to do so would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of SWGB. SWGB shall keep FBMS updated with respect to the proxy solicitation results in connection with the SWGB Meeting as reasonably requested by FBMS.
Section 5.05   Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)   FBMS and SWGB agree to cooperate in the preparation of the Registration Statement to be filed by FBMS with the SEC in connection with the issuance of FBMS Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). SWGB shall use its reasonable best efforts to deliver to FBMS such financial statements and related analysis of SWGB, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of SWGB, as may be required in order to file the Registration Statement, and any other report required to be filed by FBMS with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to FBMS to review. Within forty-five (45) days of the date of this Agreement, FBMS shall file with the SEC the

Registration Statement. Each of FBMS and SWGB agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. FBMS also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. SWGB agrees to cooperate with FBMS and FBMS’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from SWGB’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, SWGB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)   FBMS will advise SWGB, promptly after FBMS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FBMS Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. FBMS will provide SWGB and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and FBMS will provide SWGB and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, FBMS shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with SWGB to mail such amendment or supplement to SWGB shareholders (if required under applicable Law).
(c)   FBMS will use its commercially reasonable efforts to cause the shares of FBMS Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)   Each of FBMS and SWGB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require FBMS or any of its Subsidiaries or SWGB or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to the affected Party) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of FBMS, SWGB, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). FBMS and SWGB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of FBMS or SWGB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, FBMS and SWGB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)   SWGB will use its commercially reasonable efforts, and FBMS shall reasonably cooperate with SWGB at SWGB’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on SWGB Disclosure Schedule 3.12(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). The Parties and their representatives will consult as often as practicable under the circumstances so as to permit SWGB and FBMS and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07   Publicity.   FBMS and SWGB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that FBMS shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08   Access; Current Information.
(a)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, SWGB agrees to afford FBMS and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to SWGB’s and its Subsidiaries’ books, records (including Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as FBMS may reasonably request and SWGB shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and SWGB’s privacy policy and, during such period, SWGB shall furnish to FBMS, upon FBMS’s reasonable request, all such other information concerning the business, properties and personnel of SWGB and its Subsidiaries that is substantially similar in scope to the information provided to FBMS in connection with its diligence review prior to the date of this Agreement.
(b)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, FBMS agrees to furnish to SWGB and its authorized representatives such information as SWGB may reasonably request concerning the business of FBMS and its Subsidiaries that is substantially similar in scope to the information provided to SWGB in connection with its diligence review prior to the date of this Agreement.
(c)   As promptly as reasonably practicable after they become available, SWGB will furnish to FBMS copies of the board packages distributed to the board of directors of SWGB or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of SWGB or any committee thereof relating to the financial performance and risk management of SWGB.

(d)   During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, SWGB agrees to provide to FBMS (i) a copy of each report filed by SWGB or any of its Subsidiaries with a Governmental Authority, (ii) a copy of SWGB’s monthly loan trial balance, and (iii) a copy of SWGB’s monthly statement of condition and profit and loss statement and, if requested by FBMS, a copy of SWGB’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. SWGB further agrees to provide FBMS, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to SWGB Disclosure Schedule 3.19, SWGB Disclosure Schedule 3.22(a), and SWGB Disclosure Schedule 3.22(b) that would be required if the references to November 30, 2019 in each corresponding representation and warranty of SWGB were changed to the date of the most recently ended calendar month.
(e)   No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of FBMS and SWGB to consummate the transactions contemplated hereby.
(f)   Notwithstanding anything to the contrary in this Section 5.08, SWGB shall not be required to copy FBMS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary or confidential information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that SWGB’s board of directors has been advised by counsel that such distribution to FBMS may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of SWGB’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, SWGB shall use its commercially reasonable efforts to provide summary disclosure of such matters or other appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. In no event shall SWGB provide FBMS any confidential supervisory information prepared by the regulators of SWGB or any SWGB subsidiary.
Section 5.09   No Solicitation by SWGB; Superior Proposals.
(a)   Except as permitted by Section 5.09(b), SWGB shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of SWGB or any of SWGB’s Subsidiaries (collectively, the “SWGB Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FBMS) any information or data with respect to SWGB or any of its Subsidiaries in connection with a potential Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SWGB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the SWGB Representatives, whether or not such SWGB Representative is so authorized and whether or not such SWGB Representative is purporting to act on behalf of SWGB or otherwise, shall be deemed to be a breach of this Agreement by SWGB. SWGB and its Subsidiaries shall, and shall cause each of the SWGB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FBMS), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SWGB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of SWGB or any of its Subsidiaries constituting, in the aggregate, twenty percent (20%) or more of the fair value of the consolidated assets of SWGB; (C) any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of SWGB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of SWGB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and SWGB or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding SWGB Common Stock or more than fifty percent (50%) of the assets of SWGB and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of SWGB), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of SWGB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by FBMS in response to such Acquisition Proposal, as contemplated by Section 5.09(d), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of SWGB from a financial point of view than the Merger.
(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the SWGB Meeting, SWGB may take any of the actions described in Section 5.09(a) if, but only if, (i) SWGB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of SWGB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable Law; (iii) SWGB has provided FBMS with at least three (3) Business Days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to SWGB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, SWGB receives from such Person a confidentiality agreement with terms no less favorable to SWGB than those contained in the confidentiality agreement with FBMS. SWGB shall promptly provide to FBMS any non-public information regarding SWGB or its Subsidiaries provided to any other Person which was not previously provided to FBMS, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   SWGB shall promptly (and in any event within twenty-four (24) hours) notify FBMS in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SWGB or the SWGB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). SWGB agrees that it shall keep FBMS informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided in Section 5.09(e), neither the board of directors of SWGB nor the board of directors of any Subsidiary nor any committee of any boards of directors of SWGB or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to FBMS or publicly propose to withdraw, modify, or qualify in any manner adverse to FBMS) the SWGB Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the SWGB Recommendation in whole or in part in the Proxy Statement Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (v) fail to reaffirm the SWGB Recommendation within three (3) Business Days following a request by FBMS, or make any statement, filing or release, in connection with the SWGB Meeting or otherwise, inconsistent with the SWGB Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 5.09(d) shall be referred to herein as an “Adverse Recommendation Action.”
(d)   Notwithstanding Section 5.09(c), prior to the receipt of the Requisite SWGB Shareholder Approval, the board of directors of SWGB may withdraw, qualify, amend or modify the SWGB Recommendation (a “SWGB Subsequent Determination”) or cause or permit SWGB to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 7.01(g) after the fifth (5th) Business Day following FBMS’s receipt of a notice (the “Notice of Superior Proposal”) from SWGB advising FBMS that the board of directors of SWGB has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of SWGB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to SWGB’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by FBMS (the “Notice Period”), SWGB and the board of directors of SWGB shall have cooperated and negotiated in good faith with FBMS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable SWGB to proceed with the SWGB Recommendation without a SWGB Subsequent Determination; provided, however, that FBMS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by FBMS since its receipt of such Notice of Superior Proposal, the board of directors of SWGB has again in good faith made the determination (A) in clause (i) of this Section 5.09(d) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, SWGB shall be required to deliver a new Notice of Superior Proposal to FBMS and again comply with the requirements of this Section 5.09(d), except that the Notice Period shall be reduced to three (3) Business Days.
(e)   Notwithstanding any SWGB Subsequent Determination, this Agreement shall be submitted to SWGB’s shareholders at the SWGB Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve SWGB of such obligation; provided, however, that if the board of directors of SWGB shall have made a SWGB Subsequent Determination with respect to a Superior Proposal, then the board of directors of SWGB may recommend approval of such Superior Proposal by the shareholders of SWGB and may submit this Agreement to SWGB’s shareholders without recommendation, in which event the board of directors of SWGB shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to SWGB’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(f)   Nothing contained in this Section 5.09 shall prohibit SWGB or the board of directors of SWGB from complying with SWGB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the SWGB Recommendation unless the board of directors of SWGB reaffirms the SWGB Recommendation in such disclosure.
Section 5.10   Indemnification.
(a)   For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c)(iv), FBMS shall indemnify and hold harmless the present and former directors and officers of SWGB and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of FBMS, which consent shall not be unreasonably withheld, delayed, or conditioned) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for SWGB or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent required or permitted under the organizational documents of SWGB and its Subsidiaries in effect on the date of this Agreement, in each case to the extent permitted by applicable Law.
(b)   In connection with the indemnification provided pursuant to Section 5.10, FBMS and/or an FBMS Subsidiary will advance expenses, promptly after statements therefor are received, to each SWGB Indemnified Party, to the same extent permitted under the organizational documents of SWGB and its Subsidiaries in effect on the date of this Agreement, in each case to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such SWGB Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel).
(c)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify FBMS upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of FBMS under this Section 5.10, unless, and only to the extent that, FBMS is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) FBMS shall have the right to assume the defense thereof and FBMS shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) FBMS shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld, delayed, or conditioned) and (iv) FBMS shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(d)   For a period of six (6) years following the Effective Time, FBMS will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of SWGB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by SWGB; provided that, if FBMS is unable to maintain or obtain the insurance called for by this Section 5.10, FBMS will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of SWGB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall FBMS be required to expend for such tail insurance a premium amount in excess of an amount equal to two hundred percent (200%) of the annual premiums paid by SWGB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FBMS shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(e)   This Section 5.10 shall survive the Effective Time, is intended to benefit each SWGB Indemnified Party (each of whom shall be entitled to enforce this Section against FBMS), and shall be binding on all successors and assigns of FBMS.
(f)   If FBMS or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of FBMS and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11   Employees; Benefit Plans.
(a)   Following the Effective Time, FBMS shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are employees of SWGB on the Closing Date and who become employees of FBMS as of the Effective Time (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities, including participation in employee stock ownership plans and retirement plans, that are made available on a uniform and non-discriminatory basis to similarly situated employees of FBMS; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of FBMS. FBMS shall give the Covered Employees credit for their prior service with SWGB (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by FBMS and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans (although FBMS may consider current vacation benefits provided to such employees by SWGB), severance plans and similar arrangements maintained by FBMS.
(b)   With respect to any employee benefit plan of FBMS that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, FBMS shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such FBMS plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the SWGB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (ii) give each Covered Employee credit towards applicable co-payments, deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made (taking into account any differences in plan years and applicable rules and regulations related to such differences in plan years).
(c)   Following the Effective Time, The First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at Southwest Georgia Bank as of the Effective Time (“Carryover PTO”), provided that The First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion.

(d)   SWGB shall cause Southwest Georgia Bank to take all necessary actions to terminate its participation in the Southwest Georgia Bank 401(k) Plan, effective as the date immediately preceding the Effective Time of the Merger, subject to the occurrence of the Effective Time. SWGB shall provide FBMS with evidence that the such participation has been terminated and provide copies of the appropriate resolutions terminating participation (the form and substance of which shall be subject to review and approval by FBMS, which will not be unreasonably withheld) not later than the day immediately preceding the Effective Time. The accounts of all participants and beneficiaries in the Southwest Georgia Bank 401(k) Plan shall become fully vested upon termination of participation in such plan.
(e)   Prior to the Effective Time, SWGB shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by FBMS that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more SWGB Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any SWGB Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any SWGB Benefit Plan for such period as may be reasonably requested by FBMS, or (iv) facilitate the merger of any SWGB Benefit Plan into any employee benefit plan maintained by FBMS. Additionally, SWGB and Southwest Georgia Bank will take any and all actions reasonably requested by FBMS related to ensuring the compliance of all SWGB Benefit Plans with applicable law, including filing any necessary “top hat” filings or corrections. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to FBMS’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(f)   Any employee of SWGB or Southwest Georgia Bank that becomes an employee of FBMS or The First at the Effective Time who is terminated within one (1) year following the Effective Time (other than for cause, death, disability, normal retirement or voluntary resignation) shall receive a severance payment in accordance with the The First’s standard severance policy, as set forth on FBMS Disclosure Schedule 5.11(f).
(g)   Nothing in this Section 5.11 shall be construed to limit the right of FBMS (including, following the Closing Date, SWGB) to amend or terminate any SWGB Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require FBMS (including, following the Closing Date, SWGB) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by FBMS of any Covered Employee subsequent to the Effective Time shall be subject in all events to FBMS’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(h)   For purposes of this Section 5.11, (i) “employees of SWGB” shall include employees of SWGB or any of its Subsidiaries, (ii) “employees of FBMS” shall include employees of FBMS or any of its Subsidiaries, (iii) all references to SWGB shall include each of the Subsidiaries of SWGB, and (iv) all references to FBMS shall include each of the Subsidiaries of FBMS.
Section 5.12   Notification of Certain Changes.   FBMS and SWGB shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and SWGB shall provide on a periodic basis written notice to FBMS of any matters that SWGB becomes aware of that should be disclosed on a supplement or amendment to the SWGB Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.

Section 5.13   Transition; Informational Systems Conversion.   From and after the date hereof, FBMS and SWGB will use their commercially reasonable efforts to facilitate the integration of SWGB with the business of FBMS following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of SWGB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by FBMS, which planning shall include (a) discussion of third-party service provider arrangements of SWGB and each of its Subsidiaries; (b) review of non-renewal or changeover, after the Effective Time, of personal property leases and Software licenses used by SWGB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees, as appropriate, to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) review of any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. FBMS shall promptly reimburse SWGB on request for any reasonable and documented out-of-pocket fees, expenses or charges that SWGB may incur as a result of taking, at the request or approval of FBMS, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give FBMS, directly or indirectly, the right to control or direct the operations of SWGB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give SWGB, directly or indirectly, the right to control or direct the operations of FBMS or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of SWGB and FBMS shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.15   Certain Litigation.   Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of SWGB or the board of directors of FBMS related to this Agreement or the Merger and the other transactions contemplated by this Agreement. SWGB shall: (i) permit FBMS to review and discuss in advance, and consider in good faith the views of FBMS in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish FBMS’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with FBMS regarding the defense or settlement of any such shareholder litigation, shall give due consideration to FBMS’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that SWGB shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of FBMS (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by SWGB is reasonably expected by SWGB, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by SWGB) under SWGB’s existing director and officer insurance policies, including any tail policy.
Section 5.16   Director Resignations.   SWGB will cause to be delivered to FBMS resignations of all the directors of SWGB and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.17   Non-Competition and Non-Disclosure Agreement.   Concurrently with the execution and delivery of this Agreement and effective upon Closing, SWGB has caused each non-employee director of SWGB and Southwest Georgia Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).
Section 5.18   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, SWGB has caused each director of SWGB and Southwest Georgia Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.
Section 5.19   Coordination.
(a)   Prior to the Effective Time, subject to applicable Laws, SWGB and its Subsidiaries shall take any actions FBMS may reasonably request from time to time to better prepare the parties for integration of the operations of SWGB and its Subsidiaries with FBMS and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of SWGB and FBMS shall meet from time to time as FBMS may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of SWGB and its Subsidiaries, and SWGB shall give due consideration to FBMS’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither FBMS nor The First shall under any circumstance be permitted to exercise control of SWGB or any of its Subsidiaries prior to the Effective Time. SWGB shall permit representatives of The First to be onsite at SWGB to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Southwest Georgia Bank’s business, during normal business hours and at the expense of FBMS or The First (not to include Southwest Georgia Bank’s regular employee payroll).
(b)   Prior to the Effective Time, subject to applicable Laws, SWGB and its Subsidiaries shall take any actions FBMS may reasonably request (at its sole cost) in connection with negotiating any amendments, modifications or terminations of any material Leases or SWGB Material Contracts that FBMS may request, including actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with FBMS and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by FBMS in connection with any such amendment, modification or termination.
(c)   From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to SWGB’s or Southwest Georgia Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and SWGB shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to suppliers of SWGB and its Subsidiaries for the purpose of facilitating the integration of SWGB and its business into that of FBMS. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, SWGB shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to customers of SWGB and its Subsidiaries for the purpose of facilitating the integration of SWGB and its business into that of FBMS. Any interaction between FBMS and SWGB’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by SWGB. SWGB shall have the right to participate in any discussions between FBMS and SWGB’s customers and suppliers.
(d)   FBMS and SWGB agree to take all action necessary and appropriate to cause Southwest Georgia Bank to merge with The First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.20   Transactional Expenses.   SWGB shall use its commercially reasonable efforts to cause the aggregate amount of all SWGB Expenses to not materially exceed the estimate disclosed in SWGB Disclosure Schedule 3.34. SWGB shall promptly notify FBMS if or when it determines that it expects to materially exceed the estimate disclosed in SWGB Disclosure Schedule 3.34. Notwithstanding anything to the contrary in this Section 5.20, SWGB shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those included in the estimate set forth in SWGB Disclosure Schedule 3.34.
Section 5.21   Confidentiality.   Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of FBMS and SWGB, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure letter agreement, dated as of November 26, 2019 between FBMS and SWGB.
Section 5.22   Trust Business.   Following the execution of this Agreement, SWGB will cause Southwest Georgia Bank to continue to wind up the operations of Southwest Georgia Bank’s Wealth Strategies division (the “Trust Business Wind-Down”) related to the operations through which Southwest

Georgia Bank performs corporate, pension, and personal trust services and acts as trustee, executor, and administrator for estates and as administrator or trustee of various types of employee benefit plans for corporations and other organizations and use its best efforts to complete the Trust Business Wind-Down prior to the Closing Date. SWGB and Southwest Georgia Bank shall coordinate with FBMS with respect to the Trust Business Wind-Down, including without limitation (i) SWGB will use its best efforts to find a replacement trustee for the Southwest Georgia Financial Corporation Pension Retirement Plan, as amended and restated, effective as of January 1, 2015 (the “Pension Plan”) as of the Closing Date on terms that are reasonably acceptable to FBMS, and (ii) SWGB will obtain an actuarial analysis to determine SWGB’s approximate total liability in respect of the Pension Plan on a termination basis as of an agreed upon termination date (the “Pension Plan Liability”).
Section 5.23   Tax Matters.   The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of FBMS and SWGB shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties shall report the Merger for all Tax purposes in a manner consistent with such qualification.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.   The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)   Shareholder Vote.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite SWGB Shareholder Approval at the SWGB Meeting.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement; NASDAQ Listing.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority. The shares of FBMS Common Shares Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on NASDAQ, subject only to official notice of issuance.
(e)   Tax Opinions Relating to the Merger.   FBMS and SWGB, respectively, shall have received written opinions from Alston & Bird LLP and Troutman Sanders LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FBMS and SWGB, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Troutman Sanders LLP may require and rely upon customary representations contained in certificates of officers of each of FBMS and SWGB or any Subsidiary thereof, in form and substance reasonably acceptable to such counsel.
Section 6.02   Conditions to Obligations of SWGB.   The obligations of SWGB to consummate the Merger also are subject to the fulfillment or written waiver by SWGB prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of FBMS (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.08 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FBMS. SWGB shall have received a certificate signed on behalf of FBMS by the Chief Executive Officer or the Chief Financial Officer of FBMS to the foregoing effect.
(b)   Performance of Obligations of FBMS.   FBMS shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and SWGB shall have received a certificate, dated the Closing Date, signed on behalf of FBMS by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in FBMS or The First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03   Conditions to Obligations of FBMS.   The obligations of FBMS to consummate the Merger also are subject to the fulfillment or written waiver by FBMS prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of SWGB (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than one percent (1%) shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14, and Section 3.33 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SWGB. FBMS shall have received a certificate signed on behalf of SWGB by the Chief Executive Officer or the Chief Financial Officer of SWGB to the foregoing effect.

(b)   Performance of Obligations of SWGB.   SWGB shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and FBMS shall have received a certificate, dated the Closing Date, signed on behalf of SWGB by SWGB’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in SWGB or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Plan of Bank Merger.   Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.
(e)   Dissenting Shares.   Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of SWGB Common Stock.
(f)   Pension Plan Liability.   SWGB shall have obtained an actuarial analysis demonstrating that (i) the estimated Pension Plan Liability will not materially exceed $13.8 million, and (ii) the estimated difference between the Pension Plan Liability and the value of the market value assets of the Pension Plan will not be expected to materially exceed $3.85 million.
Section 6.04   Frustration of Closing Conditions.   Neither FBMS nor SWGB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of FBMS and SWGB if the board of directors of FBMS and the board of directors of SWGB each so determines by vote of a majority of the members of its entire board.
(b)   No Regulatory Approval.   By FBMS or SWGB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)   No Shareholder Approval.   By either FBMS or SWGB (provided, in the case of SWGB, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite SWGB Shareholder Approval at the SWGB Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)   Breach of Representations and Warranties.   This Agreement may be terminated at any time prior to the Effective Time by action of either the board of directors of FBMS or the board of directors of SWGB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of SWGB, in the case of a termination by FBMS, or FBMS, in the case of a termination by SWGB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by SWGB, or Section 6.03, in the case of a termination by FBMS, and which is not cured by the earlier of the (i) two (2) Business Days prior to the Termination Date or (ii) thirty (30) days following written notice to the SWGB, in the case of a termination by FBMS, or to FBMS, in the case of a termination by the SWGB, or by its nature or timing cannot be cured during such period.
(e)   Delay.   By either FBMS or SWGB if the Merger shall not have been consummated on or before June 30, 2020, provided, however, that such date will be automatically extended to August 30, 2020, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(f)   Failure to Recommend; Etc.   In addition to and not in limitation of FBMS’s termination rights under Section 7.01(e), by FBMS if  (i) there shall have been a material breach of Section 5.04 or Section 5.09 by SWGB, or (ii) the board of directors of SWGB takes an Adverse Recommendation Action.
(g)   Acceptance of Superior Proposal.   By SWGB in connection with entering into a definitive agreement to effect a Superior Proposal after making an SWGB Subsequent Determination in accordance with Section 5.09(d).
(h)   Decline in FBMS Common Stock Price.   By SWGB, if the board of directors of SWGB so determines at any time during the five (5) day period commencing prior to the Determination Date, if, and only if, both of the following conditions are satisfied:
(i)   The number obtained by dividing the FBMS Average Stock Price by the Initial FBMS Market Price (the “FBMS Ratio”) is less than 0.80; and
(ii)   the FBMS Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.20 from such quotient, subject, however, to the following:
If SWGB elects to exercise its termination right under this Section 7.01(h), it shall give prompt written notice thereof to FBMS. Within five (5) Business Days following its receipt of such notice, FBMS shall have the option to adjust the per share Merger Consideration such that the per share value of the Merger Consideration (calculated using the FBMS Average Stock Price) is equal to or greater than the lesser of the following:
(x)   an amount equal to the product of the Initial FBMS Market Price, the per share Merger Consideration (prior to any adjustment pursuant to this Section 7.01(h)), and 0.80; or
(y)   an amount equal to (A) the product of the Index Ratio, 0.80, the per share Merger Consideration (prior to any adjustment pursuant to this Section 7.01(h)), and the FBMS Average Stock Price, divided by (B) the FBMS Ratio.
If FBMS so elects, it shall give written notice to SWGB of such election and the amount of increase in the per share Merger Consideration within the five (5) Business Day period following its receipt of notice of termination from SWGB, whereupon no termination shall have occurred pursuant to this Section 7.01(g) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified). Notwithstanding anything to the contrary in this Section 7.01(h), the per share Merger Consideration shall not be adjusted or otherwise fixed in any manner that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, unless SWGB and FBMS so agree in writing.

Section 7.02   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by FBMS while structuring and pursuing the Merger, SWGB shall pay to FBMS a termination fee equal to $3,750,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by FBMS in the event of any of the following: (i) if SWGB terminates this Agreement pursuant to Section 7.01(g), then SWGB shall pay FBMS the Termination Fee prior to and as a condition of such termination in accordance with Section 7.01(g); (ii) if FBMS terminates this Agreement pursuant to Section 7.01(f), then SWGB shall pay FBMS the Termination Fee within one (1) Business Day after notification of such termination has been provided to the other Party; or (iii) if, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of SWGB or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to SWGB and (A) thereafter this Agreement is terminated (x) by either FBMS or SWGB pursuant to Section 7.01(c) because the Requisite SWGB Shareholder Approval shall not have been obtained or (y) by FBMS pursuant to Section 7.01(d), and (B) prior to the date that is twelve months after the date of such termination, SWGB enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SWGB shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay FBMS the Termination Fee, provided, that for purposes of this Section 7.02(a)(iii), all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall instead refer to “ fifty percent (50%)”.
(b)   SWGB and FBMS each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FBMS would not enter into this Agreement; accordingly, if SWGB fails promptly to pay any amounts due under this Section 7.02, SWGB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of  (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due plus (ii) 200 basis points, together with the costs and expenses of FBMS (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if SWGB pays or causes to be paid to FBMS the Termination Fee in accordance with Section 7.02(a), SWGB (or any successor in interest of SWGB) will not have any further obligations or liabilities to FBMS with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03   Effect of Termination.   Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.   The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Adverse Recommendation Action” has the meaning set forth in Section 5.09(c).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.05(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than SWGB or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BOLI” has the meaning set forth in Section 3.31(b).
“Book-Entry Shares” means any non-certificated share held by book entry in SWGB’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of SWGB Common Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Mississippi are authorized or obligated to close.
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of SWGB Common Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(b).
“Code” has the meaning set forth in the Recitals.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Covered Employees” has the meaning set forth in Section 5.11(a).
“D&O Insurance” has the meaning set forth in Section 5.10(c).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” means the date that is five (5) days prior to the Closing Date.
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.17.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.05(a).
“Enforceability Exception” has the meaning set forth in Section 3.05.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.15(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by FBMS (which shall be FBMS’s transfer agent for the FBMS Common Stock), and reasonably acceptable to SWGB, to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Expiration Date” has the meaning set forth in Section 7.01(e).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FBMS” has the meaning set forth in the preamble to this Agreement.
“FBMS Average Stock Price” means the average closing price of the FBMS Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“FBMS Common Stock” means the common stock, $1.00 par value per share, of FBMS.
“FBMS Disclosure Schedule” has the meaning set forth in Article IV.
“FBMS Ratio” shall have the meaning as set forth in Section 7.01(h)(i).
“FBMS Reports” has the meaning set forth in Section 4.05(a).
“FDIA” has the meaning set forth in Section 3.26.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Financial Statements” has the meaning set forth in Section 3.07(b).
“Final Index Price” shall mean the average of the Index Price for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Southwest Georgia Bank” has the meaning set forth in Section 1.03.
“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“GBCC” has the meaning set forth in Section 1.01.
“GDBF” has the meaning set forth in Section 3.06(a).
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present Environmental Law that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of SWGB Common Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Party” has the meaning set forth in Section 5.10(a).
“Index Price” shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).
“Index Ratio” has the meaning set forth in Section 7.01(h)(ii).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Initial FBMS Market Price” means $33.58.
“Initial Index Price” shall mean the Index Price on the date of this Agreement.
“Insurance Policies” has the meaning set forth in Section 3.31(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to SWGB, the actual knowledge, of the Persons set forth in SWGB Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to FBMS, the actual knowledge of the Persons set forth in FBMS Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leased Real Property” is any Real Property which is subject to a Lease.

“Lease” or “Leases” has the meaning set forth in Section 3.29(b).
“Letter of Transmittal” has the meaning set forth in Section 2.06.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Material Adverse Effect” with respect to any Party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of such Party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of  (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects SWGB and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SWGB and FBMS operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects SWGB and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SWGB and FBMS operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects SWGB and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SWGB and FBMS operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by SWGB or FBMS to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of FBMS Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).
“MBCA” has the meaning set forth in Section 1.01.
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 2.01(d).
“Mississippi Courts” has the meaning set forth in Section 9.03(b).
“NASDAQ” means The NASDAQ Global Select Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice Period” has the meaning set forth in Section 5.09(d).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(d).
“OCC” has the meaning set forth in Section 3.06(a).
“Ordinary Course of Business” means the ordinary, usual and customary course of business of SWGB and SWGB’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(b).
“Owned Real Property” is defined in Section 3.29(a).
“Party” or “Parties” have the meaning set forth in the preamble.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Plan of Merger” has the meaning set forth in Section 1.05(a).
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of FBMS and SWGB relating to the SWGB Meeting.
“Real Property” means parcels of real property, including all buildings, structures and improvements located on such real property.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by FBMS in connection with the issuance of shares of FBMS Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approvals” has the meaning set forth in Section 3.06(a).
“Requisite SWGB Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of SWGB Common Stock entitled to vote thereon at the SWGB Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“SRO” has the meaning set forth in Section 3.06(a).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of SWGB means, unless the context otherwise requires, any current or former Subsidiary of SWGB.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the Recitals.
“SWGB” has the meaning set forth in the preamble to this Agreement.
“SWGB 401(a) Plan” has the meaning set forth in Section 3.15(c).
“SWGB Benefit Plans” has the meaning set forth in Section 3.15(a).
“SWGB Cancelled Shares” has the meaning set forth in Section 2.01(b).
“SWGB Common Stock” means the common stock, $1.00 par value per share, of SWGB.
“SWGB Disclosure Schedule” has the meaning set forth in Article III.
“SWGB Employees” has the meaning set forth in Section 3.15(a).
“SWGB Financial Advisor” has the meaning set forth in Section 3.14.
“SWGB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of SWGB and its Subsidiaries.
“SWGB Investment Securities” means the investment securities of SWGB and its Subsidiaries.
“SWGB Loan” has the meaning set forth in Section 3.22(c).
“SWGB Material Contracts” has the meaning set forth in Section 3.12(a).
“SWGB Meeting” has the meaning set forth in Section 5.04(a).
“SWGB Options” means the option to purchase SWGB Common Stock granted under any SWGB Stock Plan.
“SWGB Preferred Stock” means the serial preferred stock, par value $1.00 per share, of SWGB.
“SWGB Recommendation” has the meaning set forth in Section 5.04(b).
“SWGB Regulatory Agreement” has the meaning set forth in Section 3.13.
“SWGB Reports” has the meaning set forth in Section 3.07(a).
“SWGB Representatives” has the meaning set forth in Section 5.09(a).
“SWGB Restricted Share” has the meaning set forth in Section 2.02(a).
“SWGB Stock Plans” means all equity plans of SWGB or any Subsidiary, each as amended to date.
“SWGB Subsequent Determination” has the meaning set forth in Section 5.09(d).
“SWGB Voting Agreement” or “SWGB Voting Agreements” shall have the meaning set forth in the Recitals to this Agreement.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, escheat, unclaimed property or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Taxes.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“The First” has the meaning set forth in Section 1.03.

“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Trust Business” has the meaning set forth in Section 5.21.
“Trust Business Wind-Down” has the meaning set forth in Section 5.21.
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.   No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Section 5.10.
Section 9.02   Waiver; Amendment.   Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the SWGB Meeting no amendment shall be made which by Law requires further approval by the shareholders of FBMS or SWGB without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Mississippi (the “Mississippi Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Mississippi Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi Courts, (iii) waives any objection that the Mississippi Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)   Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.   Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05   Notices.   All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)
if to FBMS, to:

The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn: M. Ray Cole, Jr., President & CEO
E-mail: hcole@thefirstbank.com
with a copy (which shall not constitute notice to FBMS) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn: Mark Kanaly
E-mail: mark.kanaly@alston.com
(b)
if to SWGB, to:

Southwest Georgia Financial Corporation
201 First Street, S.E
Moultrie, GA 31768
Attn: Drew DeWitt
E-mail: dewitt.drew@sgfc.com
with a copy (which shall not constitute notice to SWGB) to:
Troutman Sanders LLP
600 Peachtree Street, Suite 3000
Atlanta, Georgia 30308
Attn: James W. Stevens
E-mail: james.stevens@troutman.com
Section 9.06   Entire Understanding; No Third Party Beneficiaries.   This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, FBMS and SWGB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08   Enforcement of the Agreement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   The SWGB Disclosure Schedule and the FBMS Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10   Assignment.   No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
THE FIRST BANCSHARES, INC.
By: /s/ M. Ray Cole, Jr.
Name: M. Ray Cole, Jr.
Title: Vice Chairman, President and Chief Executive Officer
SOUTHWEST GEORGIA FINANCIAL CORPORATION
By: /s/ George DeWitt Drew
Name: George DeWitt Drew
Title: President and Chief Executive Officer

Exhibit A
Form of Voting Agreement
A-A-1

VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of December 18, 2019, by and between the undersigned holder (“Shareholder”) of common stock of Southwest Georgia Financial Corporation, a Georgia corporation (“SWGB”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and SWGB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SWGB will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Southwest Georgia Bank, a Georgia state-chartered bank and wholly-owned subsidiary of SWGB, will merge with and into The First, A National Banking Association, a national banking association and direct wholly-owned subsidiary of FBMS (“The First Bank”), with The First Bank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of SWGB, $1.00 par value per share (“SWGB Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of  (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of SWGB Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of SWGB Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of SWGB Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, FBMS entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FBMS in connection therewith, Shareholder and FBMS agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder, solely in his, her or its capacity as a shareholder of SWGB, agrees that, while this Agreement is in effect, at any meeting of shareholders of SWGB, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval in his, her or its capacity as a shareholder of SWGB, except as otherwise agreed to in writing in advance by FBMS, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of SWGB and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of SWGB contained in the Merger Agreement or of Shareholder contained in
A-A-2

this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of SWGB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Transfers.   Until the earlier of  (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite SWGB Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of any withholding taxes owed by the holder of an SWGB Restricted Share upon the vesting of an SWGB Restricted Share, and (e) such transfers as FBMS may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with FBMS as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by FBMS, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of SWGB other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any SWGB Restricted Shares.
Section 4.   No Solicitation.   Shareholder acknowledges and agrees that Shareholder has reviewed and understands Section 5.09(a) of the Merger Agreement and hereby agrees that, from the date hereof until the termination of this Agreement in accordance with its terms, Shareholder shall be bound by Section 5.09(a) of the Merger Agreement to the same extent (but solely with respect to Shareholder’s own actions) as if Shareholder were directly bound by SWGBs obligations thereunder.
A-A-3

Section 5.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FBMS if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FBMS will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FBMS has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FBMS’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, FBMS shall have the right to inform any third party that FBMS reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FBMS hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with FBMS set forth in this Agreement may give rise to claims by FBMS against such third party.
Section 6.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of  (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 9.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of SWGB, and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of SWGB, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of SWGB, if applicable.
Section 11.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
Section 12.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
A-A-4

Section 13.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at FBMS’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FBMS, The First Bank, SWGB, Southwest Georgia Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.   Disclosure.   Shareholder hereby authorizes SWGB and FBMS to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that FBMS shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 16.   Ownership.   Nothing in this Voting Agreement shall be construed to give FBMS any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in FBMS any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and FBMS shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of SWGB or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 17.   Fiduciary Duty.   No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of SWGB.
Section 18.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]
A-A-5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:
Name:	M. Ray Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer
SHAREHOLDER

Printed Name:
Total Number of Shares of SWGB Common Stock Subject to this Agreement:

A-A-6

Exhibit B
Form of Bank Plan of Merger
And Merger Agreement
A-B-1

PLAN OF MERGER AND MERGER AGREEMENT
SOUTHWEST GEORGIA BANK
with and into
THE FIRST, A NATIONAL BANKING ASSOCIATION
under the charter of
THE FIRST, A NATIONAL BANKING ASSOCIATION
under the title of
“THE FIRST, A NATIONAL BANKING ASSOCIATION”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of December 18, 2019, by and between The First, A National Banking Association (“The First”), a national banking association, with its main office located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39402-8417, and Southwest Georgia Bank, a Georgia state-chartered bank, with its main office located at 201 First Street S. E., Moultrie, Georgia, 31768 (“Southwest Georgia Bank,” together with The First, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of The First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Southwest Georgia Bank has approved this Agreement and authorized its execution in accordance with the provisions of the Official Code of Georgia §7-1-531 and the Act;
WHEREAS, The First Bancshares, Inc. (“FBMS”), which owns all of the outstanding shares of capital stock of The First, and Southwest Georgia Financial Corporation. (“SWGB”), which owns all of the outstanding shares of capital stock of Southwest Georgia Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of SWGB with and into FBMS, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”);
WHEREAS, FBMS, as the sole shareholder of The First, and SWGB, as the sole shareholder of Southwest Georgia Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Southwest Georgia Bank with and into The First, with The First being the surviving bank of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), Southwest Georgia Bank shall be merged with and into The First. The First shall continue its existence as the surviving bank (the “Resulting Bank”) under the charter of the Resulting Bank and the separate corporate existence of Southwest Georgia Bank shall cease. The Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “The First, A National Banking Association” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.
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SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39402-8417, as well as at its legally established branches and at the banking offices of Southwest Georgia Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of The First). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of The First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.
SECTION 5
All assets of Southwest Georgia Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Southwest Georgia Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of The First and Southwest Georgia Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Southwest Georgia Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Southwest Georgia Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of The First’s common stock shall continue to remain outstanding shares of The First’s common stock, all of which shall continue to be owned by FBMS.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:
a)
The Holding Company Merger shall have closed and become effective.

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b)
The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

c)
The Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 11
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of The First as in effect immediately prior to the Effective Time.
SECTION 12
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 13
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Mississippi without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]
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IN WITNESS WHEREOF, Southwest Georgia Bank and The First have entered into this Agreement as of the date first set forth above.
SOUTHWEST GEORGIA BANK
By: Name: George DeWitt Drew Title: President and Chief Executive Officer
THE FIRST, A NATIONAL BANKING ASSOCIATION
By: Name: M. Ray Cole, Jr. Title: President and Chief Executive Officer
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Exhibit A
Banking Offices of the Resulting Bank
[To be completed prior to filing.]
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Exhibit C
Form of Non-Competition and Non-Disclosure Agreement
A-C-1

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of December 18, 2019, by and between the undersigned, an individual resident of the State of Georgia (“Director”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and Southwest Georgia Financial Corporation, a Georgia corporation (“SWGB”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) SWGB will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Southwest Georgia Bank, a Georgia state-chartered bank and wholly-owned subsidiary of SWGB, will merge with and into The First, National Association, a national banking association and wholly-owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of SWGB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of SWGB Common Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of SWGB or Southwest Georgia Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, FBMS will succeed to all of the Confidential Information and Trade Secrets, for which FBMS as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of SWGB and Southwest Georgia Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, FBMS and Director, each intending to be legally bound, covenant and agree as follows:
Section 1.   Restrictive Covenants.
(a)   Director acknowledges that (i) FBMS has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)   Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with FBMS as follows:
(i)   From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide FBMS with prompt notice of such requirement prior to the disclosure so that FBMS may waive the requirements of this Agreement or seek an appropriate protective order at FBMS’s sole expense; and (B) use reasonable efforts (without being required to incur personal expense) to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state or local
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governmental agency or commission that has jurisdiction over SWGB or any of its subsidiaries or affiliates (the “Government Agencies”). The Director further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to SWGB or any of its subsidiaries or affiliates. This Agreement does not limit the Director’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
(ii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of FBMS, The First, SWGB or Southwest Georgia Bank (each a “Protected Party”), including customers of Southwest Georgia Bank actually known by Director to be actively sought by Southwest Georgia Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.
(iii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.
(iv)   For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party who was an employee of Southwest Georgia Bank prior to the Effective Time, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)   For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)   “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii)   “Confidential Information” means data and information:
(A)   relating to the business of SWGB and its Subsidiaries, including Southwest Georgia Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)   disclosed to Director or of which Director became aware as a consequence of Director’s relationship with SWGB and/or Southwest Georgia Bank;
(C)   having value to SWGB and/or Southwest Georgia Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, FBMS and/or The First; and
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(D)   not generally known to competitors of SWGB or FBMS (including competitors to Southwest Georgia Bank or The First).
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from SWGB or FBMS, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)   “Restricted Territory” means each county in Georgia where Southwest Georgia Bank operates a banking office at the Effective Time and each contiguous county.
(iv)   “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A)   derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)   is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)   Director acknowledges that irreparable loss and injury would result to FBMS upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, FBMS may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.   Term; Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of FBMS (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of  (a) two (2) years after the Effective Time or (b) upon a Change in Control of FBMS. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
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If to FBMS: The First Bancshares, Inc. 6480 U.S. Highway 98 West Hattiesburg, MS 39402-8417 Attn: M. Ray Cole, Jr., President & CEO E-mail: hcole@thefirstbank.com

If to Director:
The address of Director’s principal residence as it appears
in SWGB’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to FBMS.

Section 4.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and FBMS. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
[Signature Page Follows]
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:
Name: M. Ray Cole, Jr.
Title: Vice Chairman, President and Chief Executive Officer
DIRECTOR
Printed Name:
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Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:
1.
The provision of legal services by Director to any Person.

2.
The offer and sale of insurance products by Director to any Person.

3.
The provision of investment advisory and brokerage services by Director to any Person.

4.
The provision of private equity/venture capital financing by Director to any Person.

5.
The provision of accounting services by Director to any Person.

6.
The ownership of 5% or less of any class of securities of any Person.

7.
Obtaining banking-related services or products for entities owned or controlled by the Director.

8.
Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

For the purposes of this agreement, “Change in Control of FBMS” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of FBMS or The First, or (b) individuals serving on the board of directors of FBMS as of the date of this Agreement cease for any reason to constitute at least a majority of the board of directors of FBMS.
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Exhibit D
Form of Claims Letter
A-D-1

CLAIMS LETTER
December 18, 2019
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39402-8417
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of December 18, 2019 (the “Merger Agreement”), by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Southwest Georgia Financial Corporation, a Georgia corporation (“SWGB”).
Concerning any claims which the undersigned may have against SWGB or any of its subsidiaries, including Southwest Georgia Bank (each, a “SWGB Entity”), in his or her capacity as an officer, director or employee of any SWGB Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.   Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each SWGB Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any SWGB Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation and related benefits for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to FBMS on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any SWGB Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Southwest Georgia Bank, (B) Claims as a depositor under any deposit account with Southwest Georgia Bank, (C) Claims as the holder of any Certificate of Deposit issued by Southwest Georgia Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any SWGB Entity; (E) Claims in his or her capacity as a shareholder of SWGB, and (F) Claims as a holder of any check issued by any other depositor of Southwest Georgia Bank;
(ii)   the Claims excluded in Section 2(a)(i) above;
(iii)   any Claims that the undersigned may have under the Merger Agreement;
(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any SWGB Entity, under Georgia law or the Merger Agreement;
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(v)   any Claims that are (A) based upon facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to SWGB and FBMS prior to the Closing Date;
(vi)   any rights or Claims listed on Schedule I to this Agreement;
(vii)   any Claims to vested benefits that the undersigned is already entitled to receive under the benefit plans of any SWGB Entity;
(viii)   any rights that the undersigned has to benefits under workers’ compensation or unemployment laws or under the Consolidated Omnibus Budget Reconciliation Act of 1985;
(ix)   any rights under contracts or written agreements between the undersigned and any SWGB Entity; or
(x)   any rights to liability coverage and/or costs of defense pursuant to liability insurance for acts and omissions occurring during the undersigned’s relationship with any SWGB Entity (including but not limited to any Directors & Officers insurance or general liability insurance).
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to
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enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(h)   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
[Signature Pages Follow]
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Sincerely,
Signature of Director
Name of Director
A-D-5

On behalf of The First Bancshares, Inc., I hereby acknowledge receipt of this letter as of this 18th day of December, 2019.
THE FIRST BANCSHARES, INC.
By:
Name: M. Ray Cole, Jr.
Title: Vice Chairman, President and Chief Executive Officer
A-D-6

Schedule I
Additional Excluded Claims
A-D-7

Annex B
December 18, 2019
Board of Directors
Southwest Georgia Financial Corporation
201 First Street, SE
Moultrie, GA 31768
Members of the Board of Directors:
We understand that Southwest Georgia Financial Corporation (NYSEAM: SGB) (“SGB”) holding company of Southwest Georgia Bank, intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and between SGB and The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares”), holding company for The First, A National Banking Association (“The First”) (the “Merger”). At the Effective Time, by virtue of the Merger and subject to the terms and conditions of the Agreement, each share of SGB common stock issued and outstanding shall be converted into the right to receive 1.0000 shares of First Bancshares common stock. Based upon the closing stock price of First Bancshares of  $34.50 as of December 17, 2019, the implied value of the aggregate merger consideration was $87.9 million (the “Merger Consideration”).
You have requested that BSP Securities, LLC, a Performance Trust Company (“BSP” or “we”) render an opinion as of the date hereof  (this “Opinion”) to the Board of Directors of SGB (the “Board”) as to whether the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of SGB common stock.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
(i)
reviewed a draft, dated December 16th, of the Agreement;

(ii)
reviewed certain publicly available business and financial information relating to SGB, Southwest Georgia Bank, First Bancshares and The First;

(iii)
reviewed certain other business, financial and operating information relating to SGB, Southwest Georgia Bank, First Bancshares and The First provided to us by the management of SGB and the management of First Bancshares, including financial forecasts for SGB for the 2019 to 2023 fiscal years ending December 31, and financial forecasts for First Bancshares for the 2019 to 2024 fiscal years ending December 31;

(iv)
met with, either by phone or in person, certain members of the management of SGB and First Bancshares to discuss the business and prospects of SGB and First Bancshares and the proposed Merger;

(v)
reviewed and compared certain financial metrics of SGB with certain financial metrics of First Bancshares that we deemed relevant;

(vi)
reviewed certain financial data of SGB and First Bancshares, and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

(vii)
reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain transactions that have recently been effected or announced; and

3290 Northside Parkway NW, Suite 800 / Atlanta, GA 30327 / (404) 848-1571

(viii)
considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any information, including the foregoing information, and we have assumed and relied upon all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, being complete and accurate in all material respects and we do not assume any responsibility with respect to such data, material and other information. With respect to the financial forecasts and projections for SGB that we have used in our analyses, the management of SGB has advised us, and we have assumed, that such forecasts and projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of SGB as to the future financial performance of SGB and we express no opinion with respect to such forecasts, projections, estimates or the assumptions on which they are based.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement provided to us, without any amendments or modifications thereto or any adjustments to the consideration. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SGB and First Bancshares since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also relied upon and assumed without independent verification, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on SGB, First Bancshares or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or provision thereof that would be material to our analyses or this Opinion. We have relied upon and assumed, with your consent, that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.
This Opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to the holders of SGB common stock pursuant to the Agreement in the manner set forth above and this Opinion does not address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the amount or nature of, or any other aspect relating to, any compensation to any officers, trustees, directors or employees of any party to the Merger, class of such persons or shareholders of First Bancshares, relative to the Merger Consideration or otherwise.
This Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on SGB, First Bancshares or the Merger. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. This Opinion does not address the relative merits of the Merger as compared to alternative strategies that might be available to
3290 Northside Parkway NW, Suite 800 / Atlanta, GA 30327 / (404) 848-1571

SGB, nor does it address the underlying business decision of SGB or the Board to approve, recommend or proceed with the Merger. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied on, with your consent, advice of the outside counsel and the independent accountants of SGB, and on the assumptions of the management of SGB and First Bancshares, as to all legal, regulatory, accounting, insurance and tax matters with respect to SGB, First Bancshares and the Merger.
We have not been requested to make, and have not made, any physical inspection or an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of SGB or First Bancshares, nor have we been furnished with any such evaluations or appraisals, with the exception of a third party loan review of SGB and First Bancshares. In addition, we are not experts in evaluating loan, lease, investment or trading portfolios for purposes of assessing the adequacy of the allowances for losses, or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of SGB’s or First Bancshares’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that SGB’s and First Bancshares’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of SGB or First Bancshares or the solvency or fair value of SGB, First Bancshares or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.
We and our affiliates have in the past provided, may currently be providing and may in the future provide investment banking and other financial services to SGB, First Bancshares and certain of their respective affiliates, for which we and our affiliates have received and would expect to receive compensation. We are a broker-dealer engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of SGB, First Bancshares and certain of their affiliates, as well as provide investment banking and other financial services to such companies and entities. BSP has adopted policies and procedures designed to preserve the independence of its investment advisory analysts whose views may differ from those of the members of the team of investment banking professionals that advised SGB.
We have acted as financial advisor to SGB in connection with the Merger and will receive customary investment banking fees totaling approximately $924,000 for our services, a significant portion of which is contingent upon the consummation of the Merger. SGB previously paid BSP a $20,000 retainer, and it will pay BSP a fee of  $25,000 upon delivery of this Opinion. In addition, SGB has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.
This Opinion and any other advice or analyses (written or oral) provided by BSP were provided solely for the use and benefit of the Board (in its capacity as such) in connection with the Board’s consideration of the Merger and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without the express, prior written consent of BSP. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to BSP or any of its affiliates be made by any recipient of this Opinion, without the prior, written consent of BSP, except as required by law. This Opinion should not be construed as creating, and BSP shall not be deemed to have, any fiduciary duty to the Board, SGB, any security holder or creditor of SGB or any other person, regardless of any prior or ongoing advice
3290 Northside Parkway NW, Suite 800 / Atlanta, GA 30327 / (404) 848-1571

or relationships. This Opinion does not constitute advice or a recommendation to any security holder of SGB or any other person or entity with respect to how such security holder or other person or entity should vote or act with respect to any matter relating to the Merger. The issuance of this Opinion was approved by an authorized internal committee of BSP.
In connection with the Merger, the undersigned, acting as an independent financial advisor to SGB, hereby consents to the inclusion of our opinion letter to the Board of Directors of SGB as an Annex to, and the references to our firm and such opinion in, the proxy statement/prospectus relating to the proposed Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “experts” as used in the Act or the Regulations.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the holders of SGB common stock.
Sincerely,
BSP Securities, LLC, A Performance Trust Company
3290 Northside Parkway NW, Suite 800 / Atlanta, GA 30327 / (404) 848-1571

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers

Section 79-4-8.50 through 79-4-8.59 of the MBCA provide First Bancshares with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of First Bancshares’ directors under certain circumstances. First Bancshares’ bylaws also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances.
Under its bylaws, First Bancshares shall indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with the proceeding, provided the indemnified person acted in a manner he believed in good faith to be in or not opposed to the best interests of First Bancshares, and in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful.
To the extent First Bancshares has funds reasonably available to be used for this purpose, indemnified persons are entitled to have First Bancshares advance expenses incurred prior to final disposition of the proceeding, upon delivery of  (1) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met. The board of directors shall then make a determination that the facts then known would not preclude indemnification under the MBCA. Pursuant to such authority and the provisions of First Bancshares’ bylaws, First Bancshares has purchased insurance against certain liabilities that may be incurred by it and its officers and directors.
Under the bylaws, indemnification may not be authorized if it is established that the person appropriated, in violation of his or her duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit.
In addition to the bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of First Bancshares pursuant to its articles of incorporation or bylaws, or otherwise, First Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Item 21.
Exhibits and Financial Statements

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.
Undertakings

(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated December 18, 2019 by and between The First Bancshares, Inc. and Southwest Georgia Financial Corporation (attached as Annex A to the proxy statement/prospectus contained in this registration statement). **
3.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to First Bancshares’ Current Report on Form 8-K filed on July 28, 2016).
3.2	Amendment to the Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Quarterly Report on Form 10-Q filed on August 9, 2018).
3.3	Amended and Restated Bylaws of The First Bancshares, Inc., effective as of March 17, 2016 (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Current Report on Form 8-K filed on March 18, 2016).
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.3 to First Bancshares’ Registration Statement No. 333-220491 on Form S-3 filed on September 15, 2017).
5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered.
8.1	Opinion of Alston & Bird LLP regarding certain U.S. federal income tax matters.
8.2	Opinion of Troutman Sanders LLP regarding certain U.S. federal income tax matters.
21.1	Subsidiaries of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 21 to First Bancshares’ Annual Report on Form 10-K filed on March 16, 2018).
23.1	Consent of Alston & Bird LLP (included in the opinions referred to in Exhibits 5.1 and 8.1 above).
23.2	Consent of Troutman Sanders LLP (included in the opinion referred to in Exhibit 8.2 above).
23.3	Consent of T.E. Lott & Company (with respect to The First Bancshares, Inc.).
23.4	Consent of Crowe LLP (with respect to The First Bancshares, Inc.).
23.5	Consent of TJS Deemer Dana LLP (with respect to Southwest Georgia Financial Corporation).
24	Power of Attorney.*
99.1	Consent of BSP Securities, LLC (included in the opinion included as Annex B to the proxy statement/prospectus).
99.2	Form of Proxy of Southwest Georgia Financial Corporation.

*
Previously filed.

**
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on February 18, 2020.
THE FIRST BANCSHARES, INC.
By:
/s/ M. Ray (Hoppy) Cole, Jr.

Name: M. Ray (Hoppy) Cole, Jr.
Title:
President and Chief Executive Officer

By:
/s/ Donna T. (Dee Dee) Lowery

Name: Donna T. (Dee Dee) Lowery
Title
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Ray (Hoppy) Cole, Jr. and Donna T. (Dee Dee) Lowery his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* E. Ricky Gibson	Chairman of the Board and Directors	February 18, 2020
/s/ M. Ray (Hoppy) Cole, Jr. M. Ray (Hoppy) Cole, Jr.	Vice Chairman of the Board and Director, President and Chief Executive Officer (Principal Executive Officer)	February 18, 2020
/s/ Donna T. (Dee Dee) Lowery Donna T. (Dee Dee) Lowery	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 18, 2020
* Rodney D. Bennett	Director	February 18, 2020
* David W. Bomboy	Director	February 18, 2020
* Charles R. Lightsey	Director	February 18, 2020

Signature	Title	Date
* Fred A. McMurry	Director	February 18, 2020
* Thomas E. Mitchell	Director	February 18, 2020
* Ted E. Parker	Director	February 18, 2020
* J. Douglas Seidenburg	Director	February 18, 2020
* Andrew D. Stetelman	Director	February 18, 2020
*By:
/s/ Donna T. (Dee Dee) Lowery

Donna T. (Dee Dee) Lowery
Attorney-in-fact